As filed with the Securities and Exchange Commission on October 28, 2024

Registration No. 333-275115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRENMILLER ENERGY LTD.

(Exact name of registrant as specified in its charter)

State of Israel	4961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Avraham Brenmiller Chief Executive Officer 13 Amal St. 4th Floor, Park Afek Rosh Haayin, 4809249 Israel Tel: +972-77-693-5140	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Israel (Har-Even & Co.) HaArba’a Towers - 28 HaArba’a St. North Tower, 35th Floor Tel Aviv, Israel 6473925 Tel: +972.74.758.0480

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2, or the Post-Effective Amendment, to the Registration Statement on Form F-1 (File No. 333-275115), or the Registration Statement, of Brenmiller Energy Ltd., or the Company, as originally declared effective by the U.S. Securities and Exchange Commission, or the SEC, on January 22, 2024, and as amended pursuant to Post-Effective Amendment No. 1 to the Registration Statement, which was declared effective by the SEC on April 10, 2024, is being filed: (i) pursuant to the undertakings in Item 9 of the Registration Statement, to include financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering; and (ii) to include an updated prospectus related to the offer of ordinary shares that were registered on the Registration Statement.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 28, 2024

Up to 888,890 Ordinary Shares

Brenmiller Energy Ltd.

We are offering up to 888,890 ordinary shares, no par value per share, or Ordinary Shares, upon the exercise of warrants to purchase 888,890 Ordinary Shares, or the Warrants which were issued as part of a public offering of Ordinary Shares, Warrants, and pre-funded warrants, or the Public Offering. The exercise price of each Warrant is $5.00 per Ordinary Share. The exercise price of each Pre-Funded Warrant was $0.0001 per share. The Warrants sold in the Public Offering were exercisable immediately and will expire five years from the date of issuance. The Pre-Funded Warrants sold in the Public Offering were exercisable immediately upon issuance and have been exercised in full. We are offering all of the Ordinary Shares offered by this prospectus.

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “BNRG.” The last reported sale price on Nasdaq of our Ordinary Shares on October 25, 2024 was $0.86 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11  of this prospectus.

Neither the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2024

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You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information. We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Brenmiller” refer to Brenmiller Energy Ltd. and its wholly owned subsidiaries, Brenmiller Energy (Rotem) Ltd., a company incorporated under the laws of the State of Israel, Brenmiller Energy Inc., a company incorporated under the laws of Delaware, United States, Brenmiller Energy NL B.V., a company incorporated under the laws of the Netherlands, and Brenmiller Europe S.L., a company incorporated under the laws of the Kingdom of Spain, or Brenmiller Europe.

Our reporting and functional currency is the U.S. dollar. Historically, our functional currency was the NIS and, effective January 1 2024, we determined that its functional currency is the U.S. dollar; in accordance with IAS 21 (Foreign currencies) (IFRS) and ASC 830 (Foreign Currency Matters) (U.S. GAAP), the change in functional currency is accounted for on a prospective basis beginning for periods starting from January 1, 2024, the date of the change in functional currency. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, to “dollars”, “USD” or “$” are to U.S. dollars, and to “EUR” or “€” are to the Euro. This prospectus contains translations of NIS amounts into U.S. dollars. Unless otherwise noted, all conversion rates from NIS to U.S. dollars in this prospectus were made at a rate of NIS 3.759 per $1.00 per U.S. dollar, the exchange rate as of June 30, 2024 published by the Bank of Israel. The aforementioned exchange rate is provided solely for your convenience and may differ from the actual rates used in the preparation of the consolidated financial statements included in this prospectus and other financial data appearing in this prospectus.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

In this prospectus, MW means megawatt, the standard term of measurement for bulk electricity (one megawatt is equal to 1 million watts). MWh means a megawatt hour, equaling 1,000 kilowatts of electricity generated per hour and is used to measure electric output.

This prospectus contains trademarks, trade names and service marks, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Effective December 31, 2023, we transitioned from reporting in accordance with the International Financial Reporting Standards, or IFRS issued by the International Accounting Standards Board, or IASB, to preparing and reporting our financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. As an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

The number of Ordinary Shares to be outstanding immediately after this offering is 7,983,681, which assumes that all of the Outstanding Warrants are exercised and is based on 7,094,791 Ordinary Shares outstanding as of October 28, 2024. This number excludes:

●

an aggregate of 191,408 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between USD 0.01 to USD 247.1 per Ordinary Share, issued to directors, officers, service providers and employees; and

●

an aggregate of 497,427 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between USD 12.0 to USD 16.66 per Ordinary Share, issued to certain investors in connection with private placements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Company

We are a technology company that develops, produces, markets and sells thermal energy storage, or TES, systems based on our proprietary and patented bGen™ technology. Our technology enables the electrification and decarbonization of the industrials sector, resulting in better integration with renewable energy sources and a reduction in carbon emissions.

We believe that climate change is the greatest challenge of our times. A major contributor to climate change is carbon emissions being emitted to the atmosphere. To combat this, countries and organizations have set and are continuing to set targets for themselves and various industries to reduce their carbon emissions. In order to meet such carbon emission targets, we believe that we can contribute to expediting the transition from fossil fuels to a widescale adoption of renewable energy, such as carbon capture, efficient energy storage and recovery, and benefitting from the reuse of wasted heat. Our bGen™ TES system stores energy can recover wasted heat from available energy resources to provide one consistent energy output. By doing so, the bGen™ TES system can precisely match energy supplies with the demand and bridge the gap between renewable energy and conventional power sources. Accordingly, we believe TES systems such as our bGen™ system have become essential to the renewable energy market to ensure the reliability and stability of energy supplies.

We have developed our bGen™ technology over the last twelve years and have tested it across three generations of demonstration units at various sites globally. Our bGen™ technology uses crushed rocks to store heat at temperatures of up to 1,400 degrees Fahrenheit and is comprised of several key elements inside one unit: thermal storage, heat exchangers, electricity conversion to high temperature heat and a steam generator. The use of crushed rock as a means of storage results in no hazardous challenges to the environment and enhances system durability so that even after tens of thousands of charge and discharge cycles, the storage material does not degrade and so there is no need to replace the storage media. Additionally, the bGen™ technology can be charged with multiple heat sources, such as residual heat, and renewables, as well as from electrical sources using electric heaters which are embedded within the TES system. The TES system dispatches thermal energy on demand in the form of steam, which can be saturated for industrial use, or in the form of a superheated steam, which can be used to activate steam turbines.

Recent Developments

Dimona Israel Production Facility

As of June 30, 2024, we have received the majority of the equipment for the Dimona facility build-out. The production facility is planned to be Industry 4.0 compliant and will have a fully automated production line with a production capacity of up to 4 GWh of the bCube™ incorporated in the Company’s patented bGen TES modules annually. We expect that the Dimona facility will be fully operational by the end of 2024 and plan to ramp-up the production line and increase its production capacity in order to reach its full production capacity target of 4 GWh annually. The equipment purchase order was financed through a non-dilutive credit facility agreement with The European Investment Bank, or EIB. On July 8, 2024, we signed an amendment to the credit facility agreement, or the Amendment, with the EIB. The initial credit facility agreement dated March 31, 2021, or the EIB Agreement, included funding limited to a total sum of €7.5 million. The funding was granted in a co-funding track, where EIB allowed withdrawals of sums equal to capital investments in the Company available in two tranches. On July 28, 2022, the first tranche of €4 million was drawn down by the Company with a 5.0% fixed annual interest rate. Interest payments are due annually on July 28 of each year and the principal shall be repaid in equal annual payments starting from July 28, 2026 and maturing on July 28, 2028. Following the Amendment, the second tranche of €3.5 million is available within 48 months instead of 36 months of signing the EIB Agreement, or March 31, 2025, subject to certain conditions, with a 5.0% fixed annual interest rate.

January 2024 Equity Financing

On January 22, 2024, we entered into a securities purchase agreement with a U.S. based institutional investor for the sale of 240,000 Ordinary Shares, warrants to purchase up to 888,890 Ordinary Shares, and pre-funded warrants to purchase up to 648,890 Ordinary Shares, at a price of $4.50 per Ordinary Share and accompanying warrant, less $0.0001 per pre-funded warrant, for aggregate gross proceeds of approximately $4.0 million before deducting placement agent fees and other offering expenses, or the January 2024 Offering. After deducting costs associated with the offering, our net proceeds were $3.4 million. The warrants are exercisable immediately at a price of $5.00 per share and will expire five years from the date of issuance. The pre-funded warrants were exercisable immediately at a price of $0.0001 per share and were exercisable until exercised in full. The offering closed on January 25, 2024. The pre-funded warrants were exercised in full on May 17, 2024.

Commercial Opportunities

On May 17, 2024, we reported substantial growth in our pipeline of commercial opportunities. As of May 1, 2024, we had a pipeline of commercial opportunities of 49 potential contracts in various stages of development for our bGen™ ZERO TES systems valued in the vicinity of $440 million and representing more than 6,000 MWh of zero-emission heat. We are advancing potential projects in 12 industries. Food and beverage, consumer goods, energy, chemicals, and pharmaceuticals represent the largest share across 13 countries including the U.S., Spain, Hungary, Israel, and India. Approximately two-thirds of the commercial opportunities are equipment sales and one-third will be delivered through an Energy-as-a-Service or Heat-as-a-Service model. Nearly all of our commercial opportunities have the ability to utilize renewable electricity into the process of heat.

Rock Energy Storage LLC Distribution Agreement

On June 3, 2024, we entered into a license distribution agreement with Rock Energy Storage LLC, or RES, to sell and distribute our bGen™ TES systems in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, Vermont and New York. The definitive 5-year agreement includes cumulative projected sales milestones exceeding $150 million. Cogeneration Contractors Inc. dba RSP Systems, or RSP Systems, will act as RES’s lead subcontractor. We had previously announced on January 11, 2024, we had signed a Memorandum of Understanding with RSP Systems; the Agreement with RES supersedes the previous Memorandum of Understanding with RSP Systems.

All rights, title and/or interest in any intellectual property associated with bGen™ TES systems, including, but not limited to, any copyrights, patents, trademarks, knowhow, trade secrets and goodwill associated with the bGen™ TES systems, as well as any and/or derivatives and/or applications thereof will remain our sole property.

The agreement also contains customary provisions including representations, warranties, covenants and indemnification of us by RES and indemnification of RES by us.

Proactive Planet Memorandum of Understanding

On June 12, 2024, we announced that we signed a non-binding Memorandum of Understanding, or MoU, with Proactive Planet, a renewable energy solutions provider based in Calgary, Alberta, Canada, to distribute bGen™ TES systems to industrial companies and electric utilities in the province of Alberta in Canada. We and Proactive Planet have developed an initial list of potential customers valued at over $6 million and representing potentially 60 megawatt hours (MWh) of TES capacity. The MoU aims to expand and accelerate the rollout of our bGen™ TES technology through equipment sales. Under its terms, a prospective 3-year definitive agreement would include projected sales milestones based on the companies’ pipeline.

bGen™ Cool

On July 18, 2024, we announced that we will expand our proprietary technology’s capabilities and develop a Cold Thermal Energy Storage, or CTES, solution for data center applications, called the bGen™ Cool. We will continue bGen™ production for power-to-heat applications in service of our current commercial opportunities. Leveraging the bGen™’s core competencies, we expect minimal investment is needed to adapt our existing proprietary TES technology to meet data center demand.

August 2024 Private Placement

On August 4, 2024, we entered into a definitive securities purchase agreement with Alpha Capital Anstalt, or Alpha, for a private placement of 1,000,000 Ordinary Shares at a price of $1.05 per share. The closing of the private placement is subject to certain conditions, including us obtaining consent from an existing lender within 90 days of signing the securities purchase agreement. Under the terms of the securities purchase agreement, Alpha will also have the right to make a further investment for 1,000,000 additional Ordinary Shares (or ordinary share equivalents) in the event that our Ordinary Shares close at or above $2.50 per share within the next 12 months. The securities purchase agreement provides for registration rights for the Ordinary Shares and we have agreed to file a registration statement with the SEC to register the resale of the Ordinary Shares within thirty (30) days of closing. The private placement is expected to result in gross proceeds of approximately $1.05 million. We intend to use the net proceeds from the private placement for general corporate purposes, including working capital.

Board of Director Changes

On August 5, 2024, we announced the appointment of Messrs. Zvi Joseph and Michael Korner to our Board of Directors, or our Board, effective on August 14, 2024, filling vacancies to be created as a result of the resignations of two current directors as will be later determined by the Board. On August 13, 2024, we received notices from Mr. Boaz Toshav and Mr. Ziv Dekel which stated their resignation as members of the Board, effective August 14, 2024. The resignations of Mr. Boaz Toshav and Mr. Ziv Dekel were not due to any disagreements with the Company, management, the Board or any committee thereof or with respect to any matter regarding the Company’s operations, policies or practices.

Establishment of Joint Venture in Europe

On September 25, 2024, we announced the formation of a new joint venture, Brenmiller Europe, together with Integrated Renewable Energy Solutions S.L, or IGES. IGES is jointly owned by Green Enesys Group and Viridi RE. The new entity will distribute our products, such as the bGen™ and recently unveiled bGen™ ZERO, through either an equipment sale model and/or a Heat as a Service, or HaaS, business model, starting in Spain, Hungary, Germany and Portugal. We hold 60% and IGES holds 40% of the issued shares of Brenmiller Europe. Brenmiller Europe will capitalize on Green Enesys and Viridi’s expertise in developing and deploying large-scale clean energy projects in Europe. The joint venture aims to rapidly expand the adoption of our bGen™ technology across Europe, focusing on driving product sales, delivering energy services, and securing project-level financing in high-growth markets, starting in major European countries where Brenmiller Europe has the exclusive rights to distribute bGen™ systems, subject to certain revenue and performance requirements. We will manufacture bGen™ modules at our gigafactory in Dimona, Israel, while retaining ownership of our intellectual property.

Entelios AG Letter of Intent

On October 24, 2024, we announced that, together with Brenmiller Europe, we have signed a non-binding Letter of Intent, or LOI, with Entelios AG, a leading flexibility service provider in Germany. Entelios AG specializes in the aggregation and trading of decentralized flexible assets. Entelios AG focuses on maximizing revenues across relevant short-term flexibility markets through its Entelios AG Cross-Market Optimisation platform. Through the LOI, we plan to mutually develop business models to manage the operation of our bGen™ systems and optimize energy costs by entering into multiple flexibility markets. This setup would allow the supply of renewable thermal energy to industrial users in Germany, aiming to reduce emissions by transitioning from natural gas to electricity. Entelios AG will serve as an expert in optimization and flexibility management services.

Operational Update

During the six months ended June 30, 2024, our primary activity was focused on the development of our technology and its application into products and commercial solutions and continuing the assembly of our new production line.

We are currently in the process of installing projects in various geographic regions in an effort to demonstrate the use of its technologies for both industrial and utility scale applications, which are ultimately expected to support the commercialization of the technology. Our projects are progressing as planned and are expected to reach major milestones over the next twelve months. Key updates to its projects include:

●	Tempo’s Beverage Manufacturing Plant: On June 10, 2024, we announced that we have moved into the construction phase of development at Tempo Beverages Ltd.’s, or Tempo, beverage production plant in Netanya, Israel, with plans to begin on-site assembly by the end of January 2025. We are replacing Tempo’s fossil fuel boilers with a 32 MWh bGen™ TES system and will deliver sustainable process heat through an Energy as a Service, or EaaS, model. Tempo is partially owned by Heineken International B.V. and is one of Israel’s largest producers and distributors of beverages for brands including Heineken and Pepsi. Our bGen™ TES system for Tempo will charge using a combination of roof-top solar and ultra-low-cost off-peak grid power. The system is being configured to meet the beverage manufacturer’s precise operational needs and the final system design is expected to be completed by the end of July 2024. We have started procuring the necessary components to manufacture Tempo’s bGen™ system and all system manufacturing will be completed at our TES gigafactory in Dimona, Israel. System assembly is expected to be completed by the end of 2025.

●	SUNY Purchase: On February 6, 2024, we announced that we had completed all required system tests and operator training and has handed over our first bGen™ installation in the SUNY campus. The bGen™ storage system installation at a SUNY college charges by using both exhaust gas and electricity and discharges heat on demand. Our bGen™ is expected to eliminate approximately 550 metric tons of greenhouse gas emissions for SUNY annually. Developed and deployed in partnership with the New York Power Authority, the largest state power organization in the U.S., the project was financed in part by a grant from the Israel-U.S. Binational Industrial Research and Development (BIRD) Foundation.

●	Wolfson Medical Center: On January 29, 2024, an agreement was signed with the Wolfson Medical Center, or Wolfson Hospital, in the city of Holon, Israel for the construction of a TES System pursuant to which we will build and install on the Wolfson Hospital premises a TES System that will provide industrial steam and other services to the Wolfson Hospital (including training and certification of the Wolfson Hospital related staff that will be responsible for the operation and maintenance of the TES System. The TES System will operate using electricity and water supplied by the Wolfson Hospital and will provide the Services for a period of seven years, commencing no later than 15 months after obtaining all necessary regulatory approvals and allowing for a two-month running-in period. The operation of the TES System, and the required maintenance thereafter will be our responsibility including efficiency ratio of the TES System during the service period that will be examined annually; subject to a contractual remedy period, any failure to meet the efficiency ratio may give Wolfson Hospital cause to terminate the agreement and claim compensation as determined in the agreement. In consideration for the services, Wolfson Hospital will pay a total of approximately NIS 12 million (approximately – $3.2 million), in non-equal monthly payments and will have the option to acquire the TES System after the conclusion of the 7 year service period for an agreed amount equal to NIS 1.02 million (approximately - $ 0.3 million), and following which the Hospital will also have the option to acquire annual maintenance services (including spare parts) from us. If the option to acquire is not exercised, then we will be responsible to dismantle and vacate the TES System from the Wolfson Hospital premises. On January 18, 2024, we received approval for approximately $450,000 grant from the Israeli Innovation Authority, or the IIA, to be applied to this project.

Corporate Information

We are an Israeli corporation based in Rosh Haayin, Israel, and were incorporated in Israel in 2012 as Brenmiller Energy Consulting Ltd. On July 2, 2013, we filed a name change certificate to change our name to Brenmiller Energy Ltd. In August 2017, we became a public company in Israel and our Ordinary Shares were listed for trade on the TASE. On May 25, 2022, our Ordinary Shares were listed and began trading on Nasdaq. On March 23, we announced our intension to voluntary delist our securities from trading on the TASE, which took effect on September 11, 2023 (the last trading day was September 7, 2023). Our principal executive offices are located at 13 Amal St. 4th Floor, Park Afek, Rosh Haayin, 4809249 Israel. Our telephone number in Israel is +972-77-693-5140. Our website address is https://bren-energy.com. The information contained on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors, and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as would domestic U.S. issuers. See “Risk Factors-Risks Related to this Offering and Ownership of our Securities” for additional information. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

Summary Risk Factors

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read these risks in full before you invest in our securities. The following is a summary of such risks.

Risks Related to Our Business and Industry

●	We are highly dependent on the successful development, marketing and sale of our proprietary technology;

●	we are highly dependent on our key employees;

●	our field of business is generally new, and we may not be aware of all of the risks that our company faces;

●	our future growth depends on pivoting our business from our previous products and services to our TES system with our bGen™ technology. This change in our products and services also makes it difficult to evaluate our current business and future prospects and may increase the risk that we will not be successful;

●	we are exposed to risk relating to volatility in the commodity price of fossil fuels and electricity prices, which could have a material adverse impact on prices of alternative energies and related products. It is possible that revenues received from the sale of alternative energy and related products may be insufficient to cover our costs and we may never be profitable;

●	alternative energies are becoming increasingly important in the United States and world economy, causing increasing investment devoted to improvements and development of new alternatives and technologies;

●	we may be subject to unexpected maintenance warranty expenses or service claims that could reduce our profits;

●	we are dependent upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business;

●	we are dependent upon third-party service providers to provide a high quality of service, which if not met, may impact the utility of our products, our business, operating results and reputation;

●	we are dependent on the use of certain raw materials and changes in the price or availability of such raw materials may impact our ability to efficiently produce our products;

●	our international activities expose us to potential operational risks in new territories, which includes navigating unfamiliar regulatory environments and may lead to compliance and financial exposure;

●	we need to obtain and uphold permits, certifications and authorization in various jurisdictions; and

●	the field of energy storage integration is relatively new and still developing, and the regulation of the field is also changing and developing in several jurisdictions

Risks Related to Our Financial Condition and Capital Requirements

●	Our management has concluded, and the report of our independent registered public accounting firm contains an explanatory paragraph that indicates that there are conditions that raise substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all;

●	we have not generated significant revenue from the sale of our current products, expect to incur operating losses in the future and may never be profitable;

●	we expect to be exposed to fluctuations in the rate of energy tariffs, interest rates, and currency exchange rates, which could adversely affect our results of operations;

●	we may enter into agreements to operate projects at a financial loss in order to penetrate certain markets and to show our ability to scale-up and execute proof-of-concept agreements for our products in a commercial setting;

●	we expect that we will need to raise substantial additional funding, which may not be available on acceptable terms, or at all, which may require us to curtail, delay or adjust our commercialization and product development efforts, expansion to new markets, or other activities; and

●	our revenues and efforts to become profitable may be impacted by our need to pay royalties on government grants and other agreements, which may also include terms subjecting us to penalties if we are in default of material terms.

Risks Related to Our Intellectual Property

●	If we are unable to obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us;

●	intellectual property rights of third parties could adversely affect our ability to commercialize our products and services, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms; and

●	we may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Risks Related to this Offering and Ownership of our Securities

●	Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions;

●	The market price of our Ordinary Shares may be highly volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Ordinary Shares;

●	future sales of our Ordinary Shares could reduce the market price of our Ordinary Shares;

●

our officers and directors currently beneficially own approximately 12.73% of our Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval;

●	we may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of the Ordinary Shares if we are or were to become a PFIC; and

Risks Related to our Incorporation and Our Operations in Israel

●

Political, economic and military instability due to the multi-front war Israel is facing, where our headquarters, members of management, production facilities and employees are located, may adversely affect our results of operations;

●	we received grants from the IIA and from the Israeli Ministry of Energy that may require us to pay royalties and restrict our ability to transfer technologies or know-how outside of Israel;

●	it may be difficult to enforce a judgment of a U.S. court against us and our executive officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our executive officers and directors and these experts;

●	your rights and responsibilities as a shareholder will be governed in key respects by Israeli laws, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies; and

●	we may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

THE OFFERING

Ordinary Shares currently issued and outstanding	7,094,791 Ordinary Shares.

Ordinary Shares offered by us	Up to 888,890 Ordinary Shares issuable upon the exercise of the Outstanding Warrants.

The Outstanding Warrants

The Outstanding Warrants were issued as part of a Public Offering that closed on January 25, 2024. The exercise price of each Warrant is $5.00 per Ordinary Share. The Warrants sold in the Public Offering were exercisable immediately and will expire five years from the date of issuance. The Outstanding Warrants are subject to the 9.99% beneficial ownership limitation set forth in the Public Offering

Ordinary Shares to be outstanding assuming the exercise of the Outstanding Warrants	7,983,681 Ordinary Shares.

Use of proceeds

We may receive $4,444,450 in proceeds upon the exercise of the Outstanding Warrants. We currently expect to use the proceeds from the exercise of the Outstanding Warrants for general and administrative corporate purposes, including working capital and capital expenditures.

Risk factors	You should read the “Risk Factors” section starting on page 11 of this prospectus for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Nasdaq symbol	“BNRG”

The number of Ordinary Shares to be outstanding immediately after this offering is 7,983,681, which assumes that all of the Outstanding Warrants are exercised and is based on 7,094,791 Ordinary Shares outstanding as of October 28, 2024. This number excludes:

●	an aggregate of 191,408 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between USD 0.01 to USD 247.1 per Ordinary Share, issued to directors, officers, service providers and employees; and

●	an aggregate of 497,427 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between USD 12.0 to USD 16.66 per Ordinary Share, issued to certain investors in connection with private placements.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data as of and for the periods ended on the dates indicated below. We have derived the following statement of operations data as of and for the years ended December 31, 2023, 2022 and 2021 from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the period of six months ended June 30, 2024, and June 30, 2023 is derived from our unaudited interim condensed consolidated financial statements as of June 30, 2024 included elsewhere in this prospectus. Our historical results as of a particular date or for a particular period are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
U.S. dollars in thousands, except per share data	2024	2023	2023	2022	2021
Consolidated Statement of Operations:
Revenues:
Licensing fees	-	-	-	1,500	-
Thermal energy storage units sold	-	-	-	-	285
Other engineering services	-	580	621	20	110
	-	$580	$621	$1,520	$395
Costs and expenses:
Cost of revenues	(408)	(1,193)	(1,555)	(1,890)	(4,088)
Research and development, net	(1,808)	(1,711)	(3,178)	(4,695)	(3,664)
Selling and marketing	(616)	(687)	(1,148)	(1,201)	(638)
General and administrative	(2,313)	(2,409)	(4,637)	(4,429)	(2,500)
Rotem 1 project - impairment and closure loss, net	-	-	-	(251)	(82)
Other income (expenses), net	(230)	2	37	(737)	(295)
Operating loss	(5,375)	(5,418)	(9,860)	(11,683)	(10,872)
Interest expenses	(85)	(69)	(100)	(92)	-
Other financial income, net	3,879	159	312	683	(145)
Financial income (expenses), net	3,794	90	212	591	(145)
Net loss	(1,581)	(5,328)	(9,648)	(11,092)	(11,017)
Loss per share:
Basic and diluted	$(0.45)	$(3.02)	$(4.99)	$(7.58)	$(9.23)
Weighted average number of shares outstanding used in the computation of basic and diluted loss per share	3,510,328	1,765,142	1,952,097	1,462,776	1,193,447

	As of June 30, 2024
U.S. dollars in thousands	Actual	Pro Forma(1)		Pro Forma As Adjusted(3)

Consolidated Statement of Financial Position:
Cash and Cash equivalents	$6,966	$8,902		$13,346
Total assets	13,924	15,860		20,304
Total non-current liabilities, excluding operating lease liabilities	4,356	4,356		4,356
Accumulated deficit	(97,009)	(97,009)		(97,009)
Total equity	6,536	8,472	(1)	12,916	(2)

(1)	Pro forma gives effect to:

(i)	the issuance and sale of 914,000 Ordinary Shares from June 30, 2024 to the date of this prospectus under the Sales Agreement;

(ii)	the issuance of an aggregate of 222,034 Ordinary Shares with respect to 222,034 restricted share units we have granted to employees; and

(2)	Pro forma as adjusted gives further effect to the exercise of the 888,890 Warrants sold in the Public Offering

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements and related notes, before deciding whether to purchase the Ordinary Shares. If any of the following risks are realized, our business, operating results, financial condition and prospects could be materially and adversely affected. In that event, the price of the Ordinary Shares could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We are highly dependent on the successful development, marketing and sale of our proprietary technology.

Our proprietary technology is the basis of our business. As a result, the success of our business plan is highly dependent on our ability to remain competitive by selling our TES systems to customers in our main focus area, the industrial heat sector. To the best of our knowledge, our technology and know-how are proprietary. However, there is no certainty that potential customers will prefer our technology over that of other companies currently existing or that will exist in the future. Additionally, some of our competitors may have more capital resources and access to liquidity than we do and are able to make more investments in research and development than us. If any new or existing competitor develops a product that is perceived as more efficient than, lower in cost than, or generally preferable to our current or future products, our financial results may be negatively impacted.

Furthermore, we are at an important stage of our operations, and we are currently demonstrating our technology to the market through the use of development projects and operating pilots on the premises of a number of our significant customers in Israel and abroad. If we do not succeed in showcasing our technology to the marketplace, this may have a material adverse effect on our operations and sales.

We are highly dependent on our key employees.

Our future growth and success depend to a large extent on the continued services of members of our current management including, in particular, Mr. Avraham Brenmiller, who serves as our Chief Executive Officer and the Chairman of our board of directors. Any of our employees and consultants may leave the Company at any time, subject to certain notice periods. The loss of the services of any of our executive officers or any key employees or consultants may adversely affect our ability to execute our business plan and harm our operating results. Our operational success will substantially depend on the continued employment of senior executives, technical staff, and other key personnel. The loss of key personnel may have an adverse effect on our operations and financial performance.

Our field of business is generally new, and we may not be aware of all of the risks that we will face.

The field of TES is comprised of technologies that are still in their early stages with limited implementations and track record. While we attempt to anticipate the risks, we and holders of our Ordinary Shares may face resulting from our operations, there may be certain risks specific to our sector to which we have yet to be exposed or made aware. Further, there may be certain risks that will develop depending on the manner in which the field develops. For example, because TES is comprised of new technologies, the terms of commercial engagement with our customers require finding solutions to finance the working capital and collateral required for the establishment of a particular project. Unless we find the required financing, we may have difficulty entering into new commercial contracts. Accordingly, holders of our Ordinary Shares may be unable to anticipate all of the risks that are associated with the Company.

In addition, our relatively new HaaS offering may pose risks due to the evolving nature of the HaaS business model, which requires expertise that is still being developed internally and could introduce operational challenges. Our management has limited prior experience in HaaS business operations. There can be no assurance that we will be able to successfully implement and manage this new business model. Our business, results of operations, financial condition and cash flows could be materially adversely affected if we are unable to successfully integrate our HaaS business model into our existing operations and any inability to do so may also hinder our ability to grow, divert the attention of management and our key personnel, disrupt our business and impair our financial results.

Our future growth depends on pivoting our business from our previous products and services to our TES system with our bGen™ technology. Our transition to focusing on our TES system with our bGen™ technology makes it difficult to evaluate our current business and future prospects and may increase the risk that we will not be successful.

Our business focus has shifted from operating concentrated solar thermal plants set to supply electricity to selling TES systems, based on our patented bGen™ technology. Our success as a company and ability to generate revenues in the future is dependent on the success of our pilot projects, the satisfaction of our customers, our ability to adopt the application of our bGen™ technology to use different types of energy feedstock, and our ability to commercialize our products and technology. In addition, attracting new customers to our bGen™ technology may involve evaluation processes during the pilot stage that prospective clients may not be willing to engage in before experiencing satisfying results with our products and services while we continue to incur research and development expenses. If we are not successful in our pilot projects using our bGen™ technology, we may not be able to expand our business, broaden our sales prospects to the targeted industrial facilities market in the future and power plants market or achieve commercialization of our bGen™ technology, which could cause a material adverse effect to our business, financial condition, results of operations and prospects.

We are exposed to risk relating to volatility in the commodity price of fossil fuels and electricity prices, which could have a material adverse impact on prices of alternative energies and related products. It is possible that revenues received from the sale of alternative energy and related products may be insufficient to cover our costs and we may never be profitable.

We expect to generate a portion of our revenues from the sale of products related to the production and use of alternative energy and electricity as commodities. Some of the significant incentives for customers to use our intended products and services are the rising cost and scarcity of fossil fuels such as oil, natural gas and coal. We offer our customers an alternative to fossil fuel reliance through the electrification of industrial processes. As a result, we will be exposed to the fluctuating commodity prices applicable to fossil fuels and electricity. Historically, fossil fuel and electricity prices have been volatile, and we expect such volatility to continue. Furthermore, future supply of and demand for fossil fuels and electricity are unpredictable. There are many entities in the fossil fuels and electricity commodities markets, such large energy companies, cartels, and governments, that are of far greater size and influence than us and which can often cause significant movement in the short- and long-term supply and prices of fossil fuels and electricity. Fluctuations in the commodity price of fossil fuels and electricity may have a materially adverse impact on our profitability. We have to factor these fluctuations into our business plan in order to mitigate the associated commodity price risk. There is a risk that we may expend large sums of money to generate alternative energy products and yet a market never properly develops for them and thus we never become profitable due to the market volatility of fossil fuels and electricity.

Alternative energies are becoming increasingly important in the United States and world economy, causing increasing investment devoted to improvements and development of new alternatives and technologies.

As a result of increasing interest and investment in the development of alternative energy sources, it is expected that there will be significant developments during the next decade. The development and implementation of new technologies may cause a reduction in the costs or use of certain alternative energies or result in better alternatives. It cannot be predicted when new technologies may become available, the rate of acceptance of new technologies by competitors and customers, or the costs associated with such new technologies. In addition, advances in the development of alternatives energies could significantly reduce demand for or eliminate the need for certain other technologies. Any advances in technology may require significant capital expenditures to remain competitive. In addition, they may have an impact on the efficacy of our operations and future results of operations and financial condition.

We may be subject to unexpected maintenance warranty expenses or service claims that could reduce our profits.

We generally provide our customers with a maintenance warranty period of twenty-four months in connection with the sale of our TES systems and no longer than twenty-eight months from the delivery date of the BNRG products set forth in the purchase order. This product warranty covers defects in used material and manufacturing workmanship- the latter of which is related to mis-production, mis-assembly or fatigue. As a result, we may bear the risk of warranty claims after we have completed the installation of a TES system. Upon completion of installation of a TES system, we intend to record an estimated liability for potential warranty or service claims. Our failure to predict accurately future warranty claims, including if claims are in excess of our recorded lability, could adversely affect our financial results.

We are dependent upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business.

We rely on third parties to manufacture and supply us with proprietary custom subcomponents for our TES systems. We rely on a limited number of suppliers who provide us with materials and components as well as manufacture and assemble certain components of our TES systems. Accordingly, in the event equipment must be repaired or replaced, our operations may be interrupted, and, in turn, our financial results may be negatively impacted. Further, we may encounter expenses in the event that the equipment requires a repair or replacement.

Additionally, our suppliers may encounter problems themselves during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our requirements. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

●	we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;

●	our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause delays in shipment;

●	we may have difficulty locating and qualifying alternative suppliers;

●	switching components or suppliers may require product redesign, which could significantly impede or delay our commercial activities;

●	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner; and

●	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers, if necessary, in part because we may need to undertake additional activities to establish such suppliers. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to switch to competing products.

We are dependent upon third-party service providers. If such third-party service providers fail to maintain a high quality of service, the utility of our products could be impaired, which could adversely affect the penetration of our products, our business, operating results and reputation.

The success of certain services and products that we provide are dependent upon third-party service providers. Such service providers include engineering, procurement, and construction companies which are responsible for preparing the infrastructure for installing our prototype systems and TES systems, and the maintenance and operation service companies at the next stages after commissioning of our TES systems and sites. As we expand our commercial activities, an increased burden will be placed upon the quality of such third-party providers. If third-party providers fail to maintain a high quality of service, our products, business, reputation and operating results could be adversely affected. In addition, poor quality of service by third-party service providers could result in liability claims and litigation against us for damages, fines or injuries.

In particular, we are dependent on our customers’ industrial production floors and operation managers of utility plants and factories in which we plan to commission and/or operate our TES systems and ensure the proper utilization of our energy storage output.

We are dependent on the use of certain raw materials and changes in the price or availability of such raw materials may impact our ability to efficiently produce our products.

We use certain raw materials in the production of our energy storage elements, including crushed rocks, metal sheet rolls, processed metal parts, piping accessories, construction and support metal parts, and stainless-steel pipes. We use purchased parts for assemblies, such as pumps, heat exchangers, insulation units, control items such as control electronics and controlled valves, heating elements, and fasteners such as screws and rivets. Although we are not dependent on any one supplier of any of the above materials or items, we are dependent on their general availability and market prices.

The availability and market price of any of the above materials or items are affected by a number of external factors that are outside of our control such as product and raw material demand, commodity market fluctuations, currency fluctuations, trade tariffs, pandemics, transportation costs, energy prices, work stoppages or changes in the labor market and government regulation. Inflationary pressures have resulted in increases in the cost of certain of the components, parts, raw materials, and other supplies necessary for the production of our products, and such increases may continue to impact us in the future.

Our inability to obtain sufficient quantities of components, parts, raw materials, and other supplies from sources necessary for the production of our products could result in reduced or delayed sales or lost orders. Our suppliers also may encounter difficulties or increased costs in obtaining the materials necessary to produce the components and parts that we use in our products. The time lost in seeking and acquiring new sources of supply or our inability to locate alternative sources of supply of comparable quality at an acceptable price, or at all, could negatively impact our sales and results of operations.

We need to obtain and uphold permits, certifications, and authorization in various jurisdictions.

Our products are intended to be sold globally. This means that we will operate in different jurisdictions, some of which have requirements for regulatory permits, certifications, authorizations, or requirements from government authorities or other administrative bodies. In addition, these may have different local standards or specific divergences, which is normal in the energy industry. We intend to apply for and obtain all relevant permits and authorization that are required in accordance with agreements or to carry out our operations. This includes our intention to operate within, and obtain approvals for, the requirements of the International Organization for Standardization, or ISO, that are relevant to our field (such as ISO14001, ISO9000 and ISO18001).

We also need to obtain special certifications for marketing and sales in some of the countries in which we intend to operate. This means that marketing and sales in different jurisdictions are and will remain dependent on us receiving relevant permits, certifications and authorizations, or that registration may be required at state or administrative bodies in countries where this is required. Further, there is a risk that legislation or other public or private regulations or standards may change, which could result in us losing a permit that it has already been granted, or no longer meeting the requirements of the relevant authorities or administrative bodies. We may need to make extensive adaptations to our operations and products in order to address changes in requirements and standards, which may result in higher costs and lower margins.

Furthermore, in certain circumstances, we are dependent on our ability or our customers’ ability to obtain and maintain building permits, environmental permits, and permits to import and install our products in each local market. If we cannot obtain or were to lose such permits, certifications, and authorizations, or if our customers were to lose any of their permits, this could have a significant negative impact on our operations, financial position and earnings.

The field of energy storage integration is relatively new and still developing, and the regulation of the field is also changing and developing.

Our field of business is rapidly developing and, accordingly, so is its regulatory scheme. It is likely that the regulatory schemes in which we operate will continue to change and develop, which may affect our operations. As of the date of report, we have not yet received all necessary approvals to build and/or operate our TES systems. There is no certainty that we will receive such approvals on our projected timeline or at all or if we are approved, that the outcome will be favorable to us. Further, if our permits are approved, the approval may be conditioned based on certain terms, which may cause a delay in our timelines and increase process costs. Additional conditions like geopolitical challenges may make our projects unfeasible or significantly undesirable for us.

Our international activities expose us to operational risks in new territories, which includes navigating unfamiliar regulatory environments and may lead to compliance and financial exposure.

Expansion of our operations outside of our existing markets will require management attention and resources, involves additional risks, and may be unsuccessful, which could harm our future business development and existing operations. Our international expansion includes new potential risks that we must navigate. Our international operations complicate and extend our supply chains and present additional logistical concerns. The ability to source raw materials and deliver our products in a timely manner and on budget requires capable and reliable distribution channels. Disruptions caused by uncontrollable events, such as natural disasters, geopolitical actions or pandemics, can lead to delays in production and distribution.

Our business operations in multiple international jurisdictions creates a myriad of regulatory concerns. These arise from the need to comply with diverse and, often, complex regulatory frameworks in various countries. There are many types of regulatory risks, but some of the most common involve environmental regulations, local content requirements, labor laws and taxes, may impact our business models and local filing and permitting can be costly, lengthy and unpredictable. Investing time and resources in establishing the necessary local infrastructure that complies with local requirements may lead to compliance and financial exposure.

We have recently expanded our operations in certain European territories through our joint venture company, Brenmiller Europe, and plan to further expand into other markets in Europe and in the U.S. These expansion plans will require management attention and resources and may be unsuccessful. In certain markets, we may have limited or no operating experience, may not benefit from any first-to-market advantages and may have to compete with local companies that have developed a strong understanding of the local market and TES needs. We have limited experience entering into new markets Because we do not have experience in this regard, we may not be able to accurately predict the costs of, or anticipate and manage potential challenges in, establishing distribution efforts and operations in such markets. Furthermore, to deliver satisfactory performance for customers in new markets, it may be necessary to locate physical facilities, and establish logistics networks to and from such markets. We have limited experience establishing such procurement networks to and from other countries. We may not be successful in expanding into additional international markets or in generating revenue or profits from such operations. Furthermore, laws and regulations in countries we enter may increase our costs or interfere with our business in these countries.

Operating internationally requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to establish and expand our operations will produce desired levels of revenues or profitability. If we invest substantial time and resources to establish and expand our operations and are unable to do so successfully and in a timely manner, our business, financial condition and operating results may be materially and adversely affected.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation, or otherwise negatively impact our business.

We may be subject to litigation for a variety of claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial, real property and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future operating results, our cash flows and our ability to raise capital.

Our management team has limited experience managing a U.S. reporting company.

Prior to our Nasdaq listing on May 25, 2022, none of our management team had experience managing a publicly traded company in the United States, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our transition to being a public company in the United States that is subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, results of operations and prospects.

Our business may be impacted by changes in general economic conditions.

Our business is subject to risks arising from changes in domestic and global economic conditions, including adverse economic conditions in markets in which we operate, which may harm our business. For example, recent concerns regarding inflation and the state of the economy have caused significant volatility and uncertainty in U.S. and international markets. If our future customers significantly reduce spending in areas in which our technology and products are utilized, or prioritize other expenditures over our technology and products, our business, financial condition, results of operations and prospects would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products, solutions or services on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

In addition, the occurrence of catastrophic events, such as missile attacks, hurricanes, storms, earthquakes, tsunamis, floods, medical epidemics and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations. Some of our operations can be located in areas that have been in the past, and may be in the future, susceptible to such occurrences.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Our business and operations might be adversely affected by security breaches, including any cybersecurity incidents.

We depend on the efficient and uninterrupted operation of our computer and communications systems, and those of our consultants, contractors and vendors, which we use for, among other things, sensitive company data, including our intellectual property, financial data and other proprietary business information.

While certain of our operations have business continuity and disaster recovery plans and other security measures intended to prevent and minimize the impact of IT-related interruptions, our IT infrastructure and the IT infrastructure of our consultants, contractors and vendors are vulnerable to damage from cyberattacks, computer viruses, unauthorized access, electrical failures and natural disasters or other catastrophic events. We could experience failures in our information systems and computer servers, which could result in an interruption of our normal business operations and require a substantial expenditure of financial and administrative resources to remedy. System failures, accidents, or security breaches can cause interruptions in our operations and can result in a material disruption of our business operations. The loss of data or data security breaches could result in delays in our development and regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur regulatory investigations and redresses, penalties and liabilities and the development of our product candidates could be delayed or otherwise adversely affected. Because there are many different security breach techniques and such techniques continue to evolve, we may be unable to anticipate attempted security breaches, react in a timely manner or implement adequate preventative measures. If a breach of security or other data security incident occurs or is perceived to have occurred, the perception of the effectiveness of our security measures and reputation could be harmed and we could lose current and potential customers.

Even though we believe we carry commercially reasonable business interruption and liability insurance, we might suffer losses as a result of business interruptions that exceed the coverage available under our insurance policies or for which we do not have coverage. For example, we are not insured against terrorist attacks or cyberattacks. Any natural disaster or catastrophic event could have a significant negative impact on our operations and financial results. Moreover, any such event could delay the development of our products under development.

Our business and operations would suffer in the event of computer system failures, cyber-attacks or a deficiency in our cybersecurity.

Despite the implementation of security measures intended to secure our data against impermissible access and to preserve the integrity, privacy and confidentiality of our data, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our products development programs. For example, the loss of data from our projects could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. We may not be able to remedy any problems caused by hackers or other similar actors in a timely manner, or at all. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until after they are launched against a target, we and our service providers may be unable to anticipate these techniques or to implement adequate preventative measures. To the extent that any disruption or security breach was to result in a loss of or damage to our project data, or inappropriate disclosure of confidential, personal or proprietary information, we could incur material legal claims and liability, including under data privacy laws such as the Protection of Privacy Law, 5741 - 19811, damage to our reputation, and the finalization of our products under development could be delayed.

Risks Related to Our Financial Condition and Capital Requirements

Our management has concluded, and the report of our independent registered public accounting firm contains an explanatory paragraph that indicates that there are conditions that raise substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

We have not yet generated significant revenues from our operations, we had an accumulated deficit as of December 31, 2023 of $95,428 thousand and an accumulated deficit as of June 30, 2024 of $97,009 thousand and we also have a history of net losses and negative operating cash flows. In 2022, we began commercializing our products and services and are in the process of assembling a new production facility in Dimona, Israel to facilitate a shift in operations from the development stage to commercial operations. However, we expect to continue incurring losses and negative cash flows from operations until we reach profitability. As a result of these expected losses and negative cash flows from operations, along with our current cash position, our management and auditors have concluded that these conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to commercialize our products and services and raise additional funds through the issuance of equity or debt securities or otherwise. Further reports on our consolidated financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

We expect that we will need to raise substantial additional funding, which may not be available on acceptable terms, or at all. Failure to obtain funding on acceptable terms and on a timely basis may require us to curtail, delay or adjust our commercialization and product development efforts, expansion to new markets, or other activities.

Our primary business activity is the development and commercial sale of our TES systems through equipment sales and through the adoption of new energy as a service business model. We anticipate that we will need to rely on external sources of financing, such as credit, for our working capital and project development costs. As of December 31, 2023, our cash and cash equivalents were $3,183 thousand, and as of June 30, 2024, our cash and cash equivalents were $6,966 thousand. We expect that we will require substantial additional capital to continue our research and development activity and to proceed with pilot projects that partly will have to be financed by us in order to penetrate relevant markets or secure certain clients and commercialize our products. In addition, our operating plans may change as a result of many factors that may currently be unknown to us. Our future funding requirements will depend on many factors, including but not limited to:

●	the costs to produce our TES systems, including expenses related to research and development to further develop our TES systems;

●	the costs to complete the construction of our factory in Israel and transform the functionality of the facility from reliance on manual-labor to reliance on mechanized labor with manual supervision;

●	the increase in the cost of financing as a result of reasons not necessarily related to our Company, which may affect the profitability of our projects;

●	increasing our marketing efforts to increase the commercialization of our TES systems; and

●	the level of revenues received from commercial sales of our products.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. In addition, our ability to raise capital could be affected by various factors, including prevailing market and economic conditions. Moreover, the terms of any financing may adversely affect the holdings or the rights of holders of our securities and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of the Ordinary Shares to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights, and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and we may be required to relinquish rights to some of our technologies or products or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results, and prospects. Even if we believe that we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue our research or development efforts or the development or commercialization of our existing products or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition, and results of operations.

We have not generated significant revenue from the sale of our current products, expect to incur operating losses in the future and may never be profitable.

We have not significantly commercialized our products and have not generated significant revenues since the date of our inception. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of, and to materially commercialize, our products. Our ability to generate future revenue from product sales depends heavily on our success in many areas, including but not limited to:

●	our dependency on the successful development, marketing and sale of our proprietary technology, including our TES systems, to our target customers;

●	the loss of the services of any of our executive officers or any key employees or consultants may adversely affect our ability to execute our business plan and harm our operating results;

●	our dependency upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business;

●	our dependency on the use of certain raw materials and changes in the price or availability of such raw materials may impact our ability to efficiently produce our products;

●	the field of energy storage integration is relatively new and still developing, and the regulation of the field is also changing and developing;

●	general economic weakness, including inflation, or industry and market conditions;

●	addressing any competing technological and market developments;

●	negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter;

●	maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how; and

●	attracting, hiring and retaining qualified personnel.

We expect our operating expenses to increase in the future as we expand our operations. If our revenue does not grow at a greater rate than our expenses, we will not be able to achieve and maintain profitability. We may incur significant losses in the future for many reasons, including without limitation the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen expenses, operating delays, or other unknown factors that may result in losses in future periods. If our expenses exceed our revenue, our business may be seriously harmed, and we may never achieve or maintain profitability.

We expect to be exposed to fluctuations in the rate of energy tariffs, which could adversely affect our results of operations.

Our advantages in enhancing both the green side of energy storage to potential clients and the cost of produced energy to charge our TES is connected to changing tariffs of the different energy sources including, but not limited to, renewable energy, natural gas, and fossil fuels. Drastic changes in these tariffs have a high effect on the economics or return on investment of our projects. Changes to energy tariffs could impact our, results of operations and profitability as well as the feasibility of entering new projects.

Industrialized countries are struggling to limit their greenhouse gas emissions. Energy use and energy tariffs have a high effect in this climate debate. The tariffs and prices for fossil fuel and coal energy sources, together with the tariffs of the carbon tax and the trading prices per each tone of CO2, will dictate the speed at which we can shift towards adopting new technologies and utilize greener technologies in the process of our customers’ production floors and for power production. The speed at which we are able to shift to utilizing more green technologies is a major factor which effects the level of demand for products we develop for the industrial segments we target as potential customers. We anticipate that if prices for natural gas and coal increase as their availability diminishes worldwide due to geopolitical crises and burdensome regulations, together with expected increases in the prices due to carbon taxes and the price per credit for tons of CO2, there will be more demand for our products.

We may enter into agreements to operate projects at a financial loss in order to penetrate certain markets.

In order to penetrate certain markets or demonstrate our technological capabilities, and as part of our long-term business strategy, we may enter into agreements to finance, build and operate projects at a financial loss to us. Such agreements may materially affect our business, financial condition, and results of operations.

The terms of our credit facility agreement with the EIB will and future indebtedness may, restrict our current and future operations, particularly our ability to take certain actions and to raise capital for future projects.

The terms of the credit facility agreement with the EIB contain, and agreements governing future indebtedness may contain, a number of covenants that impose operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest without the consent of EIB or other future lender, including restrictions on our ability to:

●	transfer or sell assets;

●	pay dividends or distributions on our shares or repurchase shares;

●	merge, amalgamate or consolidate with another company;

●	acquire another entity or business;

●	incur additional debt or indebtedness other than permitted indebtedness;

●	create or incur liens on our assets; and

●	provide project finance guarantees.

As a result of the restrictions contained in the credit facility agreement with EIB, and that may be contained in any agreements for future indebtedness, we may be limited in how we conduct our business, unable to raise additional debt financing to operate during general economic or business downturns or unable to compete effectively or take advantage of new business opportunities or raise capital for project finance. These restrictions may affect our ability to grow in accordance with our strategy.

Our revenues and efforts to become profitable may be impacted by our need to pay royalties on government grants and other agreements, which may also include terms subjecting us to penalties if we are in default of material terms.

We are required to pay annual royalties to the Israeli government at a rate of between 3% and 5% on revenues from the use of technology that has been developed under IIA, the Israeli Ministry of Economy and Industry, and the Israeli Ministry of Energy programs up to the total amount of grants received and bearing interest i) the annual interest rate that applied at the time of the approval of the applicable IIA file which applies to all of the funding received under that IIA approval for grants received before June 30, 2017 and ii) the annual interest rate based on the 12-month Secured Overnight Financing Rate, or SOFR, or at an alternative rate published by the Bank of Israel plus 0.71513%. Grants approved after January 1, 2024, shall bear the higher interest rate of (i) 12 months SOFR, plus 1%, or (ii) a fixed annual interest rate of 4%.

In addition, in consideration for the support from the BIRD Foundation, the Israel-United States Binational Research and Development Foundation, we are obligated, among other things, to pay annual royalties at a rate of 5% on all of the revenues deriving from the technology that has been developed and up to a maximum ceiling of 150% of the amount of the grant, subject to the terms of the agreement with the BIRD Foundation. Moreover, under the terms of our credit facility agreement with the EIB, we are required to pay annual royalties at a rate of 2.0% on all gross sales of TES that we produce each quarter until a royalty cap of the amounts that have been disbursed under the facility is reached. Furthermore, as part of our agreement with the New York Power Authority of the State of New York, or NYPA, we are obligated pay annual royalties to NYPA of 5% from gross sales made, beginning June 1, 2022, until NYPA has been fully compensated for the expenditure amounts agreed between the parties. The first payment was retroactive and included our gross sales from all applications since January 11, 2018.

If we are able to generate revenues from the commercialization of our technology, the requirement that we pay royalties on certain projects will impact the amount of revenue that we generate and may delay our efforts to become profitable.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

Our success and future revenue growth will depend, in part, on our ability to protect our patent rights. In addition to the protection afforded by any patents that may be granted, historically, we have relied on trade secret protection and confidentiality agreements with our employees, consultants, and contractors to protect proprietary know-how that is not patentable or that we elect not to patent, processes that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, agreements may be breached, trade secrets may be difficult to protect, and we may not receive adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors or other unauthorized third parties.

Although our patent applications were approved in certain jurisdictions, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable, or invalidated. Furthermore, even if they are unchallenged, our patents may not adequately protect our intellectual property, products, or services and provide exclusivity for our new products or services or prevent others from designing around our claims. Furthermore, there is no guarantee that third parties will not infringe or misappropriate our patents or similar proprietary rights. In addition, there can be no assurance that we will not have to pursue litigation against other parties to assert its rights.

Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our products and services, we may not be able to compete effectively, and our business and results of operations would be harmed.

No assurance can be made that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements, or those competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

Intellectual property rights of third parties could adversely affect our ability to commercialize our products and services, and we might be required to litigate or obtain licenses from third parties in order to develop or market our products. Such litigation or licenses could be costly or not available on commercially reasonable terms and may prevent or delay our development and commercialization efforts.

It is inherently difficult to conclusively assess our freedom to operate without infringing on third-party rights. Our competitive position may be adversely affected if existing patents or patents resulting from patent applications issued to third parties or other third-party intellectual property rights are held to cover our products or services or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may not be in a position to develop or commercialize products or services or our products (and any relevant services) unless we successfully pursue litigation to nullify or invalidate the third-party intellectual property right concerned or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms. There may also be pending patent applications that if they result in issued patents, could be alleged to be infringed by our new products or services. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our new products or services or seek a license from any patent holders. Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third-party patents or applications. For example, U.S. patent applications filed before November 29, 2000, and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or services could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our services, our new products, or the use of our new products. Third-party intellectual property rights holders may also actively bring infringement claims against us by asserting that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs, or methods of manufacture related to the use or manufacture of our products or services. If any third-party patents were held by a court of competent jurisdiction to cover aspects of our processes for designs or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our processes for designs or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our products or services. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or services, or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Thus, we cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable, and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products or services. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products or services that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing is entitled to the patent, while generally outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act, or the Leahy-Smith Act, enacted on September 16, 2011, the United States has moved to a first-to-file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third party to enforce a patent covering one of our new products or services, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the United States Patent and Trademark Office, or USPTO, or made a misleading statement, during prosecution. Under the Leahy-Smith Act, the validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our product development, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products or services to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Ordinary Shares.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents, or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products or services. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products and services, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies develop their own products or services in jurisdictions where we have not obtained patent protection to and may export infringing products or services to territories where we have patent protection, but where patents are not enforced as strictly as they are in the United States. These products or services may compete with our products or services. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products or services in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly, put the issuance of our patent applications at risk, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and any damages or other remedies that we may be awarded, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Risks Related to this Offering and Ownership of our Securities

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On August 12, 2024, we received a written notice from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that we are not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we have been granted a grace period of 180 calendar days to regain compliance with the minimum bid price requirement. The notice does not immediately affect our Nasdaq listing or the trading of our ordinary shares. During the grace period, as may be extended, our ordinary shares will continue to trade on Nasdaq under the symbol “BNRG”.

According to the notice, we have until February 3, 2025, to regain compliance with the minimum bid price requirement. We can regain compliance if, at any time during this 180-day period, the closing bid price of our ordinary shares is at least $1.00 for a minimum of ten consecutive business days, in which case we will be provided with written confirmation of compliance and this matter will be closed. In the event that we do not regain compliance after the initial 180-day period, we may then be eligible for an additional 180-day compliance period if we meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement. In this case, we will need to provide written notice of our intention to cure the deficiency during the second compliance period.

We intend to monitor the closing bid price of our ordinary shares between now and February 3, 2025, and will consider available options to resolve our noncompliance with the minimum bid price requirement as may be necessary. There can be no assurance that we will be able to regain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other Nasdaq listing criteria.

If, for any reason, Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a decrease in the number of institutional and general investors that will consider investing in our ordinary shares;

●	a determination that our ordinary shares are a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage;

●	a reduction in the number of market makers for our ordinary shares and the number of broker-dealers willing to execute trades in shares of our ordinary shares;

●	a decreased ability to issue additional securities or obtain additional financing in the future; and

●	being subject to regulation in each state in which we offer our securities.

The market price of our Ordinary Shares may be highly volatile and fluctuate substantially, which could result in substantial loses for purchasers of our Ordinary Shares.

The trading price of our Ordinary Shares is likely to be volatile. As a result of this volatility, you may not be able to sell the Ordinary Shares at or above the price at which you paid. The market price for the Ordinary Shares may be influenced by many factors, including:

●	our dependency on the successful development, marketing and sale of our proprietary technology, including our TES systems, to our target customers;

●	the loss of the services of any of our executive officers or any key employees or consultants may adversely affect our ability to execute our business plan and harm our operating results;

●	our dependency upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business;

●	our dependency upon third-party service providers to provide a high quality of service, which if not met, may impact the utility of our products, our business, operating results and reputation;

●	our dependency on the use of certain raw materials and changes in the price or availability of such raw materials may impact our ability to efficiently produce our products;

●	obtaining and upholding permits, certifications and authorization in various jurisdictions;

●	the field of energy storage integration is relatively new and still developing, and the regulation of the field is also changing and developing;

●	general economic weakness, including inflation, or industry and market conditions;

●	whether a market for the Ordinary Shares will be sustained;

●	the granting or exercise of employee stock options or other equity awards; and

●	changes in investors’ and securities analysts’ perception of the business risks and conditions of our business.

In addition, the stock market in general, and the Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly.

Future sales of our Ordinary Shares could reduce the market price of our Ordinary Shares.

Substantial sales of our Ordinary Shares on the Nasdaq may cause the market price of our Ordinary Shares to decline. Sales by our shareholders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

Our officers and directors currently beneficially own approximately 12.73% of our Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of the date of this prospectus, our officers and directors beneficially own approximately 12.73% of our Ordinary Shares. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

We do not know whether a market for the Ordinary Shares will be sustained or what the trading price of the Ordinary Shares will be and as a result, it may be difficult for you to sell your Ordinary Shares.

Although our Ordinary Shares are listed on Nasdaq, an active trading market for the Ordinary Shares may not be sustained. It may be difficult for you to sell your Ordinary Shares without depressing the market price for the Ordinary Shares or at all. As a result of this and other factors, you may not be able to sell your Ordinary Shares at or above the sale price or at all. Further, an inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

In the two financial years prior to the date of this prospectus, we have incurred losses of $20.7 million in the aggregate, which has resulted in our inability to distribute dividends. We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Ordinary Shares as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount, and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. In addition, the Israeli Companies Law, 5759-1999, or the Companies Law, imposes restrictions on our ability to declare and pay dividends.

Raising additional capital may cause dilution to our existing shareholders and may adversely affect the rights of existing shareholders.

We may need to raise additional capital through a combination of private and public equity offerings, debt financings and collaborations, and strategic and licensing arrangements. To the extent that we raise additional capital through the issuance of equity or otherwise including through convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Future sales of our Ordinary Shares or of securities convertible into our Ordinary Shares, or the perception that such sales may occur, could cause immediate dilution and adversely affect the market price of our Ordinary Shares.

We may be a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes in the current taxable year or may become one in any subsequent taxable year. There generally would be negative tax consequences for U.S. taxpayers that are holders of the Ordinary Shares if we are or were to become a PFIC.

Based on the projected composition of our income and valuation of our assets, we may be a passive foreign investment company, or PFIC, for 2023 and may become or continue to be a PFIC in the future. The determination of whether we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account. The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of the Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC in the future. If we are a PFIC in any taxable year during which a U.S. taxpayer holds the Ordinary Shares, such U.S. taxpayer would be subject to certain adverse U.S. federal income tax rules. In particular, if the U.S. taxpayer did not make an election to treat us as a “qualified electing fund”, or QEF, or make a “mark-to-market” election, then “excess distributions” to the U.S. taxpayer, and any gain realized on the sale or other disposition of the Ordinary Shares by the U.S. taxpayer: (1) would be allocated ratably over the U.S. taxpayer’s holding period for the Ordinary Shares; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the U.S. Internal Revenues Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. taxpayer to make a QEF or mark-to-market election. U.S. taxpayers that have held the Ordinary Shares during a period when we were a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. taxpayer who made a timely QEF or mark-to-market election. A U.S. taxpayer can make a QEF election by completing the relevant portions of and filing IRS Form 8621 in accordance with the instructions thereto. We do not intend to notify U.S. taxpayers that hold the Ordinary Shares if we believe we will be treated as a PFIC for any taxable year in order to enable U.S. taxpayers to consider whether to make a QEF election. In addition, we do not intend to furnish such U.S. taxpayers annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. U.S. taxpayers that hold the Ordinary Shares are strongly urged to consult their tax advisors about the PFIC rules, including tax return filing requirements and the eligibility, manner, and consequences to them of making a QEF or mark-to-market election with respect to the Ordinary Shares in the event that we are a PFIC (see “Taxation-U.S. Federal Income Tax Considerations-Passive Foreign Investment Companies” for additional information).

The JOBS Act will allow us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in the Company and adversely affect the market price of the Ordinary Shares.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies”, including the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and the extended transition period for complying with new or revised financial accounting standards.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the date of our first sale of our Ordinary Shares pursuant to an effective registration statement under the Securities Act, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find the Ordinary Shares less attractive because we may rely on these exemptions. If some investors find the Ordinary Shares less attractive as a result, there may be a less active trading market for the Ordinary Shares, and our market prices may be more volatile and may decline.

As a “foreign private issuer” we are subject to less stringent disclosure requirements than domestic registrants and are permitted and may in the future elect to follow certain home country corporate governance practices instead of otherwise applicable SEC and Nasdaq requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. registrants.

As a foreign private issuer and emerging growth company, we may be subject to different disclosure and other requirements than domestic U.S. registrants and non-emerging growth companies. As a foreign private issuer in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Israeli legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants.

We will follow Israeli laws and regulations that are applicable to Israeli companies with securities registered under the Exchange Act. However, Israeli laws and regulations applicable to Israeli companies do not contain any provisions comparable to the U.S proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K, or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time, as referred to above.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic registrants that are non-accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we will be subject to Israeli laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Israeli law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. registrant.

These exemptions and leniencies will reduce the frequency and scope of information and protections to which you are entitled as an investor.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2025. In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors, or management are U.S. citizens or residents, and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic registrant may be significantly higher.

As a public company in the United States, our management will be required to devote substantial time to new compliance initiatives as well as compliance with ongoing U.S. requirements.

As a public company in the United States, we incur additional significant accounting, legal and other expenses that we did not incur before May 2022. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act as they become applicable to us. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees, and shareholder reporting, and make some activities more time-consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules, and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

Sales of a significant number of our Ordinary Shares in the public markets or significant short sales of our Ordinary Shares, or the perception that such sales could occur, could depress the market price of our Ordinary Shares and impair our ability to raise capital.

Sales of a substantial number of our Ordinary Shares or other equity-related securities in the public markets could depress the market price of our Ordinary Shares. If there are significant short sales of our Ordinary Shares, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of our Ordinary Shares to sell their shares, thereby contributing to sales of our Ordinary Shares in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

The market price of our Ordinary Shares may be highly volatile, and you could lose all or part of your investment.

The market price of our Ordinary Shares is likely to be volatile. This volatility may prevent you from being able to sell your Ordinary Shares at or above the price you paid for your securities. Our share price could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in our financial or operational estimates or projections;

●	our ability to implement our operational plans;

●	termination of restrictions on the ability of our stockholders to sell shares;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of publicly traded renewable energy companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares, regardless of our actual operating performance, and we have little or no control over these factors.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our Ordinary Shares, our share price and trading volume could decline.

The trading market for our Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. We do not have any control over these analysts, and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our Ordinary Shares, or provide more favorable relative recommendations about our competitors, the price of our Ordinary Shares would likely decline. If any analyst who may cover us were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Ordinary Shares or trading volume to decline.

Risks Related to our Incorporation and Our Operations in Israel

Potential political, economic and military instability in Israel, where our headquarters, members of our management team, our production facilities, and employees are located, may adversely affect our results of operations.

Our executive offices and production plant, wherein most of our employees are employed, are located in Rosh Haayin and Dimona, Israel. In addition, the majority of our key employees, officers, and directors are Israeli citizens. Accordingly, political, economic, and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, Hamas (an Islamist militia and political group that has controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group based in Lebanon). While Israel has entered into peace agreements with Egypt, Jordan, the United Arab Emirates, Bahrain, Morocco and Sudan, it has no peace arrangements with any other neighboring or other Arab countries. In addition, relations between Israel and Iran continue to be hostile, due to the fact that Iran is a state sponsor of Hamas and Hezbollah, maintains a military presence in Syria and Lebanon, alongside Israel’s northern border, and is viewed as a strategic threat to Israel in light of its nuclear program. In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. The restrictive laws, policies, or practices directed towards Israel or Israeli businesses could, individually or in the aggregate, have a material adverse effect on our business in the future, for example by way of sales opportunities that we could not pursue or from which we will be precluded. In addition, should the movement for boycotting, divesting, and sanctioning Israel and Israeli institutions (including universities) and products become increasingly influential in the United States and Europe, this may also adversely affect our business and financial condition. Further deterioration of Israel’s relations with the Palestinian Authority or countries in the Middle East could expand the disruption of international trading activities in Israel, may materially and negatively affect our business conditions, could harm our results of operations, and adversely affect the market price of our Ordinary Shares.

Any hostilities involving Israel, terrorist activities, political instability or violence in the region, or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our operations and results of operations and the market price of our Ordinary Shares.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition, and results of operations.

Further, many Israeli citizens are obligated to perform several days, and in some cases, more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. For example, on October 7, 2023, Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel. On the same day, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty, including a few of our employees. As of the date of this prospectus, four of our employees are deployed for reserve military service, none of whom are members of our management. However, our operations could be disrupted by future reserve duty call-ups. While none of our facilities or infrastructure have been damaged since the war broke out on October 7, 2023, the import and export of goods may experience disruptions in and out of Israel as a result of such military conflict. A prolonged war could result in further military reserve duty call-ups in the future as well as irregularities to our supply chain and the movement of components and raw material into Israel and our finished products exported from Israel. Such disruption could materially adversely affect our business, prospects, financial condition, and results of operations.

Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system. In response, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel or lead to political instability or civil unrest. To the extent that any of these negative developments do occur, they may have an adverse effect on our business, our results of operations, financial condition and our ability to raise additional funds.

We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.

We are exposed to foreign currency risk mainly with respect to revenue generated outside of Israel, the purchase of raw materials, foreign subcontractors and advisors and royalty liabilities that are denominated or linked to dollars. Most of our expenses are denominated in NIS, which expenses primarily include payroll expenses, the dollar and, to a lesser extent, the Euro. In the years ended December 31, 2023 and 2022, and for the six months ended June 30, 2024, approximately 78% of our expenses were denominated in NIS. Our NIS-denominated expenses consist principally of salaries and related costs as well as other related personnel expenses. In addition, our lease and Israeli facility-related expenses and certain engagements with other Israeli vendors are denominated in NIS. We anticipate that a portion of our expenses will continue to be denominated in NIS. The depreciation of the NIS in relation to the dollar amounted to 3.1% for the year ended December 31, 2023 and the depreciation of the NIS in relation to the dollar amounted to 13.2% for the year ended December 31, 2022. For the six months ended June 30, 2024, the appreciation of the NIS in relation to the dollar amounted to 3.6%. We cannot predict any future trends in the rate of depreciation or appreciation of the NIS against the dollar. Accordingly, we face exposure to adverse movements in currency exchange rates.

We expect to derive a significant portion of our revenues in dollars and in local currencies of customers outside the United States. Therefore, devaluation in the local currencies of our customers relative to the NIS could have a negative impact on our revenues and results of operations. We are also subject to other foreign currency risks including repatriation restrictions in certain countries, particularly in Latin America.

We do not use derivative financial instruments, such as foreign exchange forward contracts, to mitigate the risk of changes in foreign exchange rates on our balance sheet accounts and forecast cash flows. In some countries, we are unable to use “hedging” techniques to mitigate our risks because hedging options are not available for certain government-restricted currencies. Moreover, derivative instruments are usually limited in time and as a result, cannot mitigate currency risks for the longer term. The volatility in the foreign currency markets may make it challenging to hedge our foreign currency exposures effectively.

In some cases, we may face regulatory, tax, accounting or corporate restrictions on money transfer from the country from which consideration should have been paid to us (or to our respective selling subsidiary) or revenues could have accumulated and allocated to us or could face general restriction on foreign currency transfer outside of such country. Inability to collect and receive amounts that are already due and payable could have a negative impact on our results of operations.

We received grants from the IIA, the Israeli Ministry of Energy and other governmental ministries that may require us to pay royalties and restrict our ability to transfer intellectual property or know-how outside of Israel.

We have received government grants from IIA and other governmental ministries for the financing of a significant portion of our research and development expenditures in Israel. Unless otherwise agreed by the applicable authority of the IIA, we must nevertheless continue to comply with the requirements of Israeli Law for the Encouragement of Industrial Research and Development, 1984 and regulations promulgated thereunder, or the R&D Law, with respect to technologies that were developed using such grants, or the Financed Know-How, including an obligation to repay such grants from consideration received from sales of products which are based on the Financed Know-How, if and when such sales occur and if applicable in accordance with the grant plan.

In accordance with certain grant plans, in addition to the obligation to pay royalties to the IIA and the Israeli Ministry of Energy, the R&D Law requires that products which incorporate Financed Know-How be manufactured in Israel and prohibits the transfer of Financed Know-How and any right derived therefrom to third parties unless otherwise approved in advance by the IIA and the Israeli Ministry of Energy. Such prior approval may be subject to payment of increased royalties. Although such restrictions do not apply to the export from Israel of the Company’s products developed with such Financed Know-How, they may prevent us from engaging in transactions involving the sale, outsource or transfer of such Financed Know-How or of manufacturing activities with respect to any product or technology-based on Financed Know-How, outside of Israel, which might otherwise be beneficial to us. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of Financed Know-How (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

We may not be able to enforce covenants not-to-compete to their fullest extent under current Israeli law that might result in added competition for our products.

We have non-competition agreements with certain of our employees, such as those employees engaged in our research and development activities or management positions, all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during their employment and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas, and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

Provisions of Israeli law, our amended and restated articles of association and certain of our agreements may delay, prevent or otherwise impede a merger with, or an acquisition of, us, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers, or significant shareholders, and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the Company’s outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares does not reflect their fair market value, and petition an Israeli court to alter the consideration for the acquisition accordingly, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer’s response date.

Certain provisions of our amended and restated articles of association may delay changes in control. Our amended and restated articles of association provide for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a change in control in the Company, even though a change in control might be considered by our shareholders to be in their best interest.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

In addition, in accordance with the Restrictive Trade Practices Law, 1988, and the R&D Law, to which we are subject due to our receipt of grants from the IIA and the Ministry of Energy, a change in control in the Company (such as a merger or similar transaction) may be subject to certain regulatory approvals in certain circumstances.

As a corporation incorporated under the laws of the State of Israel, we are also subject to the Israeli Economic Competition Law, 1988 and the regulations promulgated thereunder (formerly known as the Israeli Antitrust Law, 1988), under which we may be required in certain circumstances to obtain the approval of the Israel Competition Authority (formerly known as the Israel Antitrust Authority) in order to consummate a merger or a sale of all or substantially all of our assets.

Finally, in connection with the credit facility agreement with EIB, we cannot undergo any change of control which would cause Avraham Brenmiller, our largest shareholder, to hold less than 10% of the Company’s share capital without approval of EIB. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Grants and other Funding Arrangements” for additional information.

These provisions of Israeli law, as well as our obligations in the credit facility agreement with the EIB, could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, or for our shareholders to elect different individuals to our board of directors, even if doing so would be beneficial to our shareholders, and may also limit the price that investors may be willing to pay in the future for our Ordinary Shares.

It may be difficult to enforce a judgment of a U.S. court against us and our executive officers and directors and the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our executive officers and directors and these experts.

We were incorporated in Israel. All of our executive officers and directors reside outside of the United States and all of our assets and most of the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israeli court is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time-consuming, and costly process. Certain matters of the procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. Additionally, Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our non-U.S. officers and directors. Moreover, an Israeli court will not enforce a non-Israeli judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases), if its enforcement is likely to prejudice the sovereignty or security of the State of Israel if it was obtained by fraud or in the absence of due process, if it is at variance with another valid judgment that was given in the same matter between the same parties, or if a suit in the same matter between the same parties was pending before a court or tribunal in Israel at the time the foreign action was brought. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court. See “Enforceability of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Your rights and responsibilities as a shareholder will be governed in key respects by Israeli laws, which differ in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our Ordinary Shares are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S. companies. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in such company, including, among other things, in voting at a general meeting of shareholders on matters such as amendments to a company’s amended and restated articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval, as well as a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder of an Israeli company or a shareholder who is aware that it possesses the power to determine the outcome of a vote at a meeting of the shareholders or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. Israeli Law does not describe the substance of this duty of fairness but states that the remedies generally available upon a breach of contract, will also apply in the event of a breach of duty of fairness, taking into account such shareholder’s position. There is limited case law available to assist us in understanding the nature of these duties or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our Ordinary Shares that are not typically imposed on shareholders of U.S. companies.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law 5727-1967, or the Israeli Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions”, which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Compensation and Royalties Committee, a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee. The Compensation and Royalties Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Compensation and Royalties Committee has not yet determined one specific formula for calculating this remuneration but rather uses the criteria specified in the Israeli Patent Law. Although we enter into assignment-of-invention agreements with our employees pursuant to which such individuals waive their right to remuneration for service inventions, we may face claims demanding remuneration in consideration for assigned inventions. Due to such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees or be forced to litigate such claims, which could negatively affect our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs, and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate.

Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with suppliers, manufacturers, and other partners;

●	our ability to maintain or protect the validity of our European, U.S., and other patents and other intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop and protect new inventions and intellectual property;

●	our ability to expose and educate the industry about the use of our products;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws; and

●	general market, political, and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the Israel-Hamas war.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events, or otherwise, after the date of this prospectus.

LISTING DETAILS

Our Ordinary Shares have traded on Nasdaq under the symbol “BNRG” since May 25, 2022.

As of the date of this prospectus, our only listed class of securities is the Ordinary Shares. All of our Ordinary Shares have the same rights and privileges. For more information, see “Description of Share Capital and Governing Documents-Our amended and restated Articles of Association-Rights Attached to Shares”.

USE OF PROCEEDS

We may receive $4.44 million in proceeds upon the exercise of the Outstanding Warrants.

We currently expect to use the proceeds from the exercise of the Outstanding Warrants for general and administrative corporate purposes, including working capital and capital expenditures.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including our development efforts and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend.

Pending our use of the net proceeds from the Public Offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our board of directors may deem relevant.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution, generally referred to as the Earnings Criteria. In the event that we do not meet such earnings criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due, generally referred to as the Solvency Criteria.

However, under new exemptions applicable as of March 12, 2024, generally referred to as the New Exemptions, an Israeli company whose shares are listed outside of Israel, is permitted to perform distribution in a way of repurchasing its own shares, even if the Earnings Criteria is not met, without the need for court’s approval. The exemption is subject to certain conditions, including, among others: (i) The distribution meets the Solvency Criteria; and (ii) no rejection was filed by any of the company’s creditors to the court. If any creditor objects to the distribution, the company will be required to obtain the court’s approval for the distribution.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation” for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2024:

●	on an actual basis;

●	on a pro forma basis which gives effect to:

(i)	the issuance and sale of 914,000 Ordinary Shares from June 30, 2024 to the date of this prospectus under the Sales Agreement;

(ii)	the issuance of an aggregate of 222,034 Ordinary Shares with respect to 222,034 restricted share units we have granted to employees; and

●	on a pro forma as adjusted basis which gives further effect to the exercise of the 888,890 Warrants in the Public Offering.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2024
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$6,966	$8,902	$13,346
Debt:
European Investment Bank (“EIB”) loan	4,345	4,345	4,345

Warrants’ liability	11	11	11
Total debt	$4,356	$4,356	$4,356
Shareholders’ equity:
Ordinary Shares 15,000,000 Ordinary Shares authorized, 5,958,757 shares issued and 2,151,745 outstanding, as of June 30, 2024 and December 31, 2023, respectively, actual; 15,000,000 Ordinary Shares authorized 7,094,791 shares issued outstanding, pro forma and 15,000,000 Ordinary Shares authorized, 7,983,681 shares issued outstanding, pro forma as adjusted	124	124	124
Additional paid in capital	105,474	107,410	111,854
Foreign currency cumulative translation reserve	(2,053)	(2,053)	(2,053)
Accumulated deficit	(97,009)	(97,009)	(97,009)
Total equity	$6,536	$8,472	12,916
Total capitalization	$10,892	$12,828	$17,272

The number of Ordinary Shares to be outstanding immediately after this offering is 7,983,681, which assumes that all of the Outstanding Warrants are exercised and is based on 7,094,791 Ordinary Shares outstanding as of October 28, 2024. This number excludes:

●	an aggregate of 191,408 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between USD 0.01 to USD 247.1 per Ordinary Share, issued to directors, officers, service providers and employees; and

●	an aggregate of 497,427 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between USD 12.0 to USD 16.66 per Ordinary Share, issued to certain investors in connection with private placements.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the price per Ordinary Share you will pay upon exercise of the Outstanding Warrants and the as adjusted net tangible book value per Ordinary Share after exercise of all the Outstanding Warrants. As of June 30, 2024, we had a net tangible book value of $6.5 million, corresponding to a net tangible book value of $1.10 per Ordinary Share. Net tangible book value per share or per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 5,958,757 the total number of Ordinary Shares issued and outstanding on June 30, 2024.

Our pro forma net tangible book value as of June 30, 2024, would have been approximately $8.5 million, representing approximately $1.19 per Ordinary Share. Pro forma net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 7,094,791 the total number of Ordinary Shares issued and outstanding on June 30, 2024, after giving effect to (i) the issuance and sale of 914,000 Ordinary Shares from June 30, 2024 to the date of this prospectus under the Sales Agreement; and (ii) the issuance of an aggregate of 222,034 Ordinary Shares with respect to 222,034 restricted share units we have granted to employees.

After giving effect to the exercise of the Outstanding Warrants as if the exercise of the Outstanding Warrants had occurred on June 30, 2024, our pro forma as adjusted net tangible book value estimated at June 30, 2024, would have been approximately $12.9 million, representing $1.62 per Ordinary Share.

The following table illustrates this dilution of 68% per Ordinary Share:

Exercise price per Warrant	$5.00
Net tangible book value per Ordinary Share as of June 30, 2024	$1.10
Pro forma net tangible book value per Ordinary Share	1.19
Increase in net tangible book value per Ordinary Share attributable to Outstanding Warrant holders purchasing Ordinary Shares pursuant to Outstanding Warrant exercises in this offering	$0.42
As adjusted net tangible book value per Ordinary Share to give effect to Outstanding Warrant holders purchasing Ordinary Shares in this offering	$1.62
Dilution per Ordinary Share to Outstanding Warrant holders purchasing Ordinary Shares in this offering	$3.38
Percentage of dilution in net tangible book value per Ordinary Share for Outstanding Warrant holders	68%

The number of Ordinary Shares to be outstanding immediately after this offering is 7,983,681, which assumes that all of the Outstanding Warrants are exercised and is based on 7,094,791 Ordinary Shares outstanding as of October 28, 2024. This number excludes:

●	an aggregate of 191,408 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between USD 0.01 to USD 247.1 per Ordinary Share, issued to directors, officers, service providers and employees; and

●	an aggregate of 497,427 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between USD 12.0 to USD 16.66 per Ordinary Share, issued to certain investors in connection with private placements.

To the extent that outstanding options or warrants are exercised, or we issue additional Ordinary Shares under our 2013 global incentive option plan, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current and future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to the holders of our Ordinary Shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements as of December 31, 2023, and 2022 and for the years ended December 31, 2023, 2022 and 2021, and the related notes and our unaudited condensed consolidated financial statements as of June 30, 2024 and for the six month periods ended June 30, 2024 and 2023. Effective December 31, 2023, the Company transitioned from IFRS issued by the IASB to U.S. GAAP. The accompanying consolidated financial statements and notes thereto, including all prior periods presented, have been presented under U.S. GAAP. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties, including those identified in “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” elsewhere in this prospectus.

Overview

We are a technology company that develops, produces, markets, and sells TES systems based on our proprietary and patented bGen™ technology. Our technology enables the electrification and decarbonization of the industrials sector, resulting in better integration with renewable energy sources and a reduction in carbon emissions. Our business is not subject to seasonality.

See “Business-Our Technology” for additional information on our technology and products.

Components of our Operating Results

We have not generated significant revenues to date. Our revenues consist of revenues from the sale of our storage units, licensing fees and engineering services.

Our costs and expenses consist of the following components:

We have not generated significant revenues to date. Our revenues consist of revenues from the sale of our storage units, licensing fees and engineering services.

Our costs and expenses consist of the following components:

●	Cost of Revenues. Our cost of revenues consists of expenditures on materials, payments to consultants and subcontractors, as well as labor, utility, and royalty payments. In addition, the cost of revenues consists of costs and expenses relating to periods in which the plant did not operate in full capacity.

●	Research and Development, net. Our research and development expenses consist primarily of payroll, including share-based compensation and related personnel expenses, cost of third-party consultants and subcontractors, expenditure on materials, office maintenance, and depreciation. Such expenses are net of government grants. We expect that our research and development expenses will not change significantly as we continue to develop our storage units and bGen™ technology.

●	Selling and Marketing. Our selling and marketing expenses consist primarily of payroll, including share-based compensation and related personnel expenses, office maintenance, project promotion and cost of third-party consultants. We expect that our selling and marketing expenses will increase as we continue to enhance our market penetration efforts mainly by partnering with local agents in our target markets and recruit additional sales and marketing employees.

●	General and Administrative. General and administrative consist primarily of payroll, including share-based compensation and related personnel expenses, professional service fees for accounting, legal, bookkeeping, directors fees and associate costs, allowances for credit losses and depreciation.

●	Rotem I -Impairment and Closure Loss, net. Rotem 1 Project - Impairment and Closure Loss expenses consist primarily of write-down loss of the Rotem 1 project’s asset held for sale and vacating expenses net of lease termination gain. During 2022, pursuant to an agreement with the lessor of the land on which the Rotem facility was built, the Company completed vacating the premises and the land was returned to the lessor, after dismantling the facility. Following this, Brenmiller Energy (Rotem) Ltd. ceased its operations. On July 17, 2023, our board of directors approved the liquidation of Brenmiller Energy (Rotem) Ltd. and the sale of the hydroelectric microturbine from Brenmiller (Rotem) Ltd. to Brenmiller Energy Ltd. in accordance with its fair value as shown in its consolidated financial statements.

●	Other Income (expenses), net. Other income (expenses), net consist primarily of written off production line costs.

Results of Operations

The following table presents our results of operations for the periods presented.

	Six Months Ended June 30,		Year Ended December 31,
U.S. dollars in thousands, except per share data	2024	2023	2023	2022	2021
Consolidated Statement of Operations:
Revenues:
Licensing fees	-	-	-	1,500	-
Thermal energy storage units sold	-	-	-	-	285
Other engineering services	-	580	621	20	110
	-	$580	$621	$1,520	$395
Costs and expenses:
Cost of revenues	(408)	(1,193)	(1,555)	(1,890)	(4,088)
Research and development, net	(1,808)	(1,711)	(3,178)	(4,695)	(3,664)
Selling and marketing	(616)	(687)	(1,148)	(1,201)	(638)
General and administrative	(2,313)	(2,409)	(4,637)	(4,429)	(2,500)
Rotem 1 project - impairment and closure loss, net	-	-	-	(251)	(82)
Other income (expenses), net	(230)	2	37	(737)	(295)
Operating loss	(5,375)	(5,418)	(9,860)	(11,683)	(10,872)
Interest expenses	(85)	(69)	(100)	(92)	-
Other financial income, net	3,879	159	312	683	(145)
Financial income (expenses), net	3,794	90	212	591	(145)
Net loss	(1,581)	(5,328)	(9,648)	(11,092)	(11,017)
Loss per share:
Basic and diluted	$(0.45)	$(3.02)	$(4.99)	$(7.58)	$(9.23)
Weighted average number of shares outstanding used in the computation of basic and diluted loss per share	3,510,328	1,765,142	1,952,097	1,462,776	1,193,447

Comparison of the Six Months Ended June 30, 2024 to the Six Months Ended June 30, 2023

Revenues

Our revenues for the six months ended June 30, 2024 were $NIL compared to $580 thousand for the six months ended June 30, 2023. Revenues for the six months ended June 30, 2023 were derived primarily from engineering services in connection with the engineering milestones of a certain project in Romania that was terminated on June 26, 2023.

Cost of Revenues

The following table presents the breakdown of cost of revenues for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024	2023
US dollars in thousands (unaudited)
Salary and related expenses	$-	$392
Consultants and subcontractors	-	112
Royalties	-	79
Operating costs not attributed to projects (mainly salary and related expenses)	408	610
Total	$408	$1,193

Our cost of revenues for the six months ended June 30, 2024 decreased by 66% to $408 thousand compared to $1,193 thousand for the six months ended June 30, 2023. This decrease was primarily attributable to a decrease of $392 thousand in salary and related expenses, a decrease in operating costs of $202 thousand unrelated to our projects, a decrease of $79 thousand in royalty liabilities and a decrease of $112 thousand in payments to consultants and subcontractors.

Research and Development, Net

The following table presents the breakdown net research and development expenses, for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
US Dollars in thousands (unaudited)	2024	2023
Salary and related expenses	$1,363	$1,332
Consultants and subcontractors	210	188
Office maintenance	177	173
Expenditure on materials	39	59
Depreciation and other	19	53
	1,808	1,805
Less – grants	-	(94)
Total	$1,808	$1,711

Research and development expenses, net, for the six months ended June 30, 2024 increased by 6% to $1,808 thousand compared to $1,711 thousand for the six months ended June 30, 2023. This increase was primarily due to a decrease of $94 thousand in government grants received, an increase of $31 thousand in payroll and related expenses and an increase of $22 thousand in consultants and subcontractors’ expenses in the six-months ended June 30, 2024, compared to the six months ended June 30, 2023.

This increase of research and development expenses was partially offset by a $20 thousand reduction in expenditure on materials used in our research and development projects and a $34 thousand reduction in depreciation and other expenses in the six months ended June 30, 2024, compared to the six months ended June 30, 2023.

We expect that our research and development expenses will not change significantly as we continue to develop our storage units and bGen™ technology.

Selling and Marketing

Selling and marketing expenses for the six months ended June 30, 2024 decreased by 10% to $616 thousand, compared to $687 thousand for the six months ended June 30, 2023. The decrease was primarily attributable to the $109 thousand reduction in payroll and related expenses, partially offset by an increase of $57 thousand in other expenses.

We expect that our selling and marketing expenses will increase as we continue to enhance our market penetration efforts mainly by partnering with local agents in our target markets.

General and Administrative

General and administrative expenses decreased by 4% to $2,313 thousand for the six months ended June 30, 2024, compared to $2,409 thousand for the six months ended June 30, 2023. This decrease was primarily attributable to a $388 thousand reduction in payroll and related costs and a decrease of $42 thousand in depreciation and general administrative expenses. This decrease was offset by an increase of $289 thousand in allowances for credit losses and an increase $42 thousand in payments to consultants and insurance expenses.

Other Income (expenses), net

Other net expenses for the six months ended June 30, 2024 was $230 thousand, which was primarily attributable to a write off the remaining asset from the closure of the Rotem 1 project, compared to other net income of $2 thousand for six months ended June 30, 2023.

Operating Loss

Based on the foregoing, our operating loss decreased from $5,418 thousand for the six months ended June 30, 2023, to $5,375 thousand for six months ended June 30, 2024.

Financial Income, Net

The net financial income for the six months ended June 30, 2024, was $3,794 thousand, compared to net financial income of $90 thousand for the six months ended June 30, 2023. Our net financial income for the six months ended June 30, 2024 was primarily attributable to financial income from a fair value adjustment of warrants of $4,114 thousand, exchange rate differences of $172 thousand and interest income of $76 thousand offset by warrants issuance costs of $473 thousand and interest expenses of $85 thousand.

Our net financial income in the six months ended June 30, 2023, was primarily attributable to interest income of $90 thousand and income from exchange rate differences of $56 thousand offset by interest expenses of $69 thousand.

Net Loss

Net loss for the six months ended June 30, 2024, decreased by 70% to $1,581 thousand, compared to $5,328 thousand for the six months ended June 30, 2023. This decrease was primarily attributable to the increase in financial income, net as described above.

Comparison of the Year Ended December 31, 2023, to the Year Ended December 31, 2022

Revenues

Our revenues for year ended December 31, 2023 were $621 thousand, compared to $1,520 for the year ended December 31, 2022. The revenues for the year ended December 31, 2023, was primarily attributable to engineering services in connection with the engineering milestones of a certain project in Romania that was terminated on June 26, 2023. See, Item 4.B “Business Overview-Commercial Projects” for additional information. The revenues for the year ended December 31, 2022, are primarily attributable to the recognition of revenue for the final delivery to Fortlev of our know-how under the licensing agreement with Fortlev.

Cost of Revenues

The following table presents the breakdown of the cost of revenues for the years ended December 31, 2023, and 2022.

	Year Ended December 31,
Dollars in thousands	2023	2022

Salary and related expenses	$393	$-
Consultants and subcontractors	112	247
Expenditure on materials (including inventory impairment loss)	1	2
Royalties	84	-
Operating costs not attributed to projects (mainly salary and related expenses)	965	1,641
Total	$1,555	$1,890

Our cost of revenues for the year ended December 31, 2023 decreased by 18% to $1,555 thousand, compared to $1,890 thousand for the year ended December 31, 2022. This decrease was primarily attributable to the decrease in operating costs of $676 thousand unrelated to our projects and a decrease of $135 thousand in payments to consultants and subcontractors, which was offset by an increase of $393 thousand in salary and related expenses and an increase of $84 in royalty liabilities.

Research and Development, Net

The following table discloses the breakdown of net research and development expenses for the year ended December 31, 2023 and 2022:

	Year Ended December 31,
Dollars in thousands	2023	2022

Salary and related expenses	$2,268	$2,656
Consultants and subcontractors	388	441
Expenditure on materials	70	1,020
Depreciation and other	104	486
Office maintenance	440	367
	3,270	4,970
Less - grants	(92)	(275)
Total	$3,178	$4,695

Research and development expenses, net for the year ended December 31, 2023 decreased by 32% to $3,178 thousand, compared to $4,695 thousand for the year ended December 31, 2022. This decrease was primarily due to the $388 thousand reduction in payroll and related expenses, a $950 thousand reduction in expenditure on materials used in our research and development projects and a $382 thousand reduction in depreciation and other expenses in the year ended December 31, 2023, compared to the year ended December 31, 2022. This decrease of research and development expenses was offset by a decrease of $183 thousand in government grants received in the year ended December 31, 2023, compared to the year ended December 31, 2022.

We expect that our research and development will not change significantly as we continue to develop our storage units and bGen™ technology.

Selling and Marketing

Selling and marketing expenses for the year ended December 31, 2023 decreased by 4% to $1,148 thousand, compared to $1,201 thousand for the year ended December 31, 2022. The decrease was primarily attributable to the $35 thousand reduction in payroll and related expenses and a decrease of $46 thousand in other expenses, offset by an increase of $49 thousand in payments to consultants and subcontractors.

We expect that our selling and marketing expenses will increase as we continue to enhance our market penetration efforts mainly by partnering with local agents in our target markets.

General and Administrative

General and administrative expenses increased by 5% to $4,637 thousand for the year ended December 31, 2023, compared to $4,429 thousand for the year ended December 31, 2022. This increase was primarily attributable to an increase of $118 thousand in payments to consultants and insurance expenses and an increase of $380 thousand in allowances for credit losses. This increase was offset by a $220 thousand reduction in payroll and related costs and a decrease of $128 thousand in depreciation and general administrative expenses.

Other Income (expenses), net

Other net income for the year ended December 31, 2023, was $37 thousand, which was primarily attributable to a gain on the sale of equipment, compared to other net expenses of $737 thousand for year ended December 31, 2022 that was primarily attributable to the write-down of the old production line at our previous premises that cannot be used in our new production facility.

Operating Loss

Based on the foregoing, our operating loss decreased from $11,683 thousand for the year ended December 31, 2022, to $9,860 thousand for year ended December 31, 2023.

Financial Income (Expenses), Net

The net financial income for the year ended December 31, 2023, was $212 thousand, compared to net financial income of $591 thousand for the year ended December 31, 2022. Our financial income in the year ended December 31, 2023, was primarily attributable to $161 thousand from interest income and exchange rate differences between the U.S. dollar and NIS of $142 thousand, compared to $51 thousand from interest income and exchange rate differences between the U.S. dollar and NIS of $672 thousand, for the year ended December 31, 2022. Our interest expenses in the year ended December 31, 2023, were $100 thousand compared to $92 thousand for the year ended December 31, 2022.

Net Loss

Net loss for the year ended December 31, 2023 decreased by 13% to $9,648 thousand, compared to $11,092 thousand for the year ended December 31, 2022. This decrease was primarily attributable to a decrease in operating loss, as described above, net of a decrease in financial income, net.

Comparison of the Year Ended December 31, 2022, to the Year Ended December 31, 2021

Revenues

Our revenues for year ended December 31, 2022 were $1,520 thousand, compared to $395 for the year ended December 31, 2021. The revenues for the year ended December 31, 2022 are primarily attributable to the recognition of revenue for licensing under the 2020 licensing agreement with Fortlev upon the final delivery of know-how for our project with Fortlev.

Cost of Revenues

Our cost of revenues for the year ended December 31, 2022 was $1,890 thousand, compared to $4,088 thousand for year ended December 31, 2021. The cost of revenues for the year ended December 31, 2022, includes $1,641 thousand related to operating costs not attributed to projects (mainly salary and related expenses) and $247 thousand related to the recognition of costs due to budget overruns of projects under construction for which revenues have not yet been recognized. For the year ended December 31, 2021, cost of revenues includes $2,515 thousand related to the recognition of costs due to budget overruns of projects under construction for which revenues have not yet been recognized, $560 thousand related to the revenues in such year, $114 thousand related to a write-off of inventory and $900 thousand related to operating costs not attributed to project.

Research and Development, Net

The following table discloses the breakdown of net research and development expenses for the year ended December 31, 2022, and 2021:

	Year Ended December 31,
Dollars in thousands	2022	2021

Salary and related expenses	$2,656	$2,496
Consultants and subcontractors	441	998
Expenditure on materials	1,020	738
Depreciation and other	486	437
Office maintenance	367	261
	4,970	4,930
Less - grants	(275)	(1,266)
Total	$4,695	$3,664

Research and development expenses, net for the year ended December 31, 2022 increased by 28% to $4,695 thousand, compared to $3,664 thousand for the year ended December 31, 2021. This increase was primarily due to the $160 thousand increase in payroll and related expenses, a $282 thousand increase in expenditure on materials used in our research and development projects and a $106 thousand increase in office maintenance and other expenses in the year ended December 31, 2022, compared to the year ended December 31, 2021. This increase of research and development expenses was offset by an amount of $557 thousand decrease in consultants and subcontractors’ costs and a decrease of $991 thousand in government grants received in the year ended December 31, 2022, compared to the year ended December 31, 2021.

Selling and Marketing

Selling and marketing expenses for the year ended December 31, 2022 increased by 88% to $1,201 thousand, compared to $638 thousand for the year ended December 31, 2021. The increase was primarily attributable to an increase of $509 thousand in payroll and related costs, mainly attributable to the recruitment of a new business development manager for the U.S market, and bonus payments and costs associated with share option plans.

General and Administrative

General and administrative expenses increased by 77% to $4,429 thousand for the year ended December 31, 2022, compared to $2,500 thousand for the year ended December 31, 2021. This increase was primarily attributable to an increase of $1,341 thousand in payroll and related costs, including bonuses and costs associated with share option plans. In addition, in the year ended December 31, 2022, there was an increase of $556 thousand in consultants and insurance expenses due to the increase of costs related to our listing on Nasdaq in May 2022.

Rotem 1 Project - Impairment and Closure Loss, net

Rotem 1 Project - impairment and closure loss expenses increased by 206% to $251 thousand for the year ended December 31, 2022, compared to $82 thousand for the year ended December 31, 2021. This increase was primarily attributable to $360 thousand in written off loss as an asset held for sale, net of $125 thousand of lease termination gain in the year ended December 31, 2022, compared to $82 thousand in written off loss during 2021.

Other Income (expenses), net

Other net expenses for the year ended December 31, 2022, were $737 thousand, compared to other net expenses of $295 thousand for year ended December 31, 2021. Other net expenses in the year ended December 31, 2022, were attributable primarily to a $704 thousand loss from a write down of equipment and parts from our old production facility that cannot be utilized in our new Dimona production facility, compared to other expenses of $314 thousand for the year ended December 31, 2021.

Operating Loss

Based on the foregoing, our operating loss increased from $10,872 thousand for the year ended December 31, 2021, to $11,683 thousand for year ended December 31, 2022.

Financial Income (expenses), Net

The net financial income for the year ended December 31, 2022, was $591 thousand, compared to net financial expenses of $145 thousand for the year ended December 31, 2021. Our financial income in the year ended December 31, 2022, was primarily attributable to $51 thousand from interest income, an income from exchange rate differences between the U.S. dollar and NIS of $672 thousand and $17 thousand bank fees, compared to $3 thousand from interest income, $58 thousand an expense from exchange rate differences between the U.S. dollar and NIS and $90 thousand bank fees, for the year ended December 31, 2021. Our interest expenses in the year ended December 31, 2022, were $92 thousand compared to $ NIL thousand for the year ended December 31, 2021.

Net Loss

Net loss for the year ended December 31, 2022 increased by 1% to $11,092 thousand, compared to $11,017 thousand for the year ended December 31, 2021. This increase was primarily attributable to an increase in the operating loss as described above, which was offset by an increase in financial income (expenses), net.

Liquidity and Capital Resources

Overview

Since our inception through June 30, 2024, we have funded our operations principally from receipt $115.6 million in proceeds from the issuance of our ordinary shares, options, convertible securities, loans and governmental grants. As of June 30, 2024, we had $6,999 thousand in cash and cash equivalents and restricted deposits. As of December 31, 2023, we had $3,183 thousand in cash and cash equivalents, compared to $6,508 thousand as of December 31, 2022 and $8,280 as of December 31, 2021.

The table below presents our cash flows for the periods indicated.

	Six Months Ended June 30,		Year Ended December 31,
U.S. dollars in thousands	2024	2023	2023	2022	2021
Cash used in operating activities	$(3,864)	$(3,580)	$(6,922)	$(11,694)	$(8,502)
Cash used in investing activities	(247)	(2,092)	(2,609)	(1,404)	(248)
Cash provided by financing activities	7,974	6,038	6,362	11,200	14,732
Net increase (decrease) in cash and cash equivalents	$3,863	$366	$(3,169)	$(1,898)	$5,982

Operating Activities

Since our incorporation, we have had ongoing losses and incurred negative cash flows from operating activities. For example, in the year ended December 31, 2023, we had operating losses of $9,860 thousand and in the six months ended June 30, 2024, we had operating losses of $5,375 thousand. We have mainly financed our activities in the year ended December 31, 2023 and in the six months ended June 30, 2024 through the issuance of our Ordinary Shares and warrants, and governmental grants. Management plans to continue to commercialize our products and services and secure sufficient financing through additional equity or debt financing and obtaining additional governmental grants. There are no assurances however, that we will be successful in obtaining the level of financing needed for our operations or that such financing will be available on terms acceptable to us.

Cash flows from operating activities consist primarily of adjustments to net loss for various non-cash items, including depreciation, fair value adjustment of warrants’ liability, warrants issuance costs, loss from the write off the remaining asset from the closure of the Rotem 1 project, share-based compensation expenses, and non-cash interest and exchange rate differences, net. In addition, cash flows from operating activities are impacted by changes in operating assets and liabilities, which include inventory, prepaid expenses, accounts receivable, and other assets and accounts payable.

Net cash used in operating activities for the six months ended June 30, 2024 was $3,864 thousand. This net cash used in operating activities primarily reflects a net loss of $1,581 thousand, and a non-cash adjustment of $2,462 thousand, a decrease of $187 thousand in prepaid expenses and receivables, an increase in other payables and deferred revenue of $159 thousand, offset by an increase of $18 thousand in inventory and a decrease in trade payables of $149 thousand. Net non-cash adjustment of $2,462 thousand consisted primarily of fair value adjustment of warrant liability of $4,114 thousand, warrants issuance costs of $473 thousand, loss from the write off the remaining asset from the closure of the Rotem 1 project of $233 thousand, a share-based compensation payment of $915 thousand, a depreciation of $56 thousand and non-cash interest and exchange rate differences, net of $25 thousand.

Net cash used in operating activities for the six months ended June 30, 2023 was $3,580 thousand. This net cash used in operating activities primarily reflects a net loss of $5,328 thousand, and a non-cash expenses of $1,429 thousand, an increase of $353 thousand in prepaid expenses and receivables offset by a decrease of $301 thousand in inventory, an increase in trade payables of $331 thousand and an increase of $40 thousand other payables and deferred revenue. Net non-cash expenses of $1,429 thousand consisted primarily of a share-based compensation payment of $1,409 thousand, a depreciation of $65 thousand and non-cash interest and exchange rate differences, net of $45 thousand.

Net cash used in operating activities for the year ended December 31, 2023, was $6,922 thousand. This net cash used in operating activities primarily reflects a net loss of $9,648 thousand, net of non-cash expenses of $1,772 thousand, a decrease of $456 thousand in prepaid expenses and receivables, and $295 thousand in inventory, as well as an increase of $203 thousand in trade and other payables and deferred revenue. Net non-cash expenses of $1,772 thousand consisted primarily of a share-based compensation payment of $1,781 thousand, a depreciation of $120 thousand, a gain on the sale of equipment of $35 thousand and non-cash interest and exchange rate differences net, of $94 thousand.

Net cash used in operating activities for the year ended December 31, 2022, was $11,694 thousand. This net cash used in operating activities primarily reflects a net loss of $11,092 thousand, net of non-cash expenses of $2,118 thousand, and an increase of $610 thousand in prepaid expenses and receivables, and $892 thousand in inventory, as well as a decrease of $1,049 thousand in other payables and deferred revenue and a decrease in trade payables of $169 thousand. Net non-cash expenses of $2,118 thousand consisted primarily of a share-based compensation payment of $1,470 thousand, a depreciation of $239 thousand, a loss from a write down of production line of $704 thousand, an impairment and closure net loss of Rotem 1 project of $235 thousand, and non-cash interest and exchange rate differences net, of $560 thousand.

Net cash used in operating activities for the year ended December 31, 2021, was $8,502 thousand. This net cash used in operating activities primarily reflects a net loss of $11,017 thousand, net of non-cash expenses of $933 thousand, and an increase of $98 thousand in prepaid expenses and receivables, which was offset by a decrease of $621 thousand in inventory, as well as an increase of $895 thousand in other payables and deferred revenue and an increase in trade payables of $164 thousand. Net non-cash expenses of $933 thousand consisted primarily of a share-based compensation payment of $236 thousand, a depreciation of $250 thousand, a loss from a write down of production line of $311 thousand, an impairment and closure net loss of Rotem 1 project of $82 thousand, and non-cash interest and exchange rate differences net, of $54 thousand.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024, was $247 thousand. This net cash used in investing activities is attributable primarily to capital expenditure of $251 thousand mainly for the production facility in Dimona.

Net cash used for investing activities for the six months ended June 30, 2023 was $2,092 thousand. This net cash used in investing activities is attributable primarily to capital expenditure of $2,097 thousand mainly for the production facility in Dimona.

Net cash used in investing activities for the year ended December 31, 2023, was $2,609 thousand. This net cash used in investing activities is attributable primarily to capital expenditure of $2,654 thousand, offset by a consideration received from the sale of equipment of $43 thousand.

Net cash used in investing activities for the year ended December 31, 2022, was $1,404 thousand. This net cash used in investing activities is attributable to capital expenditure of $1,465 thousand and investment in a joint venture of $33 thousand, offset by a decrease in restricted deposits of $94 thousand.

Net cash used in investing activities for the year ended December 31, 2021, was $248 thousand. This net cash used in investing activities is attributable to capital expenditure of $240 thousand and an increase in restricted deposits of $8 thousand.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2024, was $7,974 thousand. This net cash is attributable to proceeds from the issuance of Ordinary Shares, pre-funded warrants and warrants of $8,827 thousand and the exercise of options and warrants amounting to a total of $3 thousand, offset by a fund raising and issuance costs of $856 thousand.

Net cash provided by financing activities for the six-month ended June 30, 2023 was $6,038 thousand. This net cash is attributable to the proceeds from issuance of ordinary shares and pre-funded warrants of $6,087 thousand, offset by a fund raising and issuance costs of $49 thousand.

Net cash provided by financing activities for the year ended December 31, 2023, was $6,362 thousand. This net cash is attributable to net proceeds from the issuance of Ordinary Shares and warrants of $6,258 thousand and the exercise of options and warrants amounting to a total of $104 thousand.

Net cash provided by financing activities for the year ended December 31, 2022, was $11,200 thousand. This net cash is attributed to net proceeds from the issuance of Ordinary Shares and warrants in connection with the second tranche of the private placement investment of $7,174 thousand, loan received from EIB of $4,031 thousand, offset by payments with respect to the bank loan of $5 thousand.

Net cash provided by financing activities for the year ended December 31, 2021, was $14,732 thousand. This net cash is attributed to net proceeds from issuance of shares and warrants in the total amount of $15,677 thousand, proceeds from the exercise of options of $20 thousand, offset by repayment of loans of $965 thousand.

Grants and other Funding Arrangements

The following table sets forth a summary of grants we have received from various institutions and government authorities as of the year ended December 31, 2023.

Institution/Government Authority	Approved Grant	Aggregate Amount received up to December 31, 2023	Total liabilities in respect of grants received (including interest) included in financial statements
	(U.S. dollars, thousands)
IIA	$5,204	$4,177	$22
Ministry of Economy and Industry	842	229	54
Ministry of Energy	878	622	123
BIRD Foundation	662	662	-
NYPA	580	580	48
Total	$8,166	$6,270	$247

(1)	Liability for royalties included in our financial statements include also a royalty liability concerning the EIB credit facility agreement in the amount of $289 thousand.

European Investment Bank

On July 8, 2024, we signed an amendment to the credit facility agreement, or the Amendment, with the EIB. The initial credit facility agreement dated March 31, 2021, included funding limited to a total sum of €7.5 million. The funding was granted in a co-funding track, where EIB allowed withdrawals of sums equal to capital investments in the Company available in two tranches. On July 28, 2022, the first tranche of €4 million was drawn down by us with a 5.0% fixed annual interest rate. Interest payments are due annually on July 28 of each year and the principal shall be repaid in equal annual payments starting from July 28, 2026 and maturing on July 28, 2028. Following the EIB Amendment, the second tranche of €3.5 million is available within 48 months instead of 36 months of signing the EIB Agreement, or March 31, 2025, subject to certain conditions, with a 5.0% fixed annual interest rate.

Pursuant to the terms of the credit facility agreement with EIB, we cannot undergo any change of control which would cause Avraham Brenmiller, our largest shareholder, to hold less than (i) 25% of our share capital or (ii) 10% of the Company’s share capital or (ii) provided that any decrease of his shareholding below 25% does not occur as a result of the sale of Ordinary Shares, beneficially owned by Avraham Brenmiller, to any third party. Moreover, we are required to pay annual royalties at a rate of 2.0% on all gross sales of TES systems that we produce each quarter until a royalty cap of the amounts that have been disbursed under the facility is reached. Prior to the receipt of the first tranche, on May 29, 2022, we pledged to EIB a first ranking floating security interest in the equipment that has been purchased for the expansion of our automated production facility as well as all of the revenues generated from the sale of TES systems manufactured by us.

Among other customary terms included in the agreement, the facility agreement with EIB provides for the following covenants, including a prohibition on the sale of certain assets except in the ordinary course of business, a prohibition on the execution of a merger or a structural change in the Company’s group, restrictions on incurring indebtedness without the prior written consent of EIB other than trade credit extension, restrictions on intercompany loans, our compliance with EU and Israeli environmental laws, prohibitions on the distribution of dividends without the prior written consent of EIB and limitations on our ability to receive only permitted government grants scheduled in the agreement and up to the amount that is set forth in the agreement. Furthermore, we may not create a negative pledge of security over our assets, subject to certain conditions, and we covenant to maintain a balance of cash and cash equivalents of at least €350,000. For more information on our facility with EIB, see Note 9 to our audited consolidated financial statements included elsewhere in this prospectus.

Current Outlook

We have financed our operations to date primarily through proceeds from the issuance of our ordinary shares, pre-funded warrants and warrants, revenues from the sale of products, and revenues from licensing fees, and engineering services, a loan from EIB and governmental grants. We have incurred losses and generated negative cash flows from operations since inception in 2012.

We expect to generate revenues from the sale of our products, heat as a service operations and other revenues in the future. However, we do not expect these revenues to support all of our operations in the near future. We expect our expenses to increase in connection with our activities, particularly as we continue the development of our products, and continue our commercialization efforts. Accordingly, we expect that we will require substantial additional funding in connection with the growth of our operations, continuing our research and development activity, commercializing our products and to proceed with projects that partly will have to be financed by us in order to penetrate relevant markets.

As of June 30, 2024, our cash and cash equivalents and restricted deposits shown in the statement of cash flows were $6,999 thousand.

On June 9, 2023, we entered into a Sales Agreement with A.G.P./Alliance Global Partners, or the Sales Agent, pursuant to which we may offer and sell, from time to time, to or through the Sales Agent as agent or principal Ordinary Shares in an “at-the-market” offering, as defined in Rule 415(a)(4) promulgated under the Securities Act, for an aggregate offering price of up to $9.35 million. We will pay the Sales Agent a commission equal to 3.0% of the gross sales price per share sold pursuant to the terms of the Sales Agreement. We are not obligated to sell any Ordinary Shares under the Sales Agreement and no assurance can be given that we will sell any Ordinary Shares under such agreement, or, if we do, as to the price or number of such shares that we will sell or the dates on which any such sales will take place. During the six months ended June 30, 2024, 2,798,421 Ordinary Shares were sold under the Sales Agreement for aggregate gross proceeds of $4,827 thousand. On August 30, 2024, we raised approximately $2.0 million in gross proceeds under the Sales Agreement with the sale of 914,000 ordinary shares at an average price per share of approximately $2.19. Our intention going forward is to not utilize the “at-the-market” offering under $3.00 per share.

On June 12, 2023, we entered into a definitive securities purchase agreement with Snowdrop Holding SA for the issuance and sale in a private placement offering of 248,778 units, each unit consisting of one Ordinary Share and one non-tradeable warrant to purchase one Ordinary Share at a price per unit of $10.00, for aggregate gross proceeds of approximately $2.5 million. The warrants have an exercise price of NIS 44 (approximately $12) per warrant and may be exercised beginning on June 12, 2024 until June 12, 2028. The offering closed on June 15, 2023.

On January 22, 2024, we entered into a securities purchase agreement with a U.S. based institutional investor for the sale of 240,000 Ordinary Shares, warrants to purchase up to 888,890 Ordinary Shares, and pre-funded warrants to purchase up to 648,890 Ordinary Shares, at a price of $4.50 per Ordinary Share and accompanying warrant, less $0.0001 per pre-funded warrant, for aggregate gross proceeds of approximately $4.0 million before deducting placement agent fees and other offering expenses, or the January 2024 Offering. After deducting costs associated with the offering, our net proceeds were $3.4 million. The warrants are exercisable immediately at a price of $5.00 per share and will expire five years from the date of issuance. The pre-funded warrants are exercisable immediately at a price of $0.0001 per share and are exercisable until exercised in full. The offering closed on January 25, 2024. On May 17, 2024 the pre-funded warrants were fully exercised.

On January 22, 2024, we entered into a placement agency agreement, or the Placement Agency Agreement, with A.G.P./Alliance Global Partners, or the Placement Agent, pursuant to which the Placement Agent agreed to serve as placement agent for the Public Offering. We agreed to pay the Placement Agent an aggregate cash fee equal to 7.0% of the gross proceeds received by from the sale of the securities in the Public offering, however in the case of certain identified investors we agreed to pay a cash fee equal to 3.5% of the gross proceeds received by us from such investors. Pursuant to the Placement Agency Agreement, we also agreed to pay the Placement Agents $105,000 for accountable expenses and $25,000 for non-accountable expenses. The Placement Agency Agreement has indemnification and other customary provisions for transactions of this nature.

On August 4, 2024, we entered into a definitive securities purchase agreement with Alpha for a private placement of 1,000,000 Ordinary Shares at a price of $1.05 per share. The closing of the private placement is subject to certain conditions, including us obtaining consent from an existing lender within 90 days of signing the securities purchase agreement. Under the terms of the securities purchase agreement, Alpha will also have the right to make a further investment for 1,000,000 additional Ordinary Shares (or ordinary share equivalents) in the event that our Ordinary Shares close at or above $2.50 per share within the next 12 months. The securities purchase agreement provides for registration rights for the Ordinary Shares and we have agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the Ordinary Shares within thirty (30) days of closing. The private placement is expected to result in gross proceeds of approximately $1.05 million. We intend to use the net proceeds from the private placement for general corporate purposes, including working capital.

Until we can generate significant recurring revenues and profit, we expect to satisfy our future cash needs through debt and/or equity financings, through government grants and receiving the second tranche of the loan from the EIB Agreement. However, there is no assurance that we will be successful accomplishing these plans. If we are unable to obtain sufficient capital, we may need to reduce, delay, or adjust our operating expenses, including commercialization of existing products, or we will be unable to expand our operations as desired.

We expect to continue incurring losses and negative cash flows from operations until our products reach profitability. As a result of these expected losses and negative cash flows from operations, along with our current cash position, our management and auditors have concluded that these conditions raise substantial doubt about our ability to continue as a going concern.

See “Risk Factors-Risks Related to Our Financial Condition and Capital Requirements- Our management has concluded, and the report of our independent registered public accounting firm contains an explanatory paragraph that indicates that there are conditions that raise substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.”

Off-Balance Sheet Arrangements

Except for standard operating leases, we have not engaged in any off-balance sheet arrangements, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.

We do not believe that our off-balance sheet arrangements and commitments have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Estimates

Use of Estimates in the Preparation of Financial Statements

Our consolidated financial statements are prepared in conformity with U.S. GAAP, as issued by the Financial Accounting Standards Board. In preparing our consolidated financial statements, we make estimates and assumptions about the application of our accounting policies which affect the reported amounts of assets, liabilities, revenue and expenses. Any estimates and assumptions are continually reviewed. The changes to the accounting estimates are credited during the period in which the change to the estimate is made. Estimates are primarily used for, but not limited to, valuation of share-based compensation, useful lives of property, plant and equipment and royalty liabilities. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial position or results of operations.

Property, Plant and Equipment

In accordance with the ASC 360-10, accounting for property, plant and equipment subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

Royalty Liabilities

Royalty-bearing grants for funding approved research and development projects are recognized at the time we are entitled to such grants, on the basis of the costs incurred, and are presented as a deduction from research and development expenses, except for amounts attributed to royalties that are probable to be paid therefor at time of the grant recognition. Non-royalty-bearing grants for funding approved research and development projects are recognized at the time we are entitled to such grants, on the basis of the costs incurred, and are presented as a deduction from research and development expenses. In the event of failure of a project that was partly financed by such a grant, we would not be obligated to pay any royalties or repay the amounts received. As of December 31, 2023, we have royalty liabilities of $536 thousand.

Share-Based Payment

The Company measures all share-based awards, including share options, restricted shares (“RS”) and restricted share units (“RSUs”), based on their estimated fair value on the grant date for awards to our employees, directors and service providers.

The Company uses the Black-Scholes pricing model to determine the fair values of share options. The option pricing model requires the input of highly subjective assumptions, including the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense. We measure the fair value of RSs and RSUs based on the grant-date share price of the underlying ordinary share.

Share-based compensation expenses for options and RSUs are recognized using the accelerated attribution method, over the requisite service period (primarily a four- or three-years period for share options and one year for RSUs), net of estimated forfeitures.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our operations, we are exposed to certain market risks, primarily changes in foreign currency exchange rates. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Currently, a substantial majority of our cash is held in our operating cash bank account. Our market risk exposure is primarily a result of foreign currency exchange rates, which is discussed in the following paragraph.

Foreign Exchange Risk

Our results of operations and cash flow are subject to fluctuations due to changes in currency exchange rates between the NIS and the dollar or euro. A certain portion of our liquid assets are held in dollars, and the vast majority of our expenses are denominated in NIS. In the years ended December 31, 2023 and 2022, and for the six months ended June 30, 2024, approximately 78% of our expenses were denominated in NIS. A change of 5% and 10% in the exchange rate of the NIS to the dollar and euro would change our operating expenses for the year ended December 31, 2023 by approximately 1% and 2%, respectively. For the six months ended June 30, 2024, the appreciation of the NIS in relation to the dollar amounted to 3.6%. However, these historical figures may not be indicative of future exposure. Currently, we do not hedge our foreign currency exchange risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

BUSINESS

Overview

We are a technology company that develops, produces, markets, and sells TES systems based on our proprietary and patented bGen™ technology. Our technology enables the electrification and decarbonization of the industrials sector, resulting in better integration with renewable energy sources and a reduction in carbon emissions. Our business is not subject to seasonality.

The Need

We believe that climate change is the greatest challenge of our times. A major contributor to climate change is carbon emissions being emitted to the atmosphere. To combat this, countries and organizations have set and are continuing to set targets for themselves and various industries to reduce their carbon emissions. In order to meet such carbon emission targets, we believe it is necessary to ban the use of that we can contribute to expediting the transition from reliance on fossil fuels to the widescale adoption of renewable energy sources and systems that result in carbon capture, energy storage, efficient energy recovery, and can benefit from the reuse of wasted heat. Our bGen™ TES system stores energy and can recover wasted heat from available energy resources to provide one consistent energy output. By doing so, the bGen™ TES system can precisely match energy supplies with the demand and bridges the gap between renewable energy and conventional power sources. Accordingly, we believe TES systems such as our bGen™ system have become essential to the renewable energy market to ensure the reliability and stability of energy supplies.

Our Technology

We have developed our bGen™ technology over the last twelve years and have tested it across three generations of demonstration units at various sites globally. Our bGen™ technology uses crushed rocks to store heat at temperatures of up to 1400 degrees Fahrenheit and is comprised of three key elements inside one unit: thermal storage, heat exchangers, and a steam generator. The use of crushed rock as a means of storage results in no hazardous challenges to the environment and enhances system durability so that even after tens of thousands of charge and discharge cycles, the storage material does not need to be replaced because the storage material does not suffer from degradation in performance. Additionally, the bGen™ technology can be charged with multiple heat sources, such as residual heat, and renewables, as well as from electrical sources using embedded electric heaters within the TES system. The TES system dispatches thermal energy on demand in the form of power, steam, air, hot water and heat, which can be saturated for industrial use, or in the form of a superheated steam, which can also be used to activate steam turbines.

The following image depicts our bGen™ system charged by flue gases.

The TES system is capable of being implemented into both power plants and industrial facilities. Its applications may vary, but include, and are not limited to, the use in recovering wasted heat in production processes, solar thermal power plants, cogeneration plants, and the electrification of heat. The TES system is passive, meaning that it can function with no moving parts, motors or chemical materials that change their accumulation state and, therefore, has relatively low maintenance and operating requirements compared to other energy storage solutions.

Certain key advantages of our bGen™ TES system include that our TES systems are made using environmentally friendly materials, with no chemicals or hazardous materials; the TES systems are built using low cost, natural resources such as metals, piping, and crushed rocks; the TES systems are passive systems that require minimal operations and maintenance during the system’s approximately 30-year lifetime; the TES systems are built using modules, each of which contains approximately 0.5 MWh capacity, a full TES system can be constructed using multiple modules with an aggregate capacity of up to hundreds of MWh; and the TES systems are compatible with thermal and electric sources for charging, and either or both can be used to charge the unit at any time.

The following image depicts potential energy inputs and outputs from the bGen™ unit.

On August 9, 2023, we unveiled the next generation of our market-leading, high-performance TES system, the bGen™ ZERO as part of our strategic focus to deliver cost-efficient, zero-carbon emissions heat. By electrifying heat, the bGen™ ZERO is designed to address growing market demand for decarbonization solutions in the industrial and power sectors. The bGen™ ZERO offers a modular, flexible design with fast charge and discharge times, all without the use of hazardous materials. Additional highlights and improvements from prior bGen™ systems include:

●	Improved Efficiency: 33% reduction in heat loss, 99% charging efficiency, 97% cycle efficiency (power to heat), and 98% year-round availability.

●	Boosted Energy Density: 34% improvement in energy density and 40% improvement in discharge power.

●	Swift Response and Continuous Operation: Engineered for fast one second response rate and uninterrupted operation at maximum capacity, tailored for high demands of the power grid for reserve power and stability.

●	Compact and Modular: Fully modular, productized solution that ensures the highest quality standards, rapid on-site installation, and commissioning. Occupies minimal space due to its unlimited storage height.

●	Impressive Steam Power Generation: Delivers substantial steam power generation, offering a stable steam supply for various power, commercial and industrial applications.

●	Smart and Safe Operations: Features an intelligent module operation package with predictive maintenance and optimized performance based on market prices one day ahead, coupled with storage performance insights. Remote control operation via the Brenmiller control center. Robust cyber protection measures to ensure security and reliability.

The unveiling of this new product underscores a strategic evolution in our focus on power-to-heat for the industrial market. The bGen ZERO design, paired with performance improvements, presents a multi-use solution to tap into decarbonization which we believe will unlock new revenue streams across applications including grid services. We have also identified two avenues in which to offer our product in order to expand access to our TES solution:

●	Direct Equipment Sale: We continue to offer our second-generation TES solution for direct purchase by and integration with industrial facilities and power plants. We plan to generate recurring revenues through royalties and by providing, among other things, after sales services such as operations, maintenance, and optimization.

●	Energy as a Service: We plan to generate recurring revenue streams by partnering with clean energy utilities for grid services. We provide the bGen™ ZERO technology and integration while the partner provides clean electricity and financial support. Engaging in grid services unlocks a new, significant revenue stream, while the end customer benefits from no capital expenditures, reduced operation risk, and emissions reductions. The bGen™ ZERO helps boost flexibility and stability for power grids by using excess renewable energy to generate heat.

bGen™ Cool

On July 18, 2024 we announced that we will expand our proprietary technology’s capabilities and develop a Cold Thermal Energy Storage, or CTES, solution for data center applications, called the bGen™ Cool. We will continue bGen™ production for power-to-heat applications in service of our current commercial opportunities, valued at up to $440 million in potential sales. Leveraging the bGen™’s core competencies, we expect minimal investment is needed to adapt our existing proprietary TES technology to meet data center demand.

Business Strategy and Addressable Markets

We are focused on the sale of thermal storage equipment using two different business models. To date, the completed projects employ the sale of equipment model in which we design and sell our equipment to third party customers, install the equipment at the customer’s site and the customer remains the owner of the equipment and we provide warranty and maintenance services to the customer at a predetermined price as part of the sale package.

We intend to implement in the near future a second business model, which we refer to as an ESCO - energy service company model, wherein we lease our equipment to third party customers, install our equipment at a customer’s site, provide operation and maintenance services. We then sell energy (steam, hot air, etc.) to the customer at agreed upon prices. The ESCO model is more suitable to industrial customers who are not energy experts and wish to outsource their energy services. In 2023, for the Tempo project and the Wolfson Medical Center project, we initiated our first EaaS or ESCO contracts where we plan to own, finance, build and operate our TES systems at our customers’ sites and either sell the energy to the customer at a fixed energy price or receive a fixed revenue stream in connection with the energy service provided to the customer. In both cases, we have granted the customer a right to acquire the TES system after fixed period.

We market our products through exclusive and non-exclusive distributers in our target markets, with online marketing efforts to attract potential customers, and direct outreach to potential customers through our sales team. Our primary target markets are in the United States, Europe, Brazil, and Israel. We are initiating commercial equipment sales or ESCO agreements in many of these target markets and, depending on their success, we expect to develop our sales and services for future customers in these regions.

Since our incorporation, we have had ongoing losses and incurred negative cash flows from operating activities. For example, in the six months ended June 30, 2024, we had operating losses of $5,375 thousand, as of December 31, 2023, and December 31, 2022, we had operating losses of $9,860 thousand and $11,683 thousand, respectively. We have mainly financed our activities through private issuances of Ordinary Shares, and warrants, revenues from the sale of products, and revenues from licensing fees, and engineering services and governmental grants. Management plans continuing commercialization of our products and services, raising capital through private placements, public offerings, through government grants under approved research and development plans, and receiving the second tranche of the loan from our EIB credit facility. In addition, management is planning to find additional cash sources through additional equity and/or debt financing. There are no assurances however, that we will be successful in obtaining the level of financing needed for our operations or that such financing will be available on terms acceptable to us. If we are unsuccessful in commercializing our products and raising capital, we may need to reduce, delay, or adjust its operating expenses, including commercialization of existing products or be unable to expand its operations, as desired.

The Industrial Facilities Market

Our primary focus is expanding the use of our bGen™ technology into industrial facilities with heavy thermal consumptions, such as the food, beverages, pulp and paper, steel, plastic, chemical, and pharmaceuticals industries, and organizations looking to reduce their carbon footprint by replacing their fossil fuel-based steam generation with a renewable-based system, such as hospitals. Our bGen™ TES systems also offer solutions for waste heat recovery, electrification of heat, and several other applications.

Industrial heat makes up to two-thirds of industrial energy demand and almost one-fifth of global energy consumption. It also constitutes most of the direct industrial CO2 emitted each year, as the vast majority of industrial heat originates from fossil-fuel combustion, according to a 2017 study by the International Energy Agency entitled “World Energy Outlook 2017”.

The Power Plants Market

As of the year 2021, thermal power plants constitute the main source of electricity production in most countries around the world. We expect that this will continue to be the case for many years to come. Operators of these stations are facing significant challenges as they attempt to shift from operating solely as a continuous source of electricity to operating as a supplemental source to the production of renewable energy. This results in the need to change their operational profile from baseload (flat) operations to a fluctuating operation profile, with which many companies struggle. In order to overcome these technical challenges, and in order to maintain competitiveness in the market, power plants are expected to integrate means of energy storage that support maximum efficiency while allowing for more flexible operation profiles.

Our TES systems are suitable for integration into gas-powered and combined cycle power plants, which can provide energy shifting, improve their ramp-up rates, add flexibility to their operations profile. Integration of the TES system in coal power plants can provide customers with grid storage capabilities by charging with curtailed renewable energy and by generating electricity during peak hours. Massive implementation of this application could eventually transform coal power plants into grid storage plants.

Manufacturing

We manufacture our proprietary bCube™ components for our TES systems at our production plant in Dimona, Israel. After production, we ship the TES system components to the customer sites and assemble the system on site. The current bCube™ production line capacity that we plan to achieve at our factory in Israel is for 1 Gwh MWh of bCube™ thermal storage units per year.

We are currently working to increase and automate our production line in Dimona, Israel. On May 2, 2023, we inaugurated our TES gigafactory in Dimona, Israel. As of June 30, 2024, we have received the majority of the equipment for the Dimona facility build-out. The production facility is planned to be Industry 4.0 compliant and will have a fully automated production line with a production capacity of up to 4 GWh of the bCube™ incorporated in the Company’s patented bGen TES modules annually. We expect that the Dimona facility will be fully operational by the end of 2024 and plan to ramp-up the production line and increase its production capacity in order to reach its full production capacity target of 4 GWh annually. The equipment purchase order was financed through a non-dilutive €7.5 million credit facility agreement with EIB, out of which an amount of €4 million was withdrawn in July 2022 by the Company.

On July 8, 2024, we signed an amendment to the credit facility agreement with EIB. Following the amendment, the second tranche of €3.5 million is available within 48 months instead of 36 months of signing the EIB Agreement, or March 31, 2025, subject to certain conditions, with a 5.0% fixed annual interest rate.

Commercial Projects

We entered into a Master Supply and Services Agreement, effective as of December 1, 2021, with Philip Morris Products SA, or Philip Morris, a large international company in the field of Tobacco to supply our storage systems (bGen) to Philip Morris and its subsidiaries. The Agreement is set for a period of five years, and it sets out, among other things, logistical, technical terms as well as engineering, procurement, and construction terms. Under the agreement various international companies and manufacturing plants around the world, all of whom are affiliates of Philip Morris, would be able to contract us directly, through a local service agreement, to supply our systems and integration services. The agreement also includes customary representations, conditions and indemnification terms.

Also, we entered into a local service agreement, or the Local Service Agreement, dated February 28, 2022, with Philip Morris Romania S.R.I., or Philip Morris Romania, to sell Philip Morris Romania our bGen thermal storage system and services with a capacity of 31.5 megawatt-hour and steam power of 18.5 megawatts, including biomass system and auxiliary equipment. On April 27, 2023, we received a notice of termination from Philip Morris Romania with respect to the Local Service Agreement. The notice terminated the Local Service Agreement effective June 26, 2023, commensurate with the 60-day termination notice requirement under the terms of the Local Service Agreement. We have no further obligations under the Local Service Agreement after the date of the termination. The termination notice had no effect on the Master Supply and Services Agreement with Philip Morris, which remains fully in force and unchanged.

Operational Update

As of the date of this prospectus our primary activity is focused on the development of our technology and its application into products and commercial solutions and continuing the assembly of our new production line.

We are currently in the process of installing projects in various geographic regions in an effort to demonstrate the use of its technologies for both industrial and utility scale applications, which are ultimately expected to support the commercialization of the technology. Our projects are progressing as planned and are expected to reach major milestones over the next twelve months. Key updates to its projects include:

Tempo

On June 10, 2024 we announced that we have moved into the construction phase of development at Tempo Beverages Ltd.’s, or Tempo, beverage production plant in Netanya, Israel, with plans to begin on-site assembly by the end of January 2025. We are replacing Tempo’s fossil fuel boilers with a 32 MWh bGen™ TES system and will deliver sustainable process heat through an EaaS model. Tempo is partially owned by Heineken International B.V. and is one of Israel’s largest producers and distributors of beverages for brands including Heineken and Pepsi. Our bGen™ TES system for Tempo will charge using a combination of roof-top solar and ultra-low-cost off-peak grid power. The system is being configured to meet the beverage manufacturer’s precise operational needs and the final system design is expected to be completed by the end of July 2024. We have started procuring the necessary components to manufacture Tempo’s bGen™ system and all system manufacturing will be completed at our TES gigafactory in Dimona, Israel. System assembly is expected to be completed by the end of 2025.

Wolfson Medical Center

On January 29, 2024, an agreement was signed with the Wolfson Medical Center, or Wolfson Hospital, in the city of Holon, Israel for the construction of a TES System pursuant to which we will build and install on the Wolfson Hospital premises a TES System that will provide industrial steam and other services to the Wolfson Hospital (including training and certification of the Wolfson Hospital related staff that will be responsible for the operation and maintenance of the TES System. The TES System will operate using electricity and water supplied by the Wolfson Hospital and will provide the Services for a period of seven years, commencing no later than 15 months after obtaining all necessary regulatory approvals and allowing for a two-month running-in period. The operation of the TES System, and the required maintenance thereafter will be our responsibility including efficiency ratio of the TES System during the service period that will be examined annually; subject to a contractual remedy period, any failure to meet the efficiency ratio may give Wolfson Hospital cause to terminate the agreement and claim compensation as determined in the agreement. In consideration for the services, Wolfson Hospital will pay a total of approximately NIS 12 million (approximately – $3.2 million), in non-equal monthly payments and will have the option to acquire the TES System after the conclusion of the 7 year service period for an agreed amount equal to NIS 1.02 million (approximately - $ 0.3 million), and following which the Hospital will also have the option to acquire annual maintenance services (including spare parts) from us. If the option to acquire is not exercised, then we will be responsible to dismantle and vacate the TES System from the Wolfson Hospital premises. On January 18, 2024, we received approval for approximately $450,000 grant from the Israeli Innovation Authority, or the IIA, to be applied to this project.

New York Power Authority

On February 6, 2024 we announced that we had completed all required system tests and operator training and has handed over our first bGen™ installation in the SUNY campus. The bGen™ storage system installation at a SUNY college charges by using both exhaust gas and electricity and discharges heat on demand. Our bGen™ is expected to eliminate approximately 550 metric tons of greenhouse gas emissions for SUNY annually. Developed and deployed in partnership with the New York Power Authority, the largest state power organization in the U.S., the project was financed in part by a grant from the Israel-U.S. Binational Industrial Research and Development (BIRD) Foundation.

Our TES system that was installed at Purchase College is fully operational, heating the school’s gymnasium, and is expected to demonstrate an increase in energy efficiency and cut carbon emissions on the State University of New York campus.

The following image shows the installation of a bGen™ unit at SUNY Purchase College in New York.

Pilot Projects

While our initial focus was on the production of electricity, in 2020 we began to concentrate on thermal projects which are more compatible with our core technology. We believe these pilot projects demonstrate different applications of our technology in various geographic regions and will support us in the commercialization of our technology. Our pilot projects are described below:

Enel

On April 21, 2020, we entered into a supply agreement with Enel Produzione S.p.A., an Italian international manufacturer and distributor of electricity and gas, or Enel, to plan, manufacture, supply, transport, and install a TES in a combined cycle power plant belonging to Enel in Santa Barbara, Italy. The project is our first utility-based project and is partially funded by us, Enel, and the IIA. The goal of this project is to build an innovative TES which is completely sustainable and capable of accelerating the energy transition. The integration of the TES system with the existing power plant enables Enel and us to test the technology in the field, in challenging operating conditions and on a large scale. The system offers reduced power plant start-up times and greater speed in load variations, which are necessary performance requirements to enable the efficient use of renewable energy. The system can be used to store excess energy produced from renewable sources in the form of heat to offer decarbonization services and to integrate long-term storage solutions with renewable plants.

This TES utilizes a two-stage charge and discharge process to provide thermal energy. During the charging phase, steam produced by the Santa Barbara facility passes through pipes to heat adjacent crushed rocks; during the discharging phase, the accumulated heat is released to heat pressurized water and generate steam for electricity. This first-of-its-kind TES system can store up to 24MWh of clean heat at a temperature of about 550°C for five hours, providing critical resiliency to the power plant.

The bGen™ unit was inaugurated in November 2022 and we intend to commission and transfer it to Enel by the end of 2024.

Following the testing phase of the system, Enel will have an option to add additional storage capacity at the site. We are exploring with Enel further cooperation on additional projects for Enel’s clients in which our technology would be used to decarbonize industrial heat.

The following image is a design illustration of the bGen™ unit installed at Enel’s site in Italy.

Fortlev

In 2019, we entered into a project agreement with Fortlev Energia Solar Ltd., a Brazilian plastic tank manufacturer, or Fortlev, to design, manufacture and install a TES system at Fortlev’s production facility in Anápolis, Brazil, in consideration for $380,000, to be paid pursuant to certain milestones. In August 2022, we inaugurated the bGen TES unit at Fortlev’s facility. The 1 MWh bGen unit enables Fortlev to use renewable biomass rather than natural gas to heat the air it uses to make plastic water tanks with rotational molding machines. As of the date of this prospectus, we are upgrading the biomass system which will enable it to have feedstock of wood chips and not only wood pellets.

On January 11, 2020, we entered into an agreement with Fortlev pursuant to which we granted Fortlev an exclusive license for a period of 25 years, or until validity date of our patent rights over the bGen technology (whichever comes first), to engineer, manufacture, commercialize and sell our bGen™ technology in Brazil and Columbia. Fortlev will pay the total amount of $1.5 million to the Company in consideration for the marketing license, in addition to royalty payments equal to 10% of sales.

The agreement also provides that Fortlev will make its best efforts to construct a manufacturing facility in Brazil as soon as possible after the effective date of the agreement, and to obtain any licenses necessary to commercially produce bGen, with all costs of the construction and licensing of the manufacturing facility to be paid by Fortlev. On August 31, 2020, Fortlev has notified us that they intend to start planning and building a production facility to produce products incorporating the bGen™ technology. Fortlev is expected to bear all the expenses of the building of this facility in Brazil.

The following image depicts a bGen™ unit commissioning for Fortlev in Brazil.

Ministry of Defense

On September 26, 2017, as part of a joint program of the Israeli Ministry of Economy and Industry and the Israeli Ministry of Defense with the target to demonstrate the Israeli clean-tech technologies in the Defense Forces, we received approval for our program, as submitted to the IIA’s Research Committee, for designing, manufacturing and installing a TES system in an off-grid military base, where the TES system collects waste heat through flue gases from a local diesel generator and dispatches hot water upon demand. On June 1, 2020, we finished installing the project and handed over control to the Israeli Ministry of Defense, which is currently in the process of examining the project for full purchase. We are in discussions with the Israeli Ministry of Defense about the next phase of this project.

The following image shows the bGen™ unit installed at an Israeli Ministry of Defense base in Israel.

Rotem 1

The project is a concentrated solar thermal in Dimona, Israel. Concentrated solar thermal collectors are coupled with a TES system and steam turbine power block set to supply electricity to Israel’s Electric Corporation under a power purchase agreement with Israel’s Electric Corporation. After December 31, 2020, we began to act to realize our holdings in the Rotem 1 Project and to construct it for a third party. However, as of the date of this prospectus, we have stopped this project due to a lack of financial resources and the shift in the Company’s focus. In 2022, following an agreement reached with the lessor of the land on which the Rotem 1 project was built, we vacated the premises and the land was returned to the lessor after dismantling the facility. Following this, we ceased operations of our Rotem 1 project and consequently derecognized the lease obligation and right of use of the land. For the years ended December 31, 2021, December 31, 2022, and December 31, 2023 we recorded an impairment charge of $82 thousand, $360 thousand and $0 thousand, respectively, in connection with this project. As of June 30, 2024, past investments in this project have been written off. On July 17, 2023, our board of directors approved the liquidation of Brenmiller Energy (Rotem) Ltd. and the sale of the hydroelectric microturbine from Brenmiller (Rotem) Ltd. to Brenmiller Energy Ltd. in accordance with its fair value as shown in its consolidated financial statements. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Components of our Operating Results - Rotem facility.”

Prospective Pilot Projects

In September 2022, we signed a Memorandum of Understanding with Green Enesys Deutschland GmbH, or Green Enesys, and Viridi Energias Renovables Espana, S.L., or Viridi RE, two European based developers of green energy projects, to perform engineering studies for incorporating our bGen TES for Green Enesys’ and Viridi REs’ proposed green hydrogen production facilities throughout Spain. Green Enesys and Viridi RE are currently developing three green hydrogen projects in Spain, with the goal of decarbonizing the European Union’s industrial, power generation and transportation sectors. The projects will have a combined capacity to produce over 100,000 tons of green methanol annually. Further to this memorandum of understanding with Green Enesys and Viridi RE, on December 10, 2023 we signed a non-binding memorandum of understanding with SolWinHy Cádiz S.L, a special purpose company jointly owned by Green Enesys Group and Viridi RE, to develop new build hydrogen and e-methanol projects and that our bGen was selected as the preferred solution for the SolWinHy Cádiz S.L project in Arcos de la Frontera, Spain, or the Cadiz Project. The Cadiz Project is expected to integrate bGen TES capabilities with a capacity of at least 55 MWh and a final investment decision for the Cadiz Project is expected to be made by the end of the third quarter of 2024.

On April 20, 2023, we announced that we signed a non-binding term sheet with a utility company that is one of the largest producers of clean energy in the world and Green Enesys Group toward a definitive agreement to jointly identify, build, and accelerate electrification by using renewable energies our TES system to electrify heat and achieve full decarbonization for their clients. The two companies expect to join forces with Green Enesys to accelerate TES deployments and provide a quick response to the global economy’s USD $1.7 - $3.6 trillion need for net-zero heat. Under the terms of this non-binding term sheet, our bGen units will be produced at our gigawatt-scale production facility in Israel. The parties have the option to implement a joint production line in Europe to be used for the utility’s projects. The non-binding term sheet also includes the option for the utility to become a strategic investor for a minority stake in our Company.

In July 2023, we signed a memorandum of understanding with Waeree Energies Ltd, India’s largest manufacturer of solar panels, to implement bGen™ TES in India. Under the terms of the memorandum of understanding, both parties are jointly exploring, developing and deploying solar-powered TES systems in India, subject to a future definitive agreement.

On January 11, 2024, we signed a non-binding memorandum of understanding with RSP Systems outlining the terms of a distribution agreement for RSP Systems to be the exclusive distributor of our bGen units in the northeast region of the United States.On June 3, 3024, we entered into a license distribution agreement with RSP Systems to sell and distribute our bGen™ thermal energy storage systems in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, Vermont and New York. The definitive 5-year agreement includes cumulative projected sales milestones exceeding $150 million.

On June 12, 2024, we signed a non-binding memorandum of understanding with Proactive Planet, a renewable energy solutions provider based in Calgary, Canada to distribute bGen™ TES systems to industrial companies and electric utilities in the province of Alberta in Canada. We developed an initial list of potential customers with Proactive Planet valued at over $6 million and representing potentially 60 megawatt hours (MWh) of TES capacity. The agreement aims to expand and accelerate the rollout of our bGen™ TES technology through equipment sales. Under its terms, a prospective 3-year definitive agreement would include projected sales milestones based on the companies’ pipeline.

On August 19, 2024, we announced that we had entered into a 12-year HaaS agreement with Partner in Pet Food Hungaria KFT (“PPF”), one of Europe’s leading private label pet food producers. Under the terms of the agreement, we will deliver low-cost and low-carbon steam to PPF and be in a position to offer grid balancing services to the local transmission system operator. MAVIR. Under the terms of the agreement, we will design, build, own and operate a 30 MWh bGen™ ZERO system next to PPF’s pet food manufacturing plant in Dombovar, Hungary. Our bGen™ ZERO will take priority over PPF’s existing fossil fuel boilers, significantly reducing the pet food manufacturer’s energy costs and carbon footprint. PPF will purchase steam from Brenmiller at a fixed rate. We expect project costs to total around US $5 million.

On September 25, 2024, we announced the formation of a new joint venture, Brenmiller Europe, together with IGES. IGES is jointly owned by Green Enesys Group and Viridi RE. The new entity will distribute our products, such as the bGen™ and recently unveiled bGen™ ZERO, through either an equipment sale model and/or an EaaS business model, starting in Spain, Hungary, Germany and Portugal. We hold 60% and IGES holds 40% of the issued shares of Brenmiller Europe. Brenmiller Europe will capitalize on Green Enesys and Viridi’s expertise in developing and deploying large-scale clean energy projects in Europe. The JV aims to rapidly expand the adoption of our bGen™ technology across Europe, focusing on driving product sales, delivering energy services, and securing project-level financing in high-growth markets, starting in major European countries where Brenmiller Europe has the exclusive rights to distribute bGen™ systems, subject to certain revenue and performance requirements. We will manufacture bGen™ modules at our gigafactory in Dimona, Israel, while retaining ownership of our intellectual property.

On October 24, 2024, we announced that, together with Brenmiller Europe, we have signed a non-binding Letter of Intent, or LOI, with Entelios AG, a leading flexibility service provider in Germany. Entelios AG specializes in the aggregation and trading of decentralized flexible assets. Entelios AG focuses on maximizing revenues across relevant short-term flexibility markets through its Entelios AG Cross-Market Optimisation platform. Through the LOI, we plan to mutually develop business models to manage the operation of our bGen™ systems and optimize energy costs by entering into multiple flexibility markets. This setup would allow the supply of renewable thermal energy to industrial users in Germany, aiming to reduce emissions by transitioning from natural gas to electricity. Entelios AG will serve as an expert in optimization and flexibility management services.

Research and Development

Research and development are a central part of our business and allows us to further develop and improve our products. Our research and development team includes engineers, researchers, technicians, quality personnel, and prototyping teams, all of whom work closely together to design, enhance and deliver the next generations of our products based on our core technology. This research and development team conceptualizes technologies, examines the feasibility of selected approaches, reviews the basic and detailed designs, and then builds and tests prototypes before refining and/or redesigning as necessary. Our quality personnel work in parallel with engineers and researchers, which allows us to anticipate and resolve potential issues at early stages in the development cycle. We conduct our research and development efforts at our facility in Rosh Haayin, Israel at our production factory in Dimona and on certain land leased from the Rotem Industrial Park. We believe that the close interaction among our research and development teams allows for the timely and effective realization of our products.

The development of the key components that are required for each of our TES products begins at the analysis of concept stage, following which we evaluate the feasibility of each component, create the basic design with a number of alternatives, and, finally, identify a single approach and carry out a detailed design for its development. All of the stages of development are managed in our Product Life Cycle Management system, which is a structured management approach for research and development, through gates of feasibility, basic design, detailed design, Alpha sites, and Beta sites, until a detailed product file is built. The results are managed in a PDM system with configuration management and our engineering office. The key components that are developed are subject to checks and rest in each stage of the development processes, including quality control checks and in-use testing, the results of which are benchmarked against the relevant product specifications. Market requirement specifications of the developed products are built by our marketing team, based on the market analysis with potential customers and with the experience from previous products. The research and development team takes the marketing requirement specifications and converts them into technical and functional specifications which are the contract to the research and development stage.

Our research and development activities work concurrently with the launching and engineering stages of already developed products. We plan to increase our research and development activities in connection with the next generations of products that we are designed to deliver higher densities, at higher temperatures of up to 1800 degrees Fahrenheit and offer better performance from our core TES technology. We have received a grant from the IIA for this high-temperature development.

We finance our research and development activity in part by investing our cash flow and in part by grants from the Israeli Ministry of Economy and Industry, including grants from the IIA, the Israeli Ministry of Energy, the BIRD Foundation, and the NYPA. These grants are awarded after examination of applications, which are submitted by our research and development managers. As of December 31, 2023, we have had grants approved for our research development projects totaling $878 thousand from the Israeli Ministry of Energy, $6,046 thousand from the Israeli Ministry of Economy and Industry, $662 thousand from the BIRD Foundation and $580 thousand from NYPA. As of December 31, 2023, we have received funding from such grants totaling $622 thousand from the Ministry of Energy, $4,406 thousand from the Israeli Ministry of Economy and Industry, $662 thousand from the BIRD Foundation and $580 thousand from NYPA.

Financing that is granted by the IIA is in the range of 30-50% of the submitted budget of the development of a particular product, which includes the costs of manpower and the costs of the materials that are required to develop and manufacture a first prototype of the product. In light of this government financing, we are required to comply with the provisions of the Israeli Encouragement of Research and Development Law related to intellectual property and we are required to pay yearly royalties to the Israeli government at a rate of 3-5% on the revenues generated from the sale of our products developed under an IIA program up to the total amount of the grants received from IIA plus the relevant interest rate, if any. Under IIA regulations, grants received before June 30, 2017, bear the annual interest rate that applied at the time of the approval of the applicable IIA file which will apply to all of the funding received under such IIA approval. Grants received from the IIA after June 30, 2017, bear an annual interest rate based on the 12-month Secured Overnight Financing Rate, or SOFR, or at an alternative rate published by the Bank of Israel plus 0.71513%. Grants approved after January 1, 2024, shall bear the higher interest rate of (i) 12 months SOFR, plus 1%, or (ii) a fixed annual interest rate of 4%.

The transfer or license of IIA-supported technology or know-how outside of Israel and the transfer of manufacturing of IIA-supported products, technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred or licensed technology or know-how, our research and development expenses, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell, license or otherwise transfer our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

In connection with our project agreement with Fortlev on the bGen™ product, we notified the IIA regarding the feasibility of partially transferring production of the bGen™ technology outside of Israel, the maximum royalties to pay to the Israeli government have been increased to 120% of the total amount of grants that have been received. In consideration for the support from the BIRD Foundation, we are obligated, inter alia, to pay royalties at a rate of 5% on all of the revenues deriving from the technology that has been developed and up to a maximum ceiling of 150% of the amount of the grant, subject to the terms of the agreement with the BIRD Foundation.

The core technology which we have developed is the TES unit which includes the embedded heat exchanger, the embedded steam generator, the embedded storage capability, and the embedded conversion from electricity to high-temperature heat. All these embedded functionalities reside inside the TES unit and are built on a special structure with special insulation. This special developed TES enables to installed modular and fit to size units at production floors and inside power utilities, to increase flexibility, to enable renewable energy penetration, and to overcome the intermediate nature of renewable sources while energy has to be supplied to these sites on a regular basis with no dependency on timing of the renewable sources.

The main application of the energy storage unit with multi-functions inside has been submitted to patent offices in the United States, Europe, Israel, and South Africa. All of these submissions have been granted patents. See “Business Overview-Intellectual Property” below for additional information.

Our total research and development expenses, net, were $3,178 thousand for the year ended December 31, 2023, $4,695 thousand for the year ended December 31, 2022, and $3,664 thousand in the year ended December 31, 2021. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Components of our Operating Results”. As of December 31, 2023, December 31, 2022, and December 31, 2021, we received $92 thousand, $275 thousand and $1,266 thousand, respectively, in grants from various government authorities and agencies. For more information, see “Liquidity and Capital Resources-Grants and other Funding Arrangements.”

Intellectual Property

Protection of our intellectual property is important to our business. We seek to protect our intellectual property through a combination of patents, trademarks, and confidentiality agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors, and other vendors and contractors. In addition, we rely on trade secrets law to protect our product candidates and products in development.

We have registered a patent for our core energy storage technology in Israel, the United States, the United Kingdom, Switzerland, Norway, certain European Union countries - Germany, Belgium, Denmark, Spain, France and Italy- and South Africa. The patent covers our fundamentals of the energy storage unit which we have developed using three central functions in one unit: the heat exchanger, the receipt and storage of the heat, and the production of steam inside the storage unit.

We believe our patented technology for our combined thermal storage system is unique and it affords us a significant competitive advantage. We may apply to register additional patents in the future based on the technology developed alongside or in addition to our already patented technology.

We plan to license the usage of technology we have developed to our customers. We expect that we will bundle the licensing of the technology usage with offering our customers products and services.

No assurance can be given that our intellectual property will provide us with a competitive advantage or that we will not infringe on the intellectual property rights of others. In addition, we cannot be sure that any trademarks will be granted in a timely manner or at all with respect to any of our pending applications. For further discussion of the risks related to our intellectual property, see “Risk Factors-Risks Related to Our Intellectual Property.”

Patents

The following table sets forth information regarding our patent portfolio as of October 21, 2024:

Patent No.	Application No.	Title	Grant Date	Expiration Date	Country
2015/05655 10,145,365	2015/05655 14/766,136	Combined thermal storage (Integral	March 29, 2017 December 4, 2018	January 22, 2034 May 14, 2035	South Africa United States(1)
EP2976579(2)	14767720.7	Thermal Storage, Heat Exchange and Steam Generation)	June 5, 2019	January 22, 2034	Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Italy, Luxembourg, Norway
240,502	240,502		December 27, 2019	January 22, 2034	Israel(3)
Pending	63/550,061	Dual HTF high temperature Energy Storage	Pending	Pending	United States(4)

(1)	On September 17, 2018, we received a Notice of Allowance from the USPTO stating that our application for a patent had been approved. This patent deals with our integrated thermal storage product, which is based on the performance of three central functions: heat exchange, storage of heat at high temperatures, and the production of steam inside of the storage unit. The registration of the patent, which is called: “Integrated Thermal Storage, Heat Exchanger, and Steam Generator” was done on December 4, 2018.

(2)	On February 5, 2019, we received a Notice of Allowance from the European Patent Office stating that our application for a patent in Europe had been approved. This patent deals with our integrated thermal storage product, which is based on the performance of three central functions: heat exchange, storage of heat at high temperatures, and the production of steam inside of the storage unit. The granting of the patent, which is called: “Integrated Thermal Storage, Heat Exchanger, and Steam Generation” was received in June 2019, upon the payment of the registration fee. The Company has continued to the national phase stage in Europe and registered the patent in the following countries on June 5, 2019: Belgium, Spain, Switzerland, Denmark, Germany, France, Great Britain, Italy, Luxembourg and Norway.

(3)	On July 4, 2019, we received a Notice of Allowance from the Israeli Patent Office stating that our application for a patent in Israel had been approved. This patent deals with our integrated thermal storage product, which is based on the performance of three central functions: heat exchange, storage of heat at high temperatures, and the production of steam inside of the storage unit. The granting of the patent, which is called: “Integrated Thermal Storage, Heat Exchanger, and Steam Generation” was done on December 27, 2019.

(4)	On February 6, 2024, a provisional application for a new patent has been submitted to the United State Patent office. The application name is “Dual HTF high temperature Sensible Energy Storage”. Application number 63/550,061. The provisional application enables us to submit the full patent during the following 12 months.

Trademarks

We have taken steps to register a trademark for our main product, the bGen™ storage system. If our trademark application is approved, we can add the TM mark on all of our documentation for the bGen™, which is used to describe the product, its functionalities, and the technology.

The following table sets forth the jurisdictions in which we have submitted an application for the registration of the bGen™ as a trademark as of June 30, 2024:

Trademark No.	Application No.	Trademark	Grant Date	Application Date	Country
920352340	920352340	bGen in class 11	May 25, 2021	August 4, 2020	Brazil
6,708,110	90/088,601	bGen in class 11	April 19, 2022	August 3, 2020	United States
48639379	48639379	bGen in class 11	March 14, 2021	August 4, 2020	China
4598578	4598578	bGen in class 11	February 23, 2021	August 6, 2020	India
018347359	018347359	bGen in class 11	May 20, 2021	December 1, 2020	European Union
330,213	330,213	bGen in class 11	March 2, 2021	August 3, 2020	Israel

Competition

We operate as a supplier of TES solutions. The energy storage market is broad and contains segments that range from TES to electrical energy storage and other forms of energy storage. The current standard technologies for storing thermal energy are (a) molten salt, which tends to be high in price and maintenance costs, and (b) water, which is limited at low temperatures.

There are a number of companies currently operating in the TES market, primarily due to technological and funding challenges that exist in developing innovative energy storage solutions. Our direct competitors in the TES space are companies such as Energy Nest, KraftBlock, Kyoto, and Rondo. The focused segment by these competitors is the industrial decarbonization, where companies are required to switch to non-fossil fuels due to environment and increasing cost of carbon tax, while their required process heat, in the production lines, is in the medium to high temperature range. Kraftblock and Kyoto focused more on Europe, Rondo in the US. The companies differ in their Technology Readiness Level, or TRL, according to their number of installed Pilots and maturity, by their modularity approach which is essential in the industrial segment and by their capability of output temperatures. These companies are using mainly the sensible heat approach where Kyoto is using molten salt as the storage media, Rondo uses Shamot Bricks and Energy Nest the special developed concrete. Additional used technologies and approaches are observed in the TES arena but with a much lower TRL.

We believe that we have several advantages over other technologies in parts due to: (i) the supply of energy continuously, economically, and around-the-clock, (ii) our modularity and solutions from small scale operations without impairing economic feasibility, (iii) our lower pricing due to low-cost materials, and (iv) our mature stage of TRL and are moving towards commercialization.

Organizational Structure

The following is a depiction of our organizational structure as of October 28, 2024:

Each of Brenmiller Energy (Rotem) Ltd., Brenmiller Energy Inc. and Brenmiller Energy NL B.V. is wholly owned by us. Brenmiller Energy (Rotem) Ltd. was established to commence operations in Rotem 1 Project. However, as of the date of this prospectus, we have stopped this project and plan to dissolve Brenmiller Energy (Rotem) Ltd as soon as possible. Brenmiller Energy (Rotem) Ltd has ceased operations and is inactive due to a lack of financial resources and the shift in our focus. Brenmiller Energy Inc. is a Delaware company that was established to be our marketing subsidiary in the United States. Brenmiller Energy NL B.V. was incorporated in the Netherlands to function as a limited risk distributer of our products and services in Europe.

On September 25, 2024, we announced the establishment of a joint venture subsidiary company, Brenmiller Europe S.L, under the laws of Spain, together with IGES. IGES is jointly owned by Green Enesys Group and Viridi RE. The new entity will distribute our products, such as the bGen™ and recently unveiled bGen™ ZERO, through either an equipment sale model and/or an EaaS business model, starting in Spain, Hungary, Germany and Portugal. We hold 60% and IGES holds 40% of the issued shares of Brenmiller Europe.

Property, Plant and Equipment.

Our executive offices are located in Rosh Haayin, Israel and our primary production plant is located in Dimona, Israel. Our offices and the production plant in Dimona are leased and we do not own any real property. We entered into a lease agreement with Rotem Industrial Park Ltd for the use of a plot of land, also in Dimona, where we have installed and operated a demo TES facility for research and development and testing needs.

Employees

As of the date of this prospectus, we have 49 full-time employees and 2 part-time employees. All of these employees are located in Israel except one who is located in Brazil. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Our employees are not represented by labor unions or covered by collective bargaining agreements. We believe that we maintain good relations with our employees. However, in Israel, we are subject to certain Israeli labor laws, regulations and national labor court precedent rulings, as well as certain provisions of collective bargaining agreements applicable to us by virtue of extension orders issued in accordance with relevant labor laws by the Israeli Ministry of Economy and which apply such agreement provisions to our employees even though they are not part of a union that has signed a collective bargaining agreement.

All of our employment and consulting agreements include employees’ and consultants’ undertakings with respect to non-competition and assignment to us of intellectual property rights developed in the course of employment and confidentiality. With respect to our employees in Israel, the enforceability of such provisions is limited by Israeli law.

Environmental Matters

Our objective with using TES technology and implementations is to reduce carbon footprints, by contributing to expedite the transition from a reliance on fossil fuels to the widescale use of renewable energy sources. The bGen™ storage solution’s main components are its crushed rock storage media, metals, and piping. Our technology does not use any hazardous materials. To the best of our knowledge, as of the date of this prospectus, we do not have environmental risks that might have a significant impact on us. In addition, neither we nor our senior officers are a party to significant legal or administrative proceedings in connection with environmental matters.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings relating to claims arising out of our operations. As of the date of this prospectus, we are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Government Regulation

Our business includes the development, manufacturing, installation, maintenance, and operation of energy storage units. For each of these installations, a set of industry regulations, codes, and standards, are defined. These regulations relate to the specific installed environment, either in the industrial factory setting or in power-utilities setting. These codes and standards are related to equipment such as energy storage units, steam generation units, and boilers. The regulations and standards vary by jurisdiction, according to the installation site. For each new installation, the set of the required codes and standards is defined as part of the contract for the installation site. The system parts need to be designed, manufactured, and built in accordance with applicable local regulations and codes in force.

In addition, in accordance with the Business Licensing Order (Businesses Required for Licensing), 2013, our facility in the city of Dimona, Israel requires a business license. We have obtained such a business license that is effective through December 31, 2027.

MANAGEMENT

Directors and Senior Management

The following table sets forth information regarding our executive officers, key employees and directors as of the date of this prospectus:

Name	Age	Position
Avraham Brenmiller(8)	71	Chief Executive Officer, Chairman of the Board of Directors
Ofir Zimmerman	48	Chief Financial Officer
Doron Brenmiller(8)	40	Chief Business Officer, Director
Nir Brenmiller(7)	44	Chief Operating Officer, Director
Rami Ezer	61	Chief Technology Officer
Avi Sasson	49	Executive Vice President - Operation
Nava Swersky Sofer(1)(2)(3)(4)(5)	58	Director
Michael Korner(1)(2)(5)(6)	62	Director
Zvi Joseph(5)(7)	58	Director
Chen Franco-Yehuda(1)(2)(3)(4)(5)	40	Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	External Director (as defined under Israeli law)

(4)	Independent Director (as defined under Israeli law)

(5)	Independent Director (as defined under Nasdaq Stock Market rules)

(6)	Class I directors shall hold office until the annual general meeting to be held in 2024 and until their successors shall have been elected and qualified.

(7)	Class II directors shall hold office until the annual general meeting to be held in 2025 and until their successors shall have been elected and qualified.

(8)	Class III directors shall hold office until the annual general meeting to be held in 2026 and until their successors shall have been elected and qualified.

Avraham Brenmiller, Chief Executive Officer and Chairman of the Board of Directors

Mr. Avraham Brenmiller has served as our Chief Executive Officer since January 2012 and as Chairman of our board of directors since January 2012. Mr. A. Brenmiller graduated from Ohio State University, with a Mechanical Engineering degree. Additionally, he holds another Mechanical Engineering degree from ORT Technikum Givatayim in Israel, and an M.B.A for engineers from The Israeli Center for Management. Mr. A. Brenmiller has vast operational experience as chief executive officer and director at international companies, which our board of directors believes qualifies him to serve as a director. Mr. A. Brenmiller will serve as Chairman of our board of directors until January 2025.

Ofir Zimmerman, Chief Financial Officer

Mr. Ofir Zimmerman has served as our Chief Financial Officer since August 2020. Mr. Zimmerman holds a B.A. in Business Management and Accounting from the College of Management Academic Studies in Israel, Additionally, he holds a certificate as an Industrial and Management Technician. He was the Deputy Chief Financial Officer of Mitrelli Group and BSW International group. Mr. Zimmerman was also a financial advisor to Brenmiller Energy Ltd. prior to becoming its Chief Financial Officer for a year and a half.

Doron Brenmiller, Chief Business Officer and Director

Mr. Doron Brenmiller has served as our Chief Business Officer since January 16, 2022 and has been a member of our board of directors since 2012. Previously, Mr. D. Brenmiller served as our Executive Vice President since 2012. Mr. D. Brenmiller holds a B.A, in Electrical Engineering from Tel Aviv University in Israel, and an M.B.A from INSEAD Business School in France. Mr. D. Brenmiller excellence and executive experience, qualifies him to serve as a director.

Nir Brenmiller, Chief Operating Officer and Director

Mr. Nir Brenmiller has served as our Chief Operating Officer since January 16, 2022 and has been a member of our board of directors since 2012. Previously, Mr. N. Brenmiller served as our Executive Vice President since 2012. Mr. N. Brenmiller holds a B.A. in Computer Science from the IDC - Reichman University in Israel, and an M.B.A from The Hebrew University in Jerusalem. Mr. N. Brenmiller technological and executive experience qualifies him to serve as a director.

Rami Ezer, Chief Technology Officer

Mr. Rami Ezer has served as our Chief Technology Officer since January 16, 2022, before which time he served as our Chief Engineering Officer since November 2012. Mr. Ezer holds a B.S.C in Material Science from Ben-Gurion University in Israel.

Avi Sasson, Executive Vice President - Operation

Mr. Avi Sasson has served as our Executive Vice President - Operation since January 16, 2022, before which time he served as our Chief Operating Officer since January 2012. Mr. Sasson holds a B.Sc. in Industrial Engineering and Management from Tel Aviv University.

Nava Swersky Sofer, Director

Ms. Nava Swersky Sofer has served on our board of directors as an external director since June 2019 and chairs our audit and compensation committees. Ms. Swersky Sofer is head of innovation and technology at Rimon College of Music and also serves as a director of iArgento Hi Tech Assets, LP; CIITech Ltd., the NGO Hadassah Neurim, INSME (based in Rome, Italy) and Praxis Spinal Cord Institute (based in Vancouver, Canada). She also serves on the boards of governors of the Tel Aviv - Yaffo Academic College and the Ruppin Academic Centre. Ms. Swersky Sofer holds an LL.B. from Tel Aviv University in Israel and an M.B.A. from IMD International in Lausanne, Switzerland, as well as diplomas from the Sorbonne in France, the Intituto Trentito in Italy, and the Goethe Institute in Germany. Ms. Swersky Sofer is admitted to the Israeli Bar Association. Ms. Swersky Sofer has legal and financial experience as well as vast experience as director and manger in multiple companies and institutions, which our board of directors believes qualifies her to serve as a director.

Michael Korner, Director

Mr. Michael Korner has served on our board of directors since August 2024. Mr. Korner is an expert in energy and environmental consulting, and has been owner and Chief Executive Officer of M. Korner Ltd., since 2010, a consulting company with a focus on techno-economics, business strategy, regulation, and business evaluations, as well as a provider of studies and reports on energy and environmental issues. Mr. Korner has extensive experience working for entrepreneurs, energy companies and financial institutions in both the public and private sectors. From 2021 to present, Mr. Korner has acted as a board observer to Flowlit Ltd., a technology company, which developed an optical and non-invasive technology for highly accurate measurements of fluid flow-rates in pipes, while enabling simultaneously to monitor the density and size distribution of particles in the measured flow. Mr. Korner holds an M.B.A. from the Recanati Business School at Tel Aviv University in Israel, including completion of a multinational management program from the Wharton School of the University of Pennsylvania, and a B.Sc. in Mechanical Engineering from Tel Aviv University.

Zvi Joseph, Director

Mr. Zvi Joseph, has served on our board of directors since August 2024. Mr. Joseph has a diverse work experience spanning multiple industries. Since 2005, Mr. Joseph has served as Deputy General Counsel of Amdocs, Inc. (NASDAQ: DOX). Mr. Joseph has acted as an Independent Director of AYRO, Inc. (NASDAQ: AYRO) a technology company which designs and manufactures compact, sustainable electric vehicles for closed campus mobility, low speed urban and community transport, local delivery and government use, since 2020. From 2018 to 2020, Mr. Joseph served as an Independent Director for DropCar, Inc, which offers a cloud-based platform and mobile app that helps consumers and automotive-related companies access garages. Mr. Joseph holds a Bachelor of Arts degree from New York University and a Juris Doctor from Fordham University School of Law. Mr. Joseph obtained the NACD Directorship Certification® from the National Association of Corporate Directors (NACD) in April 2022.

Chen Franco-Yehuda, Director

Mrs. Franco-Yehuda has served on our board of directors as an external director since August 2022. Mrs. Franco-Yehuda also serves as CFO, Treasurer, and Secretary of Pluri Inc., formerly Pluristem Therapeutics Inc., (NASDAQ: PLUR) since March 2019 where she is responsible for managing the financial and corporate strategy, and lead the IT, investor relations, public relations and the legal department. She also serves as board member at Ever After Foods, a joint venture established by Pluri and Tnuva group, in the food tech field. Prior to being appointed as Pluri’s CFO, Mrs. Franco-Yehuda performed several roles in the finance department of Pluri since May 2013. From October 2008 to April 2013, Mrs. Franco-Yehuda served as a manager of audit groups relating to public and private companies in various industries at PricewaterhouseCoopers (PwC) and also as a lecturer of accounting classes at the Open University of Israel from 2009 to 2014. Mrs. Franco-Yehuda holds a bachelor’s degree in economics and accounting from Haifa University and is a certified public accountant in Israel. Based on her financial background and experience, our board of directors believes that she is qualified to serve as a director.

Family Relationships

Mr. Avraham Brenmiller, our Chief Executive Officer, Chairman of the board of directors and our largest shareholder, is the father of Doron Brenmiller, our Chief Business Officer and director, and Nir Brenmiller, our Chief Operating Officer and director. See “Related Party Transactions” for additional information.

Arrangements for Election of Directors and Members of Management

There are no arrangements or understandings with controlling shareholders, customers, suppliers, or others pursuant to which any of our executive management or our directors were selected. See “Related Party Transactions” for additional information.

Compensation

Employment Agreements with Executive Officers

Compensation

The aggregate compensation, including share-based compensation, paid by us to our executive officers and directors for the year ended December 31, 2023 was $2,318 thousand. The following table sets forth information concerning the compensation of our six most highly compensated executive officers for the year ended December 31, 2023. The table does not include any amounts we paid to reimburse any of such persons for costs incurred in providing us with services during this period.

All amounts reported in the tables below reflect the cost to the Company, in thousands of dollars upon a conversion rate of 3.684 NIS/USD, for the year ended December 31, 2023.

Name and Principal Position	Salary, Pension, Retirement and Other Similar Benefits (Management)	Share Based Compensation	Total
Avraham Brenmiller
Chief Executive Officer, Chairman of the Board of Directors	$199	$396	$595
Ofir Zimmerman
Chief Financial Officer	$214	$101	$315
Doron Brenmiller
Chief Business Officer, Director	$223	$118	$341
Nir Brenmiller
Chief Operating Officer, Director	$221	$108	$329
Avi Sasson
Executive Vice President - Operation	$192	$74	$266
Rami Ezer
Chief Technology Officer	$200	$92	$292

Employment and Advisory Agreements with Executive Officers

We have entered into written employment and advisory agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

For a description of the terms of our options and option plans, see “Equity Incentive Plan” below.

Directors’ Service Contracts

Other than with respect to our directors that are also executive officers, we do not have written agreements with any director providing for benefits upon the termination of his employment with the Company. In addition, On August 25, 2022, following the recommendation of our remuneration committee, and the approval of the board of directors, our shareholders approved the adoption of a new compensation policy for our officers and directors.

Our directors collectively earned approximately NIS 667 thousand (approximately $181 thousand) out of which direct service cost paid was approximately NIS 407 thousand (approximately $111 thousand) and share based compensation of approximately NIS 260 thousand (approximately $70 thousand) for their services as directors in the year ended December 31, 2023.

An amendment to the Company’s compensation policy for officers and directors

Pursuant to the approval of an extraordinary meeting of the Company’s shareholders held on January 24, 2023, and as recommended by the board of directors and compensation committee, the Company adopted an amendment to the Company’s compensation policy, which includes an efficiency plan to decrease expenses and the Company’s burn rate, which plan may include, inter alia, exchanging accrued and unpaid cash salary to Company’s employees and officers with equity-based compensation, or the Efficiency Plan. The amendment presents the following changes to the current compensation policy from August 25, 2022:

i.	To allow the compensation committee and the board of directors to exchange basic salary with equity-based compensation, either in whole or in part, by issuing Restricted Shares (“RS”) or Restricted Shares Units (“RSU”) which will be vested on a monthly basis. In such case, the calculation of the RS and RSU value in comparison to the basic salary will include a discount of up to 15%.

ii.	To allow the compensation committee and the board of directors to exchange accrued and unpaid cash salary to office holders, including shareholders and /or relative of controlling shareholders, with RSU or any other equity-based compensation in accordance with the Company’s option plan (as defined in the current compensation policy) with the following minimum terms: vesting period of no less than one month, share price that will be calculated according to the average of Company’s market share price in the last 5-30 days (at the Boards’ discretion), with a discount of up to 15%.

Under the above approved compensation plan, we also granted during 2023 to our employees and service providers: (a) 7,811 RSUs in exchange for employee and service providers’ salary of NIS 346 thousand (approximately $94 thousand) vesting over a period of twelve (12) months, (b) bonuses in fully vested 47,315 restricted shares to employees and service providers, with estimated value in the amount of NIS 2,328 thousand ($649 thousand), and (c) 9,986 RSs in exchange for service provider fees of NIS 494 thousand (approximately $134 thousand).

Differences between the Companies Law and Nasdaq Requirements

Companies incorporated under the laws of the State of Israel whose shares are publicly traded, including companies with shares listed on Nasdaq, are considered public companies under Israeli law and are required to comply with various corporate governance requirements under Israeli law relating, among others, to such matters as the composition and responsibilities of the audit committee and the compensation committee (subject to certain exceptions that we utilize), and a requirement to have an internal auditor. These requirements are in addition to the corporate governance requirements imposed by the rules of the Nasdaq Stock Market and other applicable provisions of U.S. securities laws to which we are subject as a foreign private issuer. Under the Nasdaq Stock Market Rules, a foreign private issuer may generally follow its home country rules of corporate governance in lieu of the comparable requirements of the Nasdaq Rules, except for certain matters including the composition and responsibilities of the audit committee.

In accordance with Israeli law and practice and subject to the exemption set forth in Rule 5615 of the Nasdaq Stock Market rules, we have elected to follow the provisions of the Companies Law, rather than the Nasdaq Stock Market rules, with respect to the following requirements:

●	Distribution of periodic reports to shareholders; proxy solicitation. As opposed to the Nasdaq Stock Market rules, which require listed issuers to make such reports available to shareholders in one of a number of specific manners, Israeli law does not require us to distribute periodic reports directly to shareholders, and the generally accepted business practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. In addition to making such reports available on a public website, we currently make our audited consolidated financial statements available to our shareholders at our offices and will only mail such reports to shareholders upon request. As a foreign private issuer, we are generally exempt from the SEC’s proxy solicitation rules.

●	Quorum. While the Nasdaq Stock Market rules require that the quorum for purposes of any meeting of the holders of a listed company’s common voting stock, as specified in the company’s bylaws, be no less than 33 1/3% of the company’s outstanding common voting stock, under Israeli law, a company is entitled to determine in its articles of association the number of shareholders and percentage of holdings required for a quorum at a shareholders meeting. As permitted under the Companies Law, our articles of association provide that a quorum of two (2) or more shareholders, in person or by proxy, holding at least 25% of the voting rights, is required for commencement of business at a general meeting. However, the quorum set forth in our amended and restated articles of association with respect to an adjourned meeting consists of at least one shareholders present in person or by proxy. If the original meeting was convened upon requisition under Section 63 of the Companies Law, one or more Shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum.

●	Nomination of our directors. With the exception of directors elected by our board of directors and external directors, our directors are elected by an annual or special meeting of our shareholders (i) to hold office until the next annual meeting following his or her election or (ii) for three-year term, as described below under “Management-Board Practices-External Directors.” The nominations for directors, which are presented to our shareholders by our board of directors, are generally made by the board of directors itself, in accordance with the provisions of our amended and restated articles of association and the Companies Law. Nominations need not be made by a nominating committee of our board of directors consisting solely of independent directors, as required under the Nasdaq Stock Market rules.

●	Compensation of officers. Israeli law and our amended and restated articles of association do not require that the independent members of our board of directors (or a compensation committee composed solely of independent members of our board of directors) determine an executive officer’s compensation, as is generally required under the Nasdaq Stock Market rules with respect to the chief executive officer and all other executive officers. Instead, compensation of executive officers is determined and approved by our compensation committee and our board of directors, and in certain circumstances by our shareholders, either in consistency with our office holder compensation policy or, in special circumstances in deviation therefrom, taking into account certain considerations stated in the Companies Law. See “Management-Approval of Related Party Transactions under Israeli Law” for additional information.

●	Independent directors. Israeli law does not require that a majority of the directors serving on our board of directors be “independent,” as defined under Nasdaq Listing Rule 5605(a)(2), and rather requires we have at least two external directors who meet the requirements of the Companies Law, as described above under “Management-Board Practices-External Directors.” We are required, however, to ensure that all members of our audit committee are “independent” under the applicable Nasdaq and SEC criteria for independence (as we cannot exempt ourselves from compliance with that SEC independence requirement, despite our status as a foreign private issuer), and we must also ensure that a majority of the members of our audit committee are “independent directors” as defined in the Companies Law. Furthermore, Israeli law does not require, nor do our independent directors conduct, regularly scheduled meetings at which only they are present, which the Nasdaq Stock Market rules otherwise require.

●	Shareholder approval. We will seek shareholder approval for all corporate actions requiring such approval under the requirements of the Companies Law, rather than seeking approval for corporation actions in accordance with Nasdaq Listing Rule 5635. In particular, under this Nasdaq Stock Market rule, shareholder approval is generally required for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements (although under the provisions of the Companies Law there is no requirement for shareholder approval for the adoption/amendment of the equity compensation plan); and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors/officers/5% shareholders) if such equity is issued (or sold) at below the greater of the book or market value of shares. By contrast, under the Companies Law, shareholder approval is required for, among other things: (i) transactions with directors concerning the terms of their service or indemnification, exemption and insurance for their service (or for any other position that they may hold at a company), for which approvals of the compensation committee, board of directors and shareholders are all required, (ii) extraordinary transactions with controlling shareholders of publicly held companies, which require the special approval, and (iii) terms of employment or other engagement of the controlling shareholder of us or such controlling shareholder’s relative, which require special approval. In addition, under the Companies Law, a merger requires approval of the shareholders of each of the merging companies.

●	Approval of Related Party Transactions. All related party transactions are approved in accordance with the requirements and procedures for approval of interested party acts and transaction as set forth in the Companies Law, which requires the approval of the audit committee, or the compensation committee, as the case may be, the board of directors and shareholders, as may be applicable, for specified transactions, rather than approval by the audit committee or other independent body of our board of directors as required under the Nasdaq Stock Market rules. See “Management-Approval of Related Party Transactions under Israeli Law” for additional information.

●	Annual Shareholders Meeting. As opposed to the Nasdaq Stock Market Rule 5620(a), which mandates that a listed company hold its annual shareholders meeting within one year of the company’s fiscal year-end, we are required, under the Companies Law, to hold an annual shareholder meeting each calendar year and within 15 months of the last annual shareholders meeting.

Board Practices

Introduction

Our board of directors presently consists of seven members, including two external directors, as required under the Companies Law. We believe that Zvi Joseph, Michael Korner, Chen Franco-Yehuda, and Nava Swersky Sofer are “independent” for purposes of the Nasdaq Stock Market rules.

Under the Company’s amended and restated articles of association, the board of directors is to consist of not less than three (3) and not more than nine (9) directors.

Our business and affairs are managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or executive management. Our Chief Executive Officer is responsible for our day-to-day management and has individual responsibilities established by our board of directors. The Chief Executive Officer is appointed by and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him.

All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.

Our amended and restated articles of association provide for a split of the board of directors into three classes with staggered three-year terms (excluding external directors). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

Each director, except external directors, will hold office until the third annual general meeting of our shareholders following his or her appointment, or until he or she resigns or unless he or she is removed by a majority vote of our shareholders at a general meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our amended and restated articles of association.

In addition, under certain circumstances, our amended and restated articles of association allow our board of directors to appoint directors to fill vacancies on our board of directors or in addition to the acting directors (subject to the limitation on the number of directors), until the next annual general meeting in which directors may be appointed or terminated. External directors may be elected for up to two additional three-year terms after their initial three-year term under the circumstances described below, with certain exceptions as described in “External Directors” below. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “Board Practices-External Directors” below for additional information.

Under the Companies Law, nominations for directors may be made by any shareholder holding at least one percent of our outstanding voting power. However, any such shareholder may make such a nomination only if a written notice of such shareholder’s intent to make such nomination has been given to our board of directors. Any such notice must include certain information, the consent of the proposed director nominee(s) to serve as our director(s) if elected and a declaration signed by the nominee(s) declaring that there is no limitation under the Companies Law preventing their election and that all of the information that is required to be provided to us in connection with such election under the Companies Law and our amended and restated articles of association has been provided.

However, under the New Exemptions, one or more shareholders of an Israeli company whose shares are listed outside of Israel (e.g., listed on Nasdaq), may request its company’s board of directors to include an appointment of a candidate for a position on the board of directors or the termination of a board member as an item on the agenda of a future general meeting, provided that the shareholder hold at least five percent of the voting rights of the company, instead of the one percent required in the past. The decision whether to include the suggested item on the agenda is subject to the Company’s discretion, under the provisions of the Companies Law.

Under the Companies Law, our board of directors must determine the minimum number of directors who are required to have accounting and financial expertise. In determining the number of directors required to have such expertise, our board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that the minimum number of directors of the Company who are required to have accounting and financial expertise is three.

The board of directors must elect one director to serve as the chairman of the board of directors to preside at the meetings of the board of directors and may also remove that director as chairman. Pursuant to the Companies Law, neither the chief executive officer nor any of his or her relatives is permitted to serve as the chairman of the board of directors, and a company may not vest the chairman or any of his or her relatives with the chief executive officer’s authorities. In addition, a person who reports, directly or indirectly, to the chief executive officer may not serve as the chairman of the board of directors; the chairman may not be vested with authorities of a person who reports, directly or indirectly, to the chief executive officer; and the chairman may not serve in any other position in the company or a controlled company, but he or she may serve as a director or chairman of a controlled company. However, the Companies Law permits a company’s shareholders to determine, for periods not exceeding three years each, that the chairman or his relative may serve as chief executive officer or be vested with the chief executive officer’s authorities, and that the chief executive officer or his relative may serve as chairman or be vested with the chairman’s authorities. Such determination of a company’s shareholders requires either: (1) the approval of at least a majority of the shares of those shareholders present and voting on the matter (other than controlling shareholders and those having a personal interest in the determination) (shares held by abstaining shareholders shall not be considered); or (2) that the total number of shares opposing such determination does not exceed 2% of the total voting power in the company. Currently, our Chief Executive Officer also serves as our Chairman of the Board of Directors, and as such requires a shareholder approval by a special majority, which was given on May 9, 2023, for a period of 18 months, from August 1, 2023, until February 1, 2025.

The board of directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees of the board, and it may, from time to time, revoke such delegation or alter the composition of any such committees, subject to certain limitations. Unless otherwise expressly provided by the board of directors, the committees shall not be empowered to further delegate such powers. The composition and duties of our audit committee and compensation committee are described below.

Minutes of the Board meetings are kept at our offices

The board of directors oversees how management monitors compliance with our risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks faced by us. The board of directors is assisted in its oversight role by an internal auditor. The internal auditor undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to our audit committee.

The quorum for starting a meeting of the board of directors shall be constituted by the presence in person or by any means of communication of a majority of the directors then in office who are lawfully entitled to participate and vote in the meeting. Resolutions of the board of directors are adopted by a majority of the directors present and voting at the meeting, without taking into account the votes of abstainers.

According to the Companies Law, a person who does not possess the skills required and the ability to devote the appropriate time to the performance of the office of director in a company, taking into consideration, among other things, the special requirements and size of that company, shall neither be appointed as a director nor serve as a director in a public company. A public company shall not convene a general meeting if the agenda of which includes the appointment of a director, and a director shall not be appointed unless the candidate has submitted a declaration that he or she possesses the skills required and the ability to devote the appropriate time to the performance of the office of director in the company, that sets forth the aforementioned skills and further states that the limitations set forth in the Companies Law regarding the appointment of a director do not apply in respect of such candidate.

A director who ceases to possess any qualification required under the Companies Law for holding the office of director or who becomes subject to any ground for termination of his/her office must inform the company immediately and his/her office shall terminate upon such notice.

External Directors

Under the Companies Law, an Israeli company whose shares have been offered to the public or whose shares are listed for trading on a stock exchange in or outside of Israel is required to appoint at least two external directors to serve on its board of directors. External directors must meet stringent standards of independence. The definitions of an external director under the Companies Law and independent director under Nasdaq rules are similar such that it would generally be expected that the external directors will also comply with the independence requirement under Nasdaq rules. As of the date hereof, our external directors are Ms. Nava Swersky Sofer and Mrs. Chen Franco-Yehuda.

According to regulations promulgated under the Companies law, at least one of the external directors is required to have “financial and accounting expertise,” unless another member of the Board, who is an independent director under the Nasdaq Stock Market rules, has “financial and accounting expertise,” and the other external directors have “professional expertise”. An external director may not be appointed to an additional term unless: (1) such director has “accounting and financial expertise;” or (2) he or she has “professional expertise,” and on the date of appointment there is an external director who has “accounting and financial expertise” and the number of “accounting and financial experts” on the board of directors is at least equal to the minimum number determined appropriate by the board of directors. We have determined that Mesdames Chen Franco-Yehuda and Nava Swersky Sofer and Messrs. Doron Brenmiller and Nir Brenmiller accounting and financial expertise.

Pursuant to regulations under the Companies Law, the board of directors of a company such as us is not required to have external directors if: (i) the company does not have a controlling shareholder (as such term is defined in the Companies Law); (ii) a majority of the directors serving on the board of directors are “independent,” as defined under Nasdaq Rule 5605(a)(2); and (iii) the company follows Nasdaq Rule 5605(e)(1), which requires that the nomination of directors be made, or recommended to the board of directors, by a Nominating Committee of the board of directors consisting solely of independent directors, or by a majority of independent directors. The Company meets all these requirements and may adopt in the future the corporate governance exemption set forth above.

A director with accounting and financial expertise is a director who, due to his or her education, experience and skills, possesses a high degree of proficiency in, and an understanding of, business - accounting matters and financial statements, such that he or she is able to understand the financial statements of the company in depth and initiate a discussion about the manner in which financial data is presented. A director is deemed to have “professional expertise” if he or she holds an academic degree in certain fields or has at least five years of experience in one of the said fields or in certain senior positions.

External directors are elected by a majority vote at a shareholders’ meeting, as long as either:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the election of the external director, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law provides for an initial three-year term for an external director. Thereafter, an external director may be reelected by shareholders to serve in that capacity for up to two additional three-year terms, provided that:

(1)	his or her service for each such additional term is recommended by one or more shareholders holding at least one percent of the company’s voting rights and is approved at a shareholders meeting by a disinterested majority, where the total number of shares held by non-controlling, disinterested shareholders voting for such reelection exceeds two percent of the aggregate voting rights in the company and subject to additional restrictions set forth in the Companies Law with respect to the affiliation of the external director nominee as described below;

(2)	his or her service for each such additional term is recommended by the board of directors and is approved at a shareholders’ meeting by the same disinterested majority required for the initial election of an external director (as described above); or

(3)	the external director offered his or her service for each such additional term and was approved in accordance with the provisions of section (1) above.

Notwithstanding the above, the term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq Stock Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirmed and presented to the general shareholders meeting that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the company, and provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the reelection of the external director at a general shareholders meeting, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

The Companies Law provides that a person is not qualified to serve as an external director if (i) the person is a relative of a controlling shareholder of the company, or (ii) if that person or his or her relative, partner, employer, another person to whom he or she was directly or indirectly subordinate, or any entity under the person’s control, has or had, during the two years preceding the date of appointment as an external director: (a) any affiliation or other disqualifying relationship with the company, with any person or entity controlling the company or a relative of such person, or with any entity controlled by or under common control with the company; or (b) in the case of a company with no shareholder holding 25% or more of its voting rights, had at the date of appointment as an external director, any affiliation or other disqualifying relationship with a person then serving as chairman of the board or chief executive officer, with a holder of 5% or more of the issued share capital or voting power in the company or with the most senior financial officer.

The term “relative” is defined under the Companies Law as a spouse, sibling, parent, grandparent or descendant; spouse’s sibling, parent or descendant; and the spouse of each of the foregoing persons.

Under the Companies Law, the term “affiliation” and the similar types of disqualifying relationships include (subject to certain exceptions):

●	an employment relationship;

●	a business or professional relationship even if not maintained on a regular basis (excluding insignificant relationships);

●	control; and

●	service as an officeholder, excluding director who was appointed as a director of the private company in order to serve as an external director following an initial public offering.

The term “officeholder” is defined under the Companies Law as a general manager/chief executive officer, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of that person’s title, a director and any other manager directly subordinate to the general manager.

In addition, no person may serve as an external director if that person’s position or professional or other activities create, or may create a conflict of interest with that person’s responsibilities as a director or otherwise interfere with that person’s ability to serve as a director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. An external director may not be paid, excluding amounts paid pursuant to indemnification and/or exculpation contracts or commitments and insurance coverage, other than for his or her service as an external director as permitted by the Companies Law and the regulations promulgated thereunder.

Following the termination of an external director’s service on a board of directors, such former external director and his or her spouse and children may not be provided a direct or indirect benefit by the company, its controlling shareholder or any entity under its controlling shareholder’s control. This includes engagement as an officeholder or director of the company or a company controlled by its controlling shareholder or employment by, or provision of services to, any such company for consideration, either directly or indirectly, including through a corporation controlled by the former external director. This restriction extends for a period of two years with regard to the former external director and his or her spouse or child and one year with respect to other relatives of the former external director.

External directors may be removed only by a special general meeting of shareholders called by the board of directors after the board has determined the occurrence of circumstances allow such dismissal, at the same special majority of shareholders required for their election, or by a court order, and in both cases only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the Company. In the event of a vacancy created by an external director which causes the company to have fewer than two external directors, the board of directors is required under the Companies Law to call a shareholder’s meeting as soon as possible to appoint such number of new external directors in order that the company thereafter has two external directors.

If at the time at which an external director is appointed all members of the board of directors who are not controlling shareholders or relatives of controlling shareholders of the company are of the same gender, the external director to be appointed must be of the other gender. A director of a company may not be appointed as an external director of another company if at the same time a director of such other company is acting as an external director of the first company.

Under regulations promulgated pursuant to the Companies Law, a company with no controlling shareholder whose shares are listed for trading on specified exchanges outside of Israel, including Nasdaq, may adopt exemptions from various corporate governance requirements of the Companies Law, so long as such company satisfies the requirements of applicable foreign country laws and regulations, including applicable stock exchange rules, that apply to companies organized in that country and relating to the appointment of independent directors and the composition of audit and compensation committees. Such exemptions include an exemption from the requirement to appoint external directors and the requirement that an external director be a member of certain committees, as well as exemption from limitations on directors’ compensation. As of the date of this prospectus, the Company does not have a controlling shareholder and therefore may use such exemptions.

In October 2020, the general meeting of shareholders approved the re-appointment of Mr. Eitan Machover as an external director for a three-year period from October 16, 2020. Mr. Machover’s term as an external director expired on October 16, 2023. In June 2022, the general meeting of shareholders approved the appointment of Ms. Nava Swersky Sofer as an external director for a second three-year term from June 20, 2022. In August 2022, the general meeting of shareholders approved the appointment of Ms. Chen Franco-Yehuda as an external director for a three-year period from August 25, 2022.

Independent Directors Under the Companies Law

An “independent director” is either an external director or a director who meets the same non-affiliation criteria as an external director (except for (i) the requirement that the director be an Israeli resident (which does not apply to companies such as ours whose securities have been offered outside of Israel or are listed outside of Israel) and (ii) the requirement for accounting and financial expertise or professional qualifications), as determined by the audit committee, and who has not served as a director of the company for more than nine consecutive years. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service.

Regulations promulgated pursuant to the Companies Law provide that a director in a public company whose shares are listed for trading on specified exchanges outside of Israel, including the Nasdaq Capital Market, who qualifies as an independent director under the relevant non-Israeli rules and who meets certain non-affiliation criteria, which are less stringent than those applicable to independent directors as set forth above, would be deemed an “independent” director pursuant to the Companies Law provided: (i) he or she has not served as a director for more than nine consecutive years; (ii) he or she has been approved as such by the audit committee; and (iii) his or her remuneration shall be in accordance with the Companies Law and the regulations promulgated thereunder. For these purposes, ceasing to serve as a director for a period of two years or less would not be deemed to sever the consecutive nature of such director’s service.

The company may extend the office of an independent director for more than nine consecutive years, for period(s) which do not exceed three years each, provided that the audit committee and the board of directors of the company confirmed and presented to the general meeting of shareholders that, in light of the independent director’s expertise and special contribution to the board of directors and its committees, the re-election for such additional period(s) is in the company’s best interest.

Alternate Directors

As required under the Companies Law, our amended and restated articles of association provide that any director may appoint as an alternate director, by written notice to us, any individual who is qualified to serve as director and who is not then serving as a director or alternate director for any other director. An alternate director of an external director, or an independent director, shall be qualified to serve as an external director or an independent director. The alternate director must have the same financial expertise or professional qualifications as the director who appointed him or her. Unless the appointing director limits the time or scope of the appointment, the appointment is effective for all purposes until the appointing director ceases to be a director or terminates the appointment. Currently, no alternate directors serve on our Board.

Committees of the Board of Directors

Our board of directors has established two standing committees, the audit committee and the compensation committee.

Audit Committee

Under the Companies Law, we are required to appoint an audit committee. The audit committee must be comprised of at least three directors, including all of the external directors (one of whom must serve as chair of the committee). The audit committee may not include the chairman of the board; a controlling shareholder of the company or a relative of a controlling shareholder; a director employed by or providing services on a regular basis to the company, to a controlling shareholder or to an entity controlled by a controlling shareholder; or a director who derives most of his or her income from a controlling shareholder.

In addition, a majority of the members of the audit committee of a publicly traded company must be independent directors under the Companies Law. Our audit committee is comprised of Mr. Michael Korner, Ms. Chen Franco-Yehuda and Ms. Nava Swersky Sofer.

Under the Companies Law, our audit committee is responsible for:

(i)	determining whether there are deficiencies in the business management practices of the Company, and making recommendations to the board of directors to improve such practices;

(ii)	determining whether to approve certain related party transactions (including transactions in which an officeholder has a personal interest and whether such transaction is extraordinary or material under Companies Law) and establishing the approval process for certain transactions with a controlling shareholder or in which a controlling shareholder has a personal interest. See “Directors, Senior Management and Employees - Board Practices - Approval of Related Party Transactions under Israeli law” for additional information;

(iii)	determining the approval process for transactions that are “non-negligible” (i.e., transactions with a controlling shareholder that are classified by the audit committee as non-negligible, even though they are not deemed extraordinary transactions), as well as determining which types of transactions would require the approval of the audit committee, optionally based on criteria which may be determined annually in advance by the audit committee;

(iv)	examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities;

(v)	examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our board of directors or shareholders, depending on which of them is considering the appointment of our auditor;

(vi)	establishing procedures for the handling of employees’ complaints as to deficiencies in the management of our business and the protection to be provided to such employees; and

(vii)	where the board of directors approves the working plan of the internal auditor, examining such working plan before its submission to the board of directors and proposing amendments thereto.

Our audit committee may not conduct any discussions or approve any actions requiring its approval, unless at the time of the approval a majority of the committee’s members are present, which majority consists of independent directors under the Companies Law, including at least one external director. See “Directors, Senior Management and Employees-Board Practices-Approval of Related Party Transactions under Israeli law” for additional information.

Our board of directors adopted an audit committee charter effective upon the listing of our Ordinary Shares on Nasdaq setting forth, among others, the responsibilities of the audit committee consistent with the rules of the SEC and Nasdaq Listing Rules (in addition to the requirements for such committee under the Companies Law), including, among others, the following:

●	oversight of our independent registered public accounting firm and recommending the engagement, compensation, or termination of engagement of our independent registered public accounting firm to the board of directors in accordance with Israeli law;

●	recommending the engagement or termination of the person filling the office of our internal auditor, reviewing the services provided by our internal auditor, and reviewing the effectiveness of our system of internal control over financial reporting;

●	recommending the terms of audit and non-audit services provided by the independent registered public accounting firm for pre-approval by our board of directors; and

●	reviewing and monitoring, if applicable, legal matters with significant impact, finding of regulatory authorities’ findings, receiving reports regarding irregularities and legal compliance, acting according to “whistleblower policy” and recommending to our board of directors if so required.

Nasdaq Stock Market Requirements for Audit Committee

Under the Nasdaq Stock Market rules, we are required to maintain an audit committee consisting of at least three members, all of whom are independent and are financially literate, and one of whom has accounting or related financial management expertise.

As noted above, the members of our audit committee currently include Mrs. Chen Franco-Yehuda and Ms. Nava Swersky Sofer who are external directors, and Mr. Michael Korner, each of whom is “independent,” as such term is defined in under Nasdaq Stock Market rules. Ms. Nava Swersky Sofer serves as the Chairperson of our audit committee. All members of our audit committee meet the requirements for financial literacy under the Nasdaq Stock Market rules. Our board of directors has determined that each member of our audit committee is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the Nasdaq Stock Market rules.

Compensation Committee

Under the Companies Law, the board of directors of any public company must establish a compensation committee. The compensation committee must be comprised of at least three directors, including all of the external directors, who must constitute a majority of the members of the compensation committee. Each compensation committee member that is not an external director must be a director whose compensation does not exceed an amount that may be paid to an external director. The compensation committee is subject to the same Companies Law restrictions as the audit committee as to (i) who may not be a member of the committee; and (ii) who may not be present during committee deliberations as described above.

Our compensation committee consists of Mrs. Chen Franco-Yehuda, Ms. Nava Swersky Sofer and Mr. Michael Korner. The Chairperson of our compensation committee is Ms. Nava Swersky Sofer. Our compensation committee complies with the provisions of the Companies Law, the regulations promulgated thereunder, and our amended and restated articles of association, on all aspects referring to its independence, authorities, and practice. Our compensation committee follows home country practice as opposed to complying with the compensation committee membership and charter requirements prescribed under the Nasdaq Stock Market rules.

Our compensation committee is responsible for, inter alia:

(a) reviewing and making recommendations to the board of directors with respect to the approval of the compensation policy with respect to the terms of office and employment of officeholders and (please see below for details on compensation policy under Israeli law);

(b) periodically reviewing the implementation of the compensation policy and providing the board of directors with recommendations with respect to any amendments or updates thereto;

(c) reviewing and resolving whether or not to approve arrangements with respect to the terms of office and employment of officeholders;

(d) overriding a determination of the shareholders in relation to certain compensation-related issues, subject to the approval of the board of directors and under special circumstances, such as, the approval of our compensation policy, after such compensation policy was reconsidered by the committee and on the basis of detailed reasons, the committee and thereafter the board of directors determined that the adoption of the compensation policy is in the best interests of the Company despite the objection of the general meeting; and

(e) the administration of our clawback policy.

Compensation Policy

Under the Companies Law, a compensation policy with respect to the terms of office and employment of officeholders must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee. The compensation policy is then brought for approval by our shareholders, which requires a special majority. See “Directors, Senior Management and Employees-Board Practices-Approval of Related Party Transactions under Israeli law” for additional information. Under the Companies Law, the board of directors may adopt the compensation policy if it is not approved by the shareholders, provided that after the shareholders oppose the approval of such policy, the compensation committee and the board of directors revisit the matter and determine that adopting the compensation policy would be in the best interests of the company.

The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of executive officers and directors, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must relate to certain factors, including the advancement of the company’s objectives, the company’s business, and its long-term strategy, and the creation of appropriate incentives for executives. It must also consider, among other things, the company’s risk management, size, and the nature of its operations. The compensation policy must furthermore consider the following additional factors:

●	the education, skills, expertise, and accomplishments of the relevant director or executive;

●	the director’s or executive’s roles and responsibilities and prior compensation agreements with him or her;

●	the relationship between the cost of the terms of service of an officeholder and the average median compensation of the other employees of the company (including those employed through manpower companies), including the impact of disparities in salary upon work relationships in the company;

●	the possibility of reducing variable compensation at the discretion of the board of directors; and the possibility of setting a limit on the exercise value of non-cash variable compensation; and

●	as to severance compensation, the period of service of the director or executive, the terms of his or her compensation during such service period, the company’s performance during that period of service, the person’s contribution towards the company’s achievement of its goals, and the maximization of its profits, and the circumstances under which the person is leaving the company.

The compensation policy must also include the following principles:

●	with the exception of officeholders who report directly to the chief executive officer, the link between variable compensation and long-term performance and measurable criteria;

●	the relationship between variable and fixed compensation, and the ceiling for the value of variable compensation at the time of its grant;

●	the conditions under which a director or executive would be required to repay compensation paid to him or her if it was later shown that the data upon which such compensation was based was inaccurate and was required to be restated in the company’s financial statements;

●	the minimum holding or vesting period for variable, equity-based compensation; and

●	maximum limits for severance compensation.

The compensation policy must also consider appropriate incentives from a long-term perspective.

Our compensation policy is designed to promote our long-term goals, work plan and policy, retain, motivate and incentivize our directors and executive officers while considering the risks that our activities involve, our size, the nature and scope of our activities, and the contribution of an officer to the achievement of our goals and maximization of profits, and align the interests of our directors and executive officers with our long-term performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.

Our compensation policy also addresses our executive officer’s individual characteristics (such as his or her respective position, education, scope of responsibilities, and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include base salary, annual bonuses, equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses (including annual and one-time bonus) are limited to a maximum amount. In addition, our compensation policy provides for a recommended maximum ratio between the total variable (cash bonuses and equity-based compensation) and non-variable (base salary) compensation components, in accordance with an officer’s respective position with the company.

An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. Our Chief Executive Officer will be entitled to recommend performance objectives to such executive officers, and such performance objectives will be approved by our compensation committee (and if required by law, by our board of directors and the general meeting, in the case of board members and/or officeholders which are controlling shareholders).

The performance measurable objectives of our Chief Executive Officer will be determined annually by our compensation committee and board of directors. In case the Chief Executive Officer is not a controlling shareholder, according to the Company’s compensation policy, a less significant portion of Chief Executive Officer’s annual cash bonus may be based on a discretionary evaluation of the Chief Executive Officer’s respective overall performance by the compensation committee and the board of directors and require shareholder approval for such payment in the event the Chief Executive Officer is also a controlling shareholder of the company.

The equity-based compensation under our compensation policy for our executive officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based compensation such as restricted share units or restricted shares in accordance with our equity plan then in place. Share options, restricted shares, or restricted share units granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.

In addition, our compensation policy contains compensation recovery provisions which allows us under certain conditions to recover bonuses paid in excess, enables our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance our compensation policy) and allows us to exculpate, indemnify and insure our executive officers and directors subject to certain limitations set forth thereto.

Our compensation policy also provides compensation to the members of our board of directors as follows: (i) an annual compensation and participation compensation which will be determined in accordance with the provisions of the Companies Regulations (Rules Regarding Renumeration and Expenses for an External Director), 2000, and the Companies Regulations (Exemptions for Dual Companies), 2000, or the Compensation Regulations, as may be amended from time to time and according to the Company’s rank; (ii) compensation for travel and parking expenses; and (iii) equity-based compensation, including external directors and independent directors, all in accordance with our compensation policy and applicable law. According to our compensation policy, directors who also serve as officeholders will not receive directors’ compensation in addition to their compensation for their duty as officeholders.

Internal Auditor

Under the Companies Law, the board of directors of an Israeli public company must appoint an internal auditor nominated by the audit committee. Our internal auditor is Haim Laham. The role of the internal auditor is to examine, among other things, whether a company’s actions comply with the law and proper business procedure. The audit committee is required to oversee the activities, to assess the performance of the internal auditor as well as to review the internal auditor’s work plan. An internal auditor may not be an interested party or officeholder, or a relative of any interested party or officeholder, and may not be a member of the company’s independent accounting firm or its representative. The Companies Law defines an interested party as a holder of 5% or more of the outstanding shares or voting rights of a company, any person or entity that has the right to appoint at least one director or the general manager of the company or any person who serves as a director or as the general manager of a company. Our internal auditor is not an interested party in the Company and not our employee.

Remuneration of Directors

Under the Companies Law, remuneration of our directors is subject to the approval of the compensation committee, thereafter by the board of directors, and thereafter, unless exempted under the regulations promulgated under the Companies Law, by the general meeting of the shareholders. According to the regulations, directors who are being compensated in accordance with such regulations are generally entitled to an annual fee, a participation fee for board or committee meetings and reimbursement of travel expenses for participation in a meeting which is held outside of the director’s place of residence. The minimum fixed and maximum amounts of the annual and participation fees are set forth in the regulations and are based on the classification of the Company according to the size of its capital. Remuneration of a director who is compensated in accordance with the regulations, in an amount which is less than the fixed annual fee or the fixed participation fee, requires the approval of the compensation committee, the board of directors and the shareholders (in that order). A company may compensate a director (who is compensated in accordance with the regulations) in shares or rights to purchase shares, in addition to the annual and the participation fees, and the reimbursement of expenses, subject to certain limitations set forth in the regulations and the compensation policy. Where the director is also a controlling shareholder, the requirements for approval of transactions with controlling shareholders apply.

Fiduciary Duties of Officeholders

The Companies Law imposes a duty of care and a duty of loyalty on all officeholders of a company.

The duty of care requires an officeholder to act with the level of care with which a reasonable officeholder in the same position would have acted under the same circumstances. The duty of care of an officeholder includes a duty to use reasonable means to obtain:

●	information on the advisability of a given action brought for his approval or performed by him by virtue of his position; and

●	all other important information pertaining to these actions.

The duty of loyalty of an officeholder requires an officeholder to act in good faith and for the benefit of the company and includes a duty to:

●	refrain from any conflict of interest between the performance of his duties in the company and his performance of his other duties or personal affairs;

●	refrain from any action that is competitive with the company’s business;

●	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or others; and

●	disclose to the company any information or documents relating to the company’s affairs which the officeholder has received due to his position as an officeholder.

Under the Companies Law, a company may approve an act specified above which would otherwise constitute a breach of the officeholder’s fiduciary duty, provided that the officeholder acted in good faith, neither the act nor its approval harms the company, and the officeholder discloses his, her or its personal interest a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.

Insurance

Under the Companies Law, a company may obtain insurance for any of its officeholders against the following liabilities incurred due to acts he or she performed as an officeholder, if and to the extent provided for in the company’s articles of association:

●	breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the officeholder;

●	a breach of his or her duty of loyalty to the company provided that the officeholder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests;

●	a financial liability imposed upon him or her in favor of another person; and

●	any other event, occurrence or circumstance in respect of which it may lawfully insure an officeholder.

Without derogating from the aforementioned, subject to the provisions of the Companies Law and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, we may also enter into a contract to insure an officeholder, in respect of expenses arising from their legal liability, including reasonable litigation expenses and legal fees, incurred by an officeholder in relation to an administrative proceeding instituted against such officeholder or payment required to be made to an injured party, pursuant to certain provisions of the Israeli Securities Law.

We currently have directors’ and officers’ liability insurance, providing total coverage of $7.5 million per occurrence and in the aggregate for all losses arising out of all claims made against all insured, including reasonable defense costs, subject to the terms, conditions and exclusions of the policy. We also have a Side A Policy, covering $5 million per occurrence and in the aggregate, including reasonable defense costs.

Indemnification

The Companies Law and the Israeli Securities Law provide that a company may indemnify an officeholder against the following liabilities and expenses incurred for acts performed by him or her as an officeholder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an officeholder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (a) no indictment (as defined in the Companies Law) was filed against such officeholder as a result of such investigation or proceeding; and (b) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (ii) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder or imposed on him or her by a court: (i) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (ii) in criminal proceedings of which he or she was acquitted; or (iii) as a result of a conviction for a crime that does not require proof of criminal intent;

●	expenses incurred by an officeholder in connection with an Administrative Procedure under the Israeli Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees or payment required to be made to an injured party, pursuant to certain provisions of the Israeli Securities Law. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Israeli Securities Law; and

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an officeholder.

The Companies Law also permits a company to undertake in advance to indemnify an officeholder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

Under the Companies Law, exculpation, indemnification, and insurance of officeholders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of officeholders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Indemnification letters, covering indemnification and insurance of those liabilities imposed under the Companies Law and the Israeli Securities Law, as discussed above, were granted to each of our officeholders and were approved for any future officeholders.

The maximum indemnification amount set forth in such letters to all of our officeholders is limited to an amount equal to the higher of: (i) $5,000,000; and (ii) 25% of our total shareholders’ equity, neutralizing a provision made for such indemnification, as reflected in our most recent financial statements (annual or quarterly) prior to the date on which the indemnity payment is made. The maximum amount set forth in such letters is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and officeholders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an officeholder from liability for a breach of his or her duty of loyalty but may exculpate in advance an officeholder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any officeholder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our officeholders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Exculpation letters were granted to each of our officeholders and were approved for any future officeholders.

Limitations

The Companies Law provides that we may not exculpate or indemnify an officeholder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the officeholder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the officeholder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the officeholder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) an act committed with the intention of making a personal profit unlawfully; or (4) any fine, monetary sanction, penalty or forfeit levied against the officeholder.

Under the Companies Law, exculpation, indemnification and insurance of officeholders in a public company must be approved by the compensation committee (and, with respect to directors and the chief executive officer, by the shareholders).

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our officeholders to the fullest extent permitted or to be permitted by the Companies Law.

The foregoing descriptions summarize the material aspects and practices of our board of directors. For additional details, we also refer you to the full text of the Companies Law, as well as of our amended and restated articles of association, which are exhibits to this registration statement of which this prospectus forms a part.

There are no service contracts between us or any of our subsidiaries, on the one hand, and our directors in their capacity as directors, on the other hand, providing for benefits upon termination of service.

Approval of Related Party Transactions under Israeli Law

General

Under the Companies Law, we may approve an action by an officeholder from which the officeholder would otherwise have to refrain, as described above, if:

●	the officeholder acts in good faith and the act or its approval does not cause harm to the company; and

●	the officeholder disclosed the nature of his or her interest in the transaction (including any significant fact or document) to the company at a reasonable time before the company’s approval of such matter.

Disclosure of Personal Interests of an Officeholder

The Companies Law requires that an officeholder discloses to the company, promptly, and, in any event, not later than the board meeting at which the transaction is first discussed, any direct or indirect personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company, including without limitations, any material document or fact regarding such transaction. If the transaction is an extraordinary transaction, the officeholder must also disclose any personal interest held by:

●	the officeholder’s relatives; or

●	any corporation in which the officeholder or his or her relatives holds 5% or more of the shares or voting rights, serves as a director or general manager or has the right to appoint at least one director or the general manager.

An officeholder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of his or her relative in a transaction that is not considered an extraordinary transaction. Under the Companies Law, an extraordinary transaction is a transaction:

●	not in the ordinary course of business; or

●	not on market terms; or

●	that is likely to have a material effect on the company’s profitability, assets or liabilities.

The Companies Law does not specify to whom within us nor the manner in which required disclosures are to be made. We require our officeholders to make such disclosures to our board of directors.

Under the Companies Law, once an officeholder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an officeholder, or a third party in which an officeholder has a personal interest unless the articles of association provide otherwise and provided that the transaction is in the company’s interest. If the transaction is an extraordinary transaction in which an officeholder has a personal interest, first the audit committee and then the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors, or the audit committee may not be present at such a meeting unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. A director who has a personal interest in a transaction, which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter, unless a majority of members of the board of directors or the audit committee, as the case may be, has a personal interest. If a majority of the board of directors has a personal interest, then shareholder approval is generally also required.

Disclosure of Personal Interests of a Controlling Shareholder

Under the Companies Law, the disclosure requirements that apply to an officeholder also apply to a controlling shareholder of a public company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, as well as transactions for the provision of services whether directly or indirectly by a controlling shareholder or his or her relative, or a company such controlling shareholder controls, and transactions concerning the terms of engagement and compensation of a controlling shareholder or a controlling shareholder’s relative, whether as an officeholder or an employee, require the approval of the audit committee or the compensation committee, as the case may be, the board of directors and a majority of the shares voted by the shareholders of the company participating and voting on the matter in a shareholders’ meeting. In addition, the shareholder approval must fulfill one of the following requirements or a Special Majority:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and have no personal interest in the transaction and are voting at the meeting must be voted in favor of approving the transaction, excluding abstentions; or

●	the shares voted by shareholders who vote against the transaction represent no more than 2% of the voting rights in the company.

In addition, any extraordinary transaction with a controlling shareholder or in which a controlling shareholder has a personal interest with a term of more than three years requires the abovementioned approval every three years; however, such transactions not involving the receipt of services or compensation can be approved for a longer-term, provided that the audit committee determines that such longer-term is reasonable under the circumstances.

The Companies Law requires that every shareholder that participates, in person, by proxy or by voting instrument, in a vote regarding a transaction with a controlling shareholder, must indicate in advance or in the ballot whether or not that shareholder has a personal interest in the vote in question. Failure to indicate such personal interest will result in the invalidation of that shareholder’s vote.

The term “controlling shareholder” is defined in the Companies Law as a shareholder with the ability to direct the activities of the company, other than by virtue of being an officeholder. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint 50% or more of the directors of the company or its general manager. In the context of a related party transactions involving a shareholder of the company, a controlling shareholder also includes a shareholder who holds 25% or more of the voting rights in the company if no other shareholder holds more than 50% of the voting rights in the company. For this purpose, the holdings of all shareholders who have a personal interest in the same transaction will be aggregated.

In accordance with the regulations promulgated under the Companies Law, certain defined types of extraordinary transactions between a public company and its controlling shareholder(s) are exempt from the shareholder approval requirements.

The approval of the board of directors and the shareholders, is required to effect a private placement of securities, in which either: (i) 20% or more of the company’s outstanding share capital prior to the placement is offered, and the payment for which (in whole or in part) is not in cash, in tradable securities registered in a stock exchange or not under market terms, and which will result in (a) an increase of the holdings of a shareholder that holds 5% or more of the company’s outstanding share capital or voting rights; or (b) will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights; or (ii) a person will become a controlling shareholder of the company.

Approval of the Compensation of Directors and Executive Officers

The compensation of, or an undertaking to indemnify, insure or exculpate, an officeholder who is not a director requires the approval of the company’s compensation committee, followed by the approval of the company’s board of directors, and, if such compensation arrangement or an undertaking to indemnify, insure or exculpate is inconsistent with the company’s stated compensation policy, or if the said officeholder is the chief executive officer of the company (subject to a number of specific exceptions), then such arrangement is subject to the approval of our shareholders, subject to a Special Majority requirement.

Directors. Under the Companies Law, the compensation of our directors requires the approval of our compensation committee, the subsequent approval of the board of directors and unless exempted under the regulations promulgated under the Companies Law, the approval of the general meeting of our shareholders. Unless exempted under the regulations promulgated under the Companies Law, if the compensation of our directors is inconsistent with our stated compensation policy, then, provided that those provisions that must be included in the compensation policy according to the Companies Law have been considered by the compensation committee and board of directors, shareholder approval by a Special Majority will be required.

Executive officers other than the chief executive officer. The Companies Law requires the approval of the compensation of a public company’s executive officers (other than the chief executive officer) in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) only if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders by a Special Majority. However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision, including regarding the shareholders of the Company objection. In addition, the regulations promulgated under the Companies Law provide that non-material changes to the terms of office of officeholders who are subordinated to the company’s Chief Executive Officer will require only Chief Executive Officer approval, provided that the company’s compensation policy includes a reasonable range for such non-material changes.

Chief executive officer. Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee; (ii) the company’s board of directors, and (iii) the company’s shareholders by a Special Majority. However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committees and the board of directors provides detailed reasons for their decision, after rediscussing the terms of the compensation and the shareholders decline the approval thereof. In addition, the compensation committee may exempt the engagement terms of a candidate to serve as the chief executive officer from shareholders’ approval, if the compensation committee determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company, and that subjecting the approval to a shareholder vote would impede the company’s ability to attain the candidate to serve as the company’s chief executive officer (and provide detailed reasons for the latter).

In addition, the compensation committee may waive the shareholder approval requirement with regards to the approval of the engagement terms of a candidate for the chief executive officer position, if they determine that the compensation arrangement is consistent with the company’s stated compensation policy and that the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. In the event that the chief executive officer candidate also serves as a member of the board of directors, his or her compensation terms as chief executive officer will be approved in accordance with the rules applicable to the approval of the compensation of directors.

Other Officeholders and Directors. The approval of each of the compensation committee and the board of directors, with regard to the officeholders and directors above, must be in accordance with the company’s stated compensation policy; however, under special circumstances, the compensation committee and the board of directors may approve compensation terms of a chief executive officer that are inconsistent with the company’s compensation policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval was obtained by a Special Majority requirement.

Amendment of existing terms of office and employment of officeholders who are not directors, including chief executive officers, require the approval of the compensation committee only if the compensation committee determines that the amendment is immaterial (as defined in our compensation policy).

Duties of Shareholders

Under the Companies Law, a shareholder has a duty to refrain from abusing his power in the company and to act in good faith and in an acceptable manner in exercising his rights and performing his obligations toward the company and other shareholders, including, among other things, in voting at general meetings of shareholders (and at shareholder class meetings) on the following matters:

●	amendment of the articles of association;

●	increase in the company’s authorized share capital;

●	merger; and

●	the approval of related party transactions and acts of officeholders that require shareholder approval.

A shareholder also has a general duty to refrain from oppressing other shareholders. The remedies generally available upon a breach of contract will also apply to a breach of the above-mentioned duties, and in the event of oppression of other shareholders, additional remedies are available to the injured shareholder.

In addition, any controlling shareholder, any shareholder that knows that its vote can determine the outcome of a shareholder vote and any shareholder that, under a company’s articles of association, has the power to appoint or prevent the appointment of an officeholder, or has another power with respect to a company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Equity Incentive Plan

In 2013, our board of directors approved and adopted our 2013 global incentive option plan, designed to grant awards consisting of options exercisable to our shares, restricted shares, or restricted share units. Our worldwide employees, directors, consultants and contractors are eligible to participate in this plan. Our board of directors shall have the power to administer the plan either directly or upon the recommendation of our compensation committee. Generally, options granted under this plan expire between five to ten years from the date of grant unless such shorter term of expiration is otherwise designated by the administrator. each option shall vest following the vesting dates and for the number of shares as shall be provided in the grant notification letter or award agreement In addition, our board of directors has sole discretion to determine, in the event of a transaction with another corporation, as defined in the plan, that each option shall either: (i) be substituted for an option to purchase securities of the other corporation; (ii) be assumed by the other corporation; or (iii) be cancelled.

On October 24, 2021, our board of directors extended the plan for a period of 10 years until December 31, 2031 and on January 4, 2023, our board of directors amended the plan to allow for restricted shares and restricted share units. The plan has been approved by the Israeli Tax Authority as required by applicable law.

The following table presents certain option grant information concerning the distribution of options (granted under the Plan) among directors and employees of the Company as of December 31, 2023:

	Options Outstanding	Unvested Options
Directors and Senior Management:
Avraham Brenmiller	22,500	15,000
Avi Sasson	4,250	1,125
Rami Ezer	4,250	1,125
Ofir Zimmerman	4,750	1,375
Ziv Dekel(1)	3,000	2,000
Nava Swersky Sofer	3,000	2,000
Chen Franco-Yehuda	3,000	2,000
Boaz Toshav(2)	3,000	3,000
All Other Grantees	33,950	9,254

(1)	On August 14, 2024, Mr. Dekel resigned from our board of directors. The options held by Mr. Dekel are exercisable within three months from August 14, 2024.
(2)	On August 14, 2024, Mr. Toshav resigned from our board of directors.

Amendment of the plan

Subject to applicable law, our board of directors may amend the plan, provided that any action by our board of directors which will alter or impair the rights or obligations of an option holder requires the prior consent of that option holder.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Ordinary Shares as of October 28, 2024 by:

●	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

●	each of our directors and executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to Ordinary Shares. Ordinary shares issuable under share options or warrants that are exercisable within 60 days after October 28, 2024, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

We are not controlled by another corporation, by any foreign government or by any natural or legal persons except as set forth herein, and there are no arrangements known to us which would result in a change in control of the Company at a subsequent date.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise noted below, each beneficial owner’s address is: c/o Brenmiller Energy Ltd., 13 Amal St. 4th Floor, Park Afek, Rosh Haayin, 4809249 Israel.

	No. of Shares Beneficially Owned	Percentage Owned
Holders of more than 5% of our voting securities:
Avraham Brenmiller*(1)	758,072	10.53%
Alpha Capital Anstalt(2)	574,541	8.06%
Snowdrop Holding SA(3)	552,103	7.5%
Directors and senior management who are not 5% holders:
Doron Brenmiller (4)	31,984	**	%
Nir Brenmiller (5)*	30,698	**	%
Ofir Zimmerman (6)*	33,185	**	%
Rami Ezer(7)	29,741	**	%
Avi Sasson(8)	28,250	**	%
Chen Franco-Yehuda(9)*	1,000	**	%
Nava Swersky Sofer(10)*	1,000	**	%
Michael Korner*	-	**	%
Zvi Joseph*	-	**	%
All directors and senior management as a group (10 persons)	917,930	12.78%

(1)	Includes 651,575 Ordinary Shares issued and outstanding and 106,497 Ordinary Shares issuable upon the exercise of warrants and options exercisable within 60 days of October 28, 2024, and does not include 12,500 Ordinary Shares issuable upon the exercise of options that are not exercisable within 60 days of October 28, 2024. Mr. A. Brenmiller alone has the voting and dispositive power over such Ordinary Shares and mailing address is 19 Habosem St., Ramat Hasharon, Israel 4704048.

(2)	Includes 542,290 Ordinary Shares issued and outstanding and 32,251 Ordinary Shares issuable upon the exercise of warrants exercisable within 60 days of October 28, 2024. Mr. Konard Ackermann, Dr. Alexander Lins and Dr. Nicola Feuerstein have the voting and dispositive power over the shares held by Alpha Capital Anstalt. Alpha Capital Anstalt’s address is c/o LH Financial Services Corp., 510 Madison Avenue, 14th Floor, New York, NY 10022. Based on information provided by Alpha Capital Anstalt on Schedule 13D filed with the SEC on June 10, 2024.

(3)

Includes 238,822 Ordinary Shares issued and outstanding and 313,281 Ordinary Shares issuable upon the exercise of warrants exercisable within 60 days of October 28, 2024. Jean-Paul Tissieres has the voting and dispositive power over the shares held by Snowdrop Holding SA. Snowdrop Holding SA’s address is Bruellan SA, Rue de Pas de I’Oours 6, 33963 Crans VS, Switzerland. Based on information provided by Snowdrop Holding SA on Schedule 13G/A filed with the SEC on October 8, 2023.

(4)	Includes 1,208 Ordinary Shares issued and outstanding and 30,776 Ordinary Shares issuable upon the exercise of options and does not include 2,500 Ordinary Shares issuable upon the exercise of options that are not exercisable within 60 days of October 28, 2024. Mr. Doron Brenmiller alone has the voting and dispositive power over such Ordinary Shares and mailing address is Pichman 11/11, Tel Aviv, Israel, 6902711.

(5)	Includes 782 Ordinary Shares issued and outstanding and 29,916 Ordinary Shares issuable upon the exercise of options and does not include 2,500 Ordinary Shares issuable upon the exercise of options that are not exercisable within 60 days of October 28, 2024. Mr. Nir Brenmiller alone has the voting and dispositive power over such Ordinary Shares and mailing address is 13 Igal Mosinson St., Tel Aviv, Israel.

(6)	Includes 28,435 Ordinary Shares issued and outstanding and 4,750 Ordinary Shares issuable upon the exercise of options that are exercisable within 60 days of October 28, 2024. Mr. Zimmerman alone has the voting and dispositive power over such Ordinary Shares and mailing address is 5 Ben-Hur St., Petach Tikva, Israel.

(7)	Includes 25,491 Ordinary Shares issued and outstanding and 4,250 Ordinary Shares issuable upon the exercise of options that are exercisable within 60 days of October 28, 2024. Mr. Ezer alone has the voting and dispositive power over such Ordinary Shares and mailing address is Shderot Hashoshanim St., 8, Ramat Gan, Israel.

(8)	Includes 24,000 Ordinary Shares currently issued and 4,250 Ordinary Shares issuable upon the exercise of options that are exercisable within 60 days of October 28, 2024. Mr. Sasson alone has the voting and dispositive power over such Ordinary Shares and mailing address is David Elazar St. 59, Modi’in Makabim-Re’ut, Israel.

(9)	Includes 2,000 Ordinary Shares issuable upon the exercise of options that are exercisable within 60 days of October 28, 2024, and does not include 1,000 Ordinary Shares issuable upon the exercise of options that are not exercisable within 60 days of October 28, 2024.

(10)	Includes 2,000 Ordinary Shares issuable upon the exercise of options that are exercisable within 60 days of October 28, 2024, and does not include 1,000 Ordinary Shares issuable upon the exercise of options that are not exercisable within 60 days of October 28, 2024.

*	Indicates director of the Company.
**	Less than 1%.

Changes in Percentage Ownership by Major Shareholders

Pursuant to a securities purchase agreement dated October 29, 2021, or the 2021 Private Placement, with the 2021 Private Placement Investors, on December 29, 2021, we issued 167,031 Ordinary Shares for aggregate gross proceeds of $7.5 million, or the First Closing. On December 29, 2021, we closed the First Closing of the 2021 Private Placement in which we offered 167,031 Ordinary Shares to the 2021 Private Placement Investors. On May 24, 2022, we closed the Second Closing of the 2021 Private Placement in which we offered 151,766 Ordinary Shares and 15,266 Prefunded Warrants. As a result, Alpha Capital Anstalt and More held approximately 9.99% and 9.27% of our issued and outstanding share capital, respectively, and the holdings of Avraham Brenmiller, Rani Zim and Migdal Insurance and Financial Holdings Ltd. decreased to approximately 32.84%, 13.59% and 8.19% of our issued and outstanding share capital, respectively. The 2021 Private Placement included an undertaking for us to file a registration statement with the SEC within 45 days from the First Closing. We filed the registration statement in connection with the 2021 Private Placement, which was subsequently declared effective by the SEC, and our Ordinary Shares began trading on Nasdaq on May 25, 2022.

On November 29, 2022, we entered into a definitive securities purchase agreements with certain investors, part of whom are existing shareholders, including Avraham Brenmiller, in which we sold 199,636 Ordinary Shares and 1,996,359 associated warrants in connection with the 2022 Private Placement. In addition, as of December 31, 2022, Avraham Brenmiller had an unpaid salary balance (in respect of prior years) in the amount of NIS 790 thousand (approximately $225 thousand). In exchange for such unpaid salary, on November 17, 2022, and November 23, 2022, the Compensation Committee and the Board of Directors, respectively, approved and voted to recommend that the shareholders approve to convert the unpaid salary into equity under the terms of the 2022 Private Placement, except the exercise period as described below. Accordingly, on February 5, 2023, we issued Mr. Brenmiller 14,822 units, consisting of 14,822 Ordinary Shares and 14,822 associated warrants, at a price of NIS 53.3 (approximately $15.5) per each issued unit, based on an exchange rate of NIS/USD 3.438 published on November 28, 2022 (the exchange rate on the day prior to the signing of the 2022 Private Placement). Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 (approximately $17.8) per warrant and has a term of two (2) years as of the issuance date of the warrants for Mr. Brenmiller. As a result of the foregoing, the holdings of Avraham Brenmiller increased to approximately 35.73% and the holdings of Rani Zim, More and Migdal Insurance and Financial Holdings Ltd. decreased to approximately 11.08%, 7.98% and 6.90% of our issued and outstanding share capital, respectively.

On June 12, 2023, we entered into a definitive securities purchase agreement with Snowdrop Holding SA for the issuance and sale in a private placement offering of 248,778 units, each unit consisting of one Ordinary Share and one non-tradeable warrant to purchase one Ordinary Share at a price per unit of $10.0, for aggregate gross proceeds of approximately $2.5 million (NIS 8.97 million). The warrants have an exercise price of NIS 44 (approximately $12) per warrant and may be exercised beginning on June 12, 2024, until June 12, 2029. The offering closed on June 15, 2023. As of September 30, 2024, Snowdrop Holding SA beneficially owned 552,103Ordinary Shares, with 7.5% ownership.

On August 4, 2024, we entered into a definitive securities purchase agreement with Alpha Capital Anstalt for a private placement of 1,000,000 ordinary shares, no par value per share, at a price of $1.05 per share. Under the terms the agreement, Alpha will also have the right to make a further investment for 1,000,000 additional Ordinary Shares in the event that our Ordinary Shares close at or above $2.50 per share within the next 12 months. The private placement is expected to result in gross proceeds of approximately $1.05 million.

Based on a Schedule 13G filed with the SEC on January 31, 2024, which reflects holdings as of December 31, 2023, Migdal Insurance & Financial Holdings Ltd has ceased to be a beneficial owner of more than 5% of our issued and outstanding share capital.

Based on a Schedule 13G/A filed with the SEC on February 6, 2024, which reflects holdings as of December 31, 2023, Y.D More Investments Ltd. has ceased to be a beneficial owner of more than 5% of our issued and outstanding share capital.

Record Holders

Based on a review of information provided to us by our transfer agent, as of October 28, 2024, there were 13 holders of record of our Ordinary Shares in the United States, Cede & Co., the nominee of the Depositary Trust Company. The shares held of record by Cede & Co. includes beneficial owners whose shares are held in street name by brokers and other nominees.

The Company is not controlled by another corporation, by any foreign government or by any natural or legal persons except as set forth herein, and there are no arrangements known to the Company which would result in a change in control of the Company at a subsequent date.

RELATED PARTY TRANSACTIONS

Employment Agreements

We have entered into written employment or services agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information, and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors’ and officers’ insurance. Certain members of our senior management may be eligible for bonuses each year. To the extent a member of management is entitled to a bonus, some of the bonuses are payable upon meeting objectives and targets that are set by our Chief Executive Officer and approved annually by our Compensation Committee that also set the bonus targets for our Chief Executive Officer.

Indemnification Agreements and Exculpation Letters

We have entered into indemnification agreements and exculpation letters with all of our directors and with members of our senior management. Each such indemnification agreement provides the officeholder with indemnification permitted under applicable law and up to a certain amount, and to the extent permitted by Companies Law. Each such exculpation letter provides that we may exculpate, in whole or in part, the relevant director or member of senior management from liability to us for damages caused to the Company as a result of a breach of his or her duty of care.

Shareholder Loan

Mr. Avraham Brenmiller, our Chief Executive Officer, Chairman of the board of directors, and major shareholder, has provided certain non-interest-bearing loans to us, as disclosed below.

On February 21, 2021, the Company’s board of directors approved the repayment of the full amounts of the loans provided to the Company by Mr. Avraham Brenmiller in an overall amount of NIS 3.1 million (approximately $0.8 million). On February 22, 2021, the loans provided by Mr. Avraham Brenmiller were repaid in full.

Securities Purchase Agreement

On November 29, 2022, we entered into a definitive securities purchase agreements with certain investors, including Mr. Avraham Brenmiller, Chief Executive Officer and the Chairman of our board of directors in connection with the 2022 Private Placement. Pursuant to the securities purchase agreement we entered into with Mr. Avraham Brenmiller, we sold 64,503 units consisting of 64,503 Ordinary Shares of the Company and 64,503 associated warrants to Mr. Avraham Brenmiller at a price of NIS 53.3 (approximately $15.5) per unit, based on an exchange rate of NIS/USD 3.438 published on November 28, 2022 (the exchange rate on the day prior to the signing of the 2022 Private Placement), for a total consideration of $1,000,000. The warrants have exercise price of NIS 61.3 (approximately $17.8) per share and are exercisable until January 31, 2028.

Mr. Avraham Brenmiller received piggyback registration rights for the Ordinary Shares and shares underlying the associated warrants sold in this private placement. On June 29, 2023, we filed a registration statement with the SEC to register the resale of the warrant shares. Upon effectiveness of such registration statement on July 10, 2023, the aforementioned piggyback rights expired.

Options

Since our inception, we have granted options to purchase our Ordinary Shares to our officers and certain of our directors who are also officers of the Company. In addition, on August 25, 2022, our shareholders approved the grant of options to purchase Ordinary Shares to our non-executive directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions, as defined in our stock option plan or the stated compensation policy, as the case may be. We describe our option plans under “Equity Incentive Plan.”

Unpaid CEO Salary Conversion to Equity

As of December 31, 2022, Mr. Avraham Brenmiller had an unpaid salary balance (in respect of prior years) in the amount of NIS 790 thousand (approximately $225 thousand). In exchange for the above unpaid salary, on November 17, 2022, and November 23, 2022, the compensation committee and the board of directors, respectively, approved and voted to recommend that the shareholders approve to convert the unpaid salary into equity under the terms of the November 2022 definitive securities purchase agreements, as described above, respectively, except the exercise period as described below. Accordingly, on January 24, 2023, our shareholders approved the conversion, and we granted Mr. Brenmiller 14,822 units, consisting of 14,822 Ordinary Shares and 14,822 associated warrants, at a price of NIS 53.3 (approximately $15.5) per each issued unit, based on an exchange rate of NIS/USD 3.438 published on November 28, 2022 (the exchange rate on the day prior to the signing of the 2022 Private Placement). Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 (approximately $17.8) per warrant and has a term of two (2) years as of the issuance date of the warrants for Mr. Brenmiller. See “Management-Compensation.”

Rani Zim Sustainable Energy Ltd.

We previously held a 45% economic interest in Rani Zim Sustainable Energy Ltd., an Israeli company incorporated on January 4, 2022, with the intention to engage in promoting and marketing energy solutions in Israel which partially will be based on our energy storage solution, which is coupled with a 45% voting and control interest and the right to nominate two out of the five total directors. Rani Zim Sustainable Energy Ltd. was jointly controlled by us and Rani Zim Holdings (Pty.) Ltd. (which is an entity wholly owned by one of our shareholders, Rani Zim). Rani Zim Holdings (Pty.) Ltd. and Yoav Kaplan, one of our directors until November 1, 2022, held 45% and 5% interests, respectively, of Rani Zim Sustainable Energy Ltd. As part of the Founders’ Agreement signed on December 21, 2021, by and among us, Rani Zim Holdings (Pty.) Ltd., Yolan Properties and Investments (Pty.) Ltd. (which is a wholly-owned entity by Yoav Kaplan) and Yoram Cohen, the parties agreed to invest an aggregate of NIS 1 million (approximately $270 thousand) in Rani Zim Sustainable Energy Ltd. Under the Founder’s Agreement, we invested our proportionate share of NIS 233 thousand (approximately $63 thousand) for the purpose of financing the first year of Rani Zim Sustainable Energy Ltd.’s operations. In April 2022, the parties agreed to put the joint venture’s operations on hold. Rani Zim Sustainable Energy Ltd. was dissolved in November 2023.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

As of October 28, 2024, our authorized share capital consisted of 15,000,000 Ordinary Shares, of which 7,094,791 Ordinary Shares were issued and outstanding. All of our outstanding Ordinary Shares have been validly issued, fully paid, and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our registration number with the Israeli Registrar of Companies is 514720374.

Ordinary Shares

In the last three years, we have issued an aggregate of 5,891,189 Ordinary Shares in several private placements, public offerings, rights offerings and exercise of employees’ stock options for aggregate net proceeds of approximately $30,878 thousand (in each case based on the exchange rate of the NIS and dollar applicable on the day of the closing of the respective transaction).

Options

In the last three years, we have granted options to purchase an aggregate of 177,093 Ordinary Shares to officers, service providers, beneficial owner and employees with exercise prices ranging from $0.01 to $247.1 per share. No Ordinary Shares were issued upon exercises of such options in the last three years.

Warrants

In the last three years, we have granted warrants to purchase an aggregate of 1,386,317 Ordinary Shares to investors with exercise prices ranging from $5.0 to $16.66 per share. No Ordinary Shares were issued upon exercises of such warrants in the last three years.

The following summary of certain terms and provisions of the Warrants that were offered in the Public Offering. This summary is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrants for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price. Each Warrant offered in the Public Offering has an initial exercise price per share equal to $5.00. The Warrants are immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price. The Warrants will be issued separately from the Ordinary Shares and will be held separately immediately thereafter. A Warrant to purchase one Ordinary Share will be issued for every Ordinary Share or Pre-Funded Warrant to purchase one share purchased in this offering.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares after exercising the holder’s Warrants up to 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional Ordinary Shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the Ordinary Shares underlying the Warrants under the Securities Act is not then effective or available for the issuance of such Ordinary Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the value of the shares being paid up, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Warrants.

Transferability. Subject to applicable laws, a Warrant may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holders of the Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Ordinary Shares or more than 50% of the voting power of our Ordinary Shares, (iv) any reclassification, reorganization or recapitalization of our shares of Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Ordinary Shares or more than 50% of the voting power of our Ordinary Shares, the holders shall have the right to receive the number of Ordinary Shares for which the Warrant is exercisable immediately prior to the occurrence of such fundamental transaction of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Warrants have the right to require us or a successor entity to redeem the Warrants for cash in the amount of the Black Scholes Value (as defined in the Warrants) of the unexercised portion of the Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, the holders of the Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant that is being offered and paid to the holders of our Ordinary Shares in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Ordinary Shares are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Our Amended and Restated Articles of Association

Purposes and Objects of the Company

Our purpose is set forth in Article 3 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Each ordinary share in the Company’s share capital has equal rights, for all intents and purposes, to every other ordinary share, including the right to dividends, bonus shares and a share of the division of the company’s surplus assets upon liquidation, without taking into account any premium that was paid for it, all of which subject to the provisions of the article of association.

Each of the Ordinary Shares entitles its owner to the right to participate in the general meeting of the company and to one vote on a resolution.

Election of Directors

Under the Company’s amended and restated articles of association, the board of directors is to consist of not less than three (3) and not more than nine (9) directors.

Our amended and restated articles of association provide for a split of the board of directors into three classes with staggered three-year terms (excluding external directors). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

In each annual general meeting, only directors whose service terms lapse are deemed to have retired and are eligible for re-election and all other directors whose service terms lapse shall be deemed to have been re-elected for an additional term until the next annual general meeting. The director that served the longest since his or her appointment or last re-election is to be deemed eligible for re-election. If two or more of the longest-serving directors have served equally as long, the Board of Directors shall decide which director will be eligible for re-election at the relevant general meeting.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of directors is fewer than three, the Board of Directors may only act in an emergency or to fill the director vacancy so that there are up to three directors, but not for any other purpose.

External directors are elected by a majority vote at a shareholders’ meeting, as long as either:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the election of the external director, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law provides for an initial three-year term for an external director. Thereafter, an external director may be reelected by shareholders to serve in that capacity for up to two additional three-year terms, provided that certain conditions, as described in the Companies Law are met.

Notwithstanding the above, the term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq Stock Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirmed and presented to the general shareholders meeting that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the company, and provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the reelection of the external director at a general shareholders meeting, the company’s shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term. See “Management-Board Practices-External Directors” for additional information.

Annual and Special Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our amended and restated articles of association as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, as it may determine. In addition, the Companies Law provides that our Board of Directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our Board of Directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power (the “Non Exempted Holding”), however, under the New Exemption, the Board of Directors of an Israeli company whose shares are listed outside of Israel, shall convene a special meeting at the request of one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five (5%) in the past, and at least one percent (1%) of the voting rights in the company, or one or more shareholders holding at least ten percent (10%) of the voting rights in the company, provided that if the applicable law as applicable to companies incorporated in the country which the Company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than ten percent (10%), then the Non Exempted Holding shall apply.

Under the Companies Law, one or more shareholders holding at least 1% of the voting rights may request that the Board of Directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting (and in case of a proposed additional agenda item for nominating or removing a director, at least five percent (5%) of the outstanding voting rights of the Company). However, any such shareholder may make such a request for nomination of directors only if a notice of such shareholder’s intent to make such nomination has been given to our board of directors in accordance with the regulations promulgated under the Companies Law and our amended and restated articles of association. Any such notice must include certain information, including the consent of the proposed director nominee to serve as our director if elected, and a declaration that the nominee signed declaring that he or she possesses the requisite skills and has the availability to carry out his or her duties. Additionally, the nominee must provide details of such skills, demonstrate an absence of any limitation under the Companies Law that may prevent his or her election, and affirm that all of the required election-information is provided to us, pursuant to the Companies Law.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the Board of Directors, which according to the Companies Law may be between four and sixty days prior to the date of the meeting, as applicable according to the matters on the general meeting agenda. According to the Companies Law, resolutions regarding the following matters must be passed at a general meeting of the Company’s shareholders:

●	amendments to the Company’s amended and restated articles of association;

●	the exercise of the Board’s powers by a general meeting if the Board’s is unable to exercise its powers and the exercise of any of its powers is required for the Company’s proper management;

●	appointment or termination of the Company’s auditors;

●	appointment of Directors (other than in the cases specified in the Company’s amended and restated articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of the Company’s authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	dissolution of the company by the court, voluntary dissolution, or by voluntary dissolution in an expedited procedure.

Under our amended and restated articles of association, we are not required to give notice to our registered shareholders pursuant to the Companies Law, unless otherwise required by law. The Companies Law requires that a notice of any annual or special general meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereafter, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the Company’s general manager to serve as the chairman of the Board of Directors or an approval of a merger, notice must be provided at least 35 days prior to such meeting.

Notices

The Companies Law, the regulations promulgated thereunder, and the governing terms of notice and publication of shareholder meetings of public companies require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 days prior to the meeting, as the case may be, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with officeholders or interested or related parties, approval of the company’s Chief Executive Officer to serve as the chairman of the board of directors and vice versa, or approval of a merger, notice must be provided at least 35 days prior to the meeting.

Pursuant to our amended and restated articles of association, we are not required to deliver or serve notice of a general meeting or of any adjournments thereof to any shareholder. However, subject to applicable law and stock exchange rules and regulations, we will publicize the convening of a general meeting in any manner reasonably determined by us, and any such publication shall be deemed duly made, given, and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by us in our sole discretion.

Quorum

According to our amended and restated articles of association and as permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights within half an hour of the time determined for starting the meeting. If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice to such meeting (which may be earlier or later than the date pursuant to clause (i) above), or (iii) to such day and at such time and place as the chairperson of the meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon requisition under Section 63 of the Companies Law, one or more Shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum, but in any other case any Shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by written ballot or in any other manner detailed in our amended and restated articles of association.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in the Company

There are no limitations on the right to own our securities, except that citizens of countries that are in a state of war with Israel may not be recognized as owners of our Ordinary Shares.

Provisions Restricting Change in Control of the Company

There are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger will be subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders instead. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but did not receive the separate approval of each class or the exclusion of the votes of certain shareholders or receive the approval of the general meeting of the shareholders, as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of a certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of the applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that were an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

However, under the New Exemption, the aforesaid limitations regarding a tender offer do not apply for an Israeli company whose shares are listed outside of Israel, provided that if the applicable law as applicable to companies incorporated in the country which the Company is listed for trade, provide a restriction on the acquisition of control of any proportion of the company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his, her or its Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which has not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israel, or other taxing jurisdiction.

ISRAELI TAX CONSIDERATIONS AND GOVERNMENT PROGRAMS

The following is a description of the material Israeli income tax consequences of the ownership of our Ordinary Shares. The following also contains a description of material relevant provisions of the current Israeli income tax structure applicable to companies in Israel, with reference to its effect on us. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the tax authorities will accept the views expressed in the discussion in question. The discussion is not intended, and should not be taken, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Ordinary Shares. Shareholders should consult their own tax advisors concerning the tax consequences of their particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

General Corporate Tax Structure in Israel

Israeli companies are generally subject to corporate tax. As of January 2018, the corporate tax rate is 23%. However, the effective tax rate payable by a company that derives income from a “Preferred Enterprise” (as discussed below) may be considerably less.

Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate. Under Israeli tax legislation, a corporation will be considered as an “Israeli resident company” if it meets one of the following: (i) it was incorporated in Israel; or (ii) the control and management of its business are exercised in Israel.

The Encouragement of Industry (Taxes) Law, 5729-1969

The Encouragement of Industry (Taxes) Law, 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies, or Industrial Companies.

The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, that was incorporated in Israel, of which 90% or more of its income in a tax year, other than income from defense loans, is derived from an “Industrial Enterprise” owned by it located in Israel or in the “Area”, in accordance with the definition under section 3A of the Income Tax Ordinance (New Version), 1961. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.

The following corporate tax benefits, among others, are available to Industrial Companies:

●	amortization of the cost of purchasing a patent, rights to use a patent, and know-how, which are used for the development or advancement of the company, over an eight-year period, commencing on the year in which such rights were first exercised;

●	under limited conditions, an election to file consolidated tax returns with related Israeli Industrial Companies;

●	expenses related to a public offering are deductible in equal amounts over three years; and

●	accelerated depreciation rated on certain equipment and buildings.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

It is possible that the Company may fail to qualify or may not continue to qualify as an “Industrial Company” or that the benefits described above will not be available in the future.

Grants for Research and Development

Under the Israeli Encouragement of Research, Development and Industrial Initiative Technology Law, 5744-1984, as amended, and related regulations, or the Research Law, research and development programs that meet specified criteria and are approved by the IIA are eligible for grants of up to 50% of the project’s expenditure, as determined by the research committee, in exchange for the payment of royalties from the revenues generated from the sale of products and related services developed, in whole or in part pursuant to, or as a result of, a research and development program funded by the IIA. The royalties are generally at a range of 3.0% to 5.0% of revenues until the entire IIA grant is repaid, together with relevant interest. Under IIA regulations, grants received before June 30, 2017, bear the annual interest rate that applied at the time of the approval of the applicable IIA file which will apply to all of the funding received under such IIA approval. Grants received from the IIA after June 30, 2017, bear an annual interest rate based on the 12-month SOFR, or at an alternative rate published by the Bank of Israel plus 0.71513%. Grants approved after January 1, 2024, shall bear the higher interest rate of (i) 12 months SOFR, plus 1%, or (ii) a fixed annual interest rate of 4%.

The terms of the Research Law also require that the manufacture of products developed with government grants be performed in Israel unless the IIA approved otherwise in the original approval letter of the funded program. The transfer of manufacturing activity outside Israel which was not originally approved in the approval letter is subject to the prior approval of the IIA. Under the regulations of the Research Law, assuming we receive approval from the IIA to manufacture our IIA-funded products outside Israel, we may be required to pay increased royalties. The increase in royalties depends upon the manufacturing volume that is performed outside of Israel as follows:

Percentage of manufacturing activities performed outside of Israel, cumulatively	The increased payment to the IIA
Up to 50%	120% of the received grants + interest
50% - 90%	150% of the received grants + interest
90% or more	300% of the received grants + interest

If the manufacturing is performed outside of Israel by us, the rate of royalties payable by us on revenues from the sale of products manufactured outside of Israel will increase by 1% over the regular rates. If the manufacturing is performed outside of Israel by a third party, the rate of royalties payable by us on those revenues will be equal to the ratio obtained by dividing the amount of the grants received from the Office of the IIA and our total investment in the project that was funded by these grants. The transfer of no more than 10% of the manufacturing capacity in the aggregate outside of Israel is exempt under the Research Law from obtaining the prior approval of the IIA, however, the Company is required to notify the IIA regarding such transfer. A company requesting funds from the IIA also has the option of declaring in its IIA grant application an intention to perform part of its manufacturing outside Israel, thus avoiding the need to obtain additional approval. On January 6, 2011, the Research Law was amended to clarify that the potential increased royalties specified in the table above will apply even in those cases where the IIA approval for transfer of manufacturing outside of Israel is not required, namely when the volume of the transferred manufacturing capacity is less than 10% of total capacity or when the company received an advance approval to manufacture abroad in the framework of its IIA grant application. For applications to manufacture abroad submitted to the IIA after October 25, 2023, the maximum increased payment has been reduced to 150% of the IIA grants, plus interest accrued thereon, from 300% plus interest accrued thereon.

The know-how developed within the framework of the IIA plan may not be transferred to parties outside Israel without the prior approval of a governmental committee charted under the Research Law. The approval, however, is not required for the export of any products developed using grants received from the IIA. The IIA approval to transfer know-how created, in whole or in part, in connection with an IIA-funded project to a party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Research Law that is based, in general, on the ratio between the aggregate IIA grants to the company’s aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration, or the Basic Account. The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a redemption fee formula that is based, in general, on the ratio between the aggregate IIA grants received by the company and the company’s aggregate research & development expenses, multiplied by the transaction consideration. The maximum amount payable to the IIA in case of transfer of know-how outside Israel shall not exceed six times the value of the grants received plus interest minus the royalties paid, with a possibility to reduce such payment to up to three times the value of the grants received plus interest if it is demonstrated, to the satisfaction of the IIA, that the recipient of the know-how will keep at least 75% of the research & development activity in Israel for a period of three years after payment to the IIA and retain at least 75% of the research and development employees who were at the Company at least 6 months before the know-how was transferred, subject to additional conditions specified in the regulations.

Transfer of know-how within Israel is subject to an undertaking of the recipient Israeli entity to comply with the provisions of the Research Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties, as further described in the Research Law and related regulations.

These restrictions may impair our ability to outsource manufacturing, engage in change of control transactions or otherwise transfer our know-how outside Israel and may require us to obtain the approval of the IIA for certain actions and transactions and pay additional royalties to the IIA. In particular, any change of control and any change of ownership of our Ordinary Shares that would make a non-Israeli citizen or resident an “interested party,” as defined in the Research Law, requires a prior written notice to the IIA in addition to any payment that may be required of us for transfer of manufacturing or know-how outside Israel. If we fail to comply with the Research Law, we may be subject to criminal charges or liable to the mandatory repayment of grants received by us (together with interest and penalties).

The Research Law defines an “interested party” as a non-Israeli citizen or resident who holds 5% or more of the shares or voting rights of the Company. Section 47B of the Research Law empowers the IIA to impose financial sanctions on the Company for failure to provide the required prior notification if such notification is not filed within 45 days following the Company’s receipt of a written notice from the IIA of the Company’s failure to provide such notification or for the Company’s failure to provide the IIA with any requested information. Such financial sanctions range from NIS 6,000 (approximately $1,650) for the Company’s failure to provide the required notice of an investor becoming an “interested party” and NIS 24,000 (approximately $6,600) for the Company’s failure to provide the IIA with such requested information. While persons becoming interested parties are also required to provide prior notice to the IIA, the Research Law does not contain provisions empowering the IIA to impose sanctions or other penalties on persons who fail to provide the required notification to the IIA. Other than providing the required notification prior to becoming an “interested party”, such persons do not have any ongoing obligations under the Research Law and are not required to provide the Company with any citizenship or residency information in connection with the IIA notification. Therefore, we believe that no direct material risk exists to investors from non-compliance with the notification obligations under the Research Law.

The Company will provide the IIA with prior written notice in connection with any change of control event and any change of ownership of the Ordinary Shares that would make a non-Israeli citizen or resident an “interested party” in the future.

Tax Benefits for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:

●	The expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

●	The research and development must be for the promotion of the company; and

●	The research and development are carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Tax Ordinance. Expenditures not so approved are deductible in equal amounts over three years.

From time to time, we may apply the IIA for approval to allow a tax deduction for all research and development expenses during the year incurred. There can be no assurance that such an application will be accepted.

Encouragement of Capital Investments Law, 5719-1959

The Law for the Encouragement of Capital Investments, 1959, or the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets) by “Industrial Enterprises” (as defined under the Investment Law). The benefits available under the Investment Law are subject to the fulfillment of conditions stipulated therein. If a company does not meet these conditions, it may be required to refund the amount of tax benefits, as adjusted by the Israeli consumer price index, interest, or other monetary penalties.

Taxation of our Shareholders

Under Section 97(b3) of the Income Tax Ordinance (“ITO”), foreign residents are generally exempted from Israeli capital gains tax upon the sale of securities acquired by the seller following December 31, 2008, which were issued by an Israeli resident company if the following conditions are met:

●	The capital gain is not attributable to a “permanent establishment” in Israel of the foreign resident seller;

●	The securities were not acquired by the foreign resident seller from a relative (as defined under Section 88 of the ITO), and the provisions of Part E2 of the ITO (i.e., tax-exempt reorganizations) and Section 70 of the Real Estate Taxation Law (i.e., tax-exempt share issuances in real estate associations) do not apply to the securities.

●	The securities were not traded on a stock exchange in Israel at the time of the sale; and at the time the securities were acquired by the foreign resident sellers and during the two years preceding the foreign resident sellers’ disposition of the securities, the majority (i.e., more than 50%) of the value of the assets held by the company, directly or indirectly, was not sourced from one or more of the following:

1.	A right in real estate in Israel or in an Israeli Real Estate Association, each as defined under the Real Estate Taxation Law, and including any other right in Israeli real estate as defined under the Real Estate Law, 1969;

2.	A usage right in Israeli real estate or in any asset attached to real estate in Israel;

3.	A right to exploit natural resources in Israel;

4.	Right to the fruits (i.e., income) from real estate located in Israel.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty subject to receipt in advance of valid certificate from the ITA. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended, or the United States-Israel Tax Treaty, the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the United States-Israel Tax Treaty, or a Treaty U.S. Resident, is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such Treaty U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year.

In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale.

Taxation of Non-Israeli Shareholders on Receipt of Dividends. Non-Israeli residents are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. However, a distribution of dividends to non-Israeli residents is subject to withholding tax at source at a rate of 20% if the dividend is distributed from income attributed to a Preferred Enterprise, unless a reduced tax rate is provided under an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a Treaty U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to a Preferred Enterprise are not entitled to such reduction under the tax treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. If the dividend is attributable partly to income derived from a Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSIDERED TO BE, LEGAL OR TAX ADVICE. EACH U.S. HOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND SALE OF ORDINARY SHARES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

Subject to the limitations described in the next paragraph, the following discussion summarizes the material U.S. federal income tax consequences to a “U.S. Holder” arising from the purchase, ownership, and sale of our Ordinary Shares. For this purpose, a “U.S. Holder” is a holder of our Ordinary Shares that is: (1) an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under U.S. federal income tax laws; (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) or a partnership (other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations) created or organized under the laws of the United States or the District of Columbia or any political subdivision thereof; (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of source; (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) a trust that has a valid election in effect to be treated as a U.S. person to the extent provided in U.S. Treasury regulations.

This summary is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase our Ordinary Shares. This summary generally considers only U.S. Holders that will own our Ordinary Shares as capital assets. Except to the limited extent discussed below, this summary does not consider the U.S. federal tax consequences to a person that is not a U.S. Holder, nor does it describe the rules applicable to determine a taxpayer’s status as a U.S. Holder. This summary is based on the provisions of the Internal Revenues Code of 1986, as amended, or the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative and judicial interpretations thereof, (including with respect to the Tax Cuts and Jobs Act of 2017), and the U.S.-Israel Income Tax Treaty, all as in effect as of the date hereof and all of which are subject to change, possibly on a retroactive basis, and all of which are open to differing interpretations. We will not seek a ruling from the IRS with regard to the U.S. federal income tax treatment of an investment in our Ordinary Shares by U.S. Holders and, therefore, can provide no assurances that the IRS will agree with the conclusions set forth below.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder based on such holder’s particular circumstances and in particular does not discuss any estate, gift, generation-skipping, transfer, state, local, excise or foreign tax considerations. In addition, this discussion does not address the U.S. federal income tax treatment of a U.S. Holder who is: (1) a bank, life insurance company, regulated investment company, or other financial institution or “financial services entity;” (2) a broker or dealer in securities or foreign currency; (3) a person who acquired our Ordinary Shares in connection with employment or other performance of services; (4) a U.S. Holder that is subject to the United States alternative minimum tax; (5) a U.S. Holder that holds our Ordinary Shares as a hedge or as part of hedging, straddle, conversion or constructive sale transaction or other risk-reduction transaction for U.S. federal income tax purposes; (6) a tax-exempt entity; (7) real estate investment trusts or grantor trusts; (8) a U.S. Holder that expatriates out of the United States or a former long-term resident of the United States; or (9) a person having a functional currency other than the dollar. This discussion does not address the U.S. federal income tax treatment of a U.S. Holder that owns, directly or constructively, at any time, our Ordinary Shares representing 10% or more of our voting power. Additionally, the U.S. federal income tax treatment of partnerships (or other pass-through entities) or persons who hold our Ordinary Shares through a partnership or other pass-through entity is not addressed.

Each prospective investor is advised to consult his or her own tax adviser for the specific tax consequences to that investor of purchasing, holding or disposing of our Ordinary Shares, including the effects of applicable state, local, foreign or other tax laws and possible changes in the tax laws.

Taxation of Dividends Paid on Ordinary Shares

We do not intend to pay dividends in the foreseeable future. In the event that we do pay dividends, and subject to the discussion under the heading “Passive Foreign Investment Companies” below and the discussion of “qualified dividend income” below, a U.S. Holder, other than certain U.S. Holder’s that are United States corporations, will be required to include in gross income as ordinary income the amount of any distribution paid on our Ordinary Shares (including the amount of any Israeli tax withheld on the date of the distribution), to the extent that such distribution does not exceed our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. The amount of a distribution that exceeds our earnings and profits will be treated first as a non-taxable return of capital, reducing the U.S. Holder’s tax basis for the Ordinary Shares to the extent thereof, and then capital gain. We do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles and, therefore, U.S. Holders should expect that the entire amount of any distribution generally will be reported as dividend income.

In general, preferential tax rates for “qualified dividend income” and long-term capital gains are applicable for U.S. Holders that are individuals, estates, or trusts. For this purpose, “qualified dividend income” means, inter alia, dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” is a corporation that is entitled to the benefits of a comprehensive tax treaty with the United States which includes an exchange of information program. The IRS has stated that the U.S.-Israel Tax Treaty satisfies this requirement, and we believe we are eligible for the benefits of that treaty.

In addition, our dividends will be qualified dividend income if our Ordinary Shares are readily tradable on Nasdaq or another established securities market in the United States. Dividends will not qualify for the preferential rate if we are treated, in the year the dividend is paid or in the prior year, as a PFIC, as described below under “Passive Foreign Investment Companies.” A U.S. Holder will not be entitled to the preferential rate: (1) if the U.S. Holder has not held our Ordinary Shares for at least 61 days of the 121-day period beginning on the date which is 60 days before the ex-dividend date, or (2) to the extent the U.S. Holder is under an obligation to make related payments on substantially similar property. Any days during which the U.S. Holder has diminished its risk of loss on our Ordinary Shares are not counted towards meeting the 61-day holding period. Finally, U.S. Holders who elect to treat the dividend income as “investment income” pursuant to Code section 163(d)(4) will not be eligible for the preferential rate of taxation.

The amount of a distribution with respect to our Ordinary Shares will be measured by the amount of the fair market value of any property distributed, and for U.S. federal income tax purposes, the amount of any Israeli taxes withheld therefrom. Cash distributions paid by us in NIS will be included in the income of U.S. Holders at a dollar amount based upon the spot rate of exchange in effect on the date the dividend is includible in the income of the U.S. Holder, and U.S. Holders will have a tax basis in such NIS for U.S. federal income tax purposes equal to such dollar value. If the U.S. Holder subsequently converts NIS into dollars or otherwise disposes of it, any subsequent gain or loss in respect of such NIS arising from exchange rate fluctuations will be United States source ordinary exchange gain or loss.

Taxation of the Disposition of Ordinary Shares

Except as provided under the PFIC rules described below under “Passive Foreign Investment Companies,” upon the sale, exchange or other disposition of our Ordinary Shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder’s tax basis for the Ordinary Shares in dollars and the amount realized on the disposition in dollar (or its dollar equivalent determined by reference to the spot rate of exchange on the date of disposition, if the amount realized is denominated in a foreign currency). The gain or loss realized on the sale, exchange or other disposition of our Ordinary Shares will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of the disposition. Individuals who recognize long-term capital gains may be taxed on such gains at reduced rates of tax. The deduction of capital losses is subject to various limitations.

Passive Foreign Investment Companies

Special U.S. federal income tax laws apply to United States taxpayers who own shares of a corporation that is a PFIC. We will be treated as a PFIC for U.S. federal income tax purposes for any taxable year that either:

●	75% or more of our gross income (including our pro-rata share of gross income for any company, in which we are considered to own 25% or more of the shares by value), in a taxable year is passive; or

●	At least 50% of our assets, averaged over the year and generally determined based upon fair market value (including our pro-rata share of the assets of any company in which we are considered to own 25% or more of the shares by value) are held for the production of, or produce, passive income.

For this purpose, passive income generally consists of dividends, interest, rents, royalties, annuities and income from certain commodities transactions and from notional principal contracts. Cash is treated as generating passive income.

The tests for determining PFIC status are applied annually, and it is difficult to make accurate projections of future income and assets which are relevant to this determination. In addition, our PFIC status may depend in part on the market value of our Ordinary Shares. Accordingly, there can be no assurance that we currently are not or will not become a PFIC.

If we currently are or become a PFIC, each U.S. Holder who has not elected to mark the shares to market (as discussed below), would, upon receipt of certain distributions by us and upon disposition of our Ordinary Shares at a gain: (1) have such distribution or gain allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares, as the case may be; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, when shares of a PFIC are acquired by reason of death from a decedent that was a U.S. Holder, the tax basis of such shares would not receive a step-up to fair market value as of the date of the decedent’s death, but instead would be equal to the decedent’s basis if lower, unless all gain was recognized by the decedent. Indirect investments in a PFIC may also be subject to these special U.S. federal income tax rules.

The PFIC rules described above would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held our Ordinary Shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made such a QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder’s pro-rata share of our ordinary earnings as ordinary income and such U.S. Holder’s pro-rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. We do not intend to notify U.S. Holders if we believe we will be treated as a PFIC for any tax year. In addition, we do not intend to furnish U.S. Holders annually with information needed in order to complete IRS Form 8621 and to make and maintain a valid QEF election for any year in which we or any of our subsidiaries are a PFIC. Therefore, the QEF election will not be available with respect to our Ordinary Shares.

In addition, the PFIC rules described above would not apply if we were a PFIC and a U.S. Holder made a mark-to-market election. A U.S. Holder of our Ordinary Shares which are regularly traded on a qualifying exchange, including Nasdaq, can elect to mark the Ordinary Shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of our Ordinary Shares and the U.S. Holder’s adjusted tax basis in our Ordinary Shares. Losses are allowed only to the extent of net mark-to-market gain previously included income by the U.S. Holder under the election for prior taxable years.

U.S. Holders who hold our Ordinary Shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC. U.S. Holders are strongly urged to consult their tax advisors about the PFIC rules.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Ordinary Shares), or in the case of estates and trusts on their net investment income that is not distributed. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Except as provided below, an individual, corporation, estate or trust that is not a U.S. Holder referred to below as a non-U.S. Holder, generally will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our Ordinary Shares.

A non-U.S. Holder may be subject to U.S. federal income tax on a dividend paid on our Ordinary Shares or gain from the disposition of our Ordinary Shares if: (1) such item is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty is attributable to a permanent establishment or fixed place of business in the United States; or (2) in the case of a disposition of our Ordinary Shares, the individual non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and other specified conditions are met.

In general, non-U.S. Holders will not be subject to backup withholding with respect to the payment of dividends on our Ordinary Shares if payment is made through a paying agent or office of a foreign broker outside the United States. However, if payment is made in the United States or by a United States-related person, non-U.S. Holders may be subject to backup withholding unless the non-U.S. Holder provides an applicable IRS Form W-8 (or a substantially similar form) certifying its foreign status or otherwise establishes an exemption.

The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Information Reporting and Withholding

A U.S. Holder may be subject to backup withholding at a rate of 24% with respect to cash dividends and proceeds from a disposition of our Ordinary Shares. In general, backup withholding will apply only if a U.S. Holder fails to comply with specified identification procedures. Backup withholding will not apply with respect to payments made to designated exempt recipients, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax and may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, provided that the required information is timely furnished to the IRS.

Pursuant to recently enacted legislation, a U.S. Holder with interests in “specified foreign financial assets” (including, among other assets, our Ordinary Shares, unless such Ordinary Shares are held on such U.S. Holder’s behalf through a financial institution) may be required to file an information report with the IRS if the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year (or such higher dollar amount as may be prescribed by applicable IRS guidance); and may be required to file a Report of Foreign Bank and Financial Accounts if the aggregate value of the foreign financial accounts exceeds $10,000 at any time during the calendar year. You should consult your own tax advisor as to the possible obligation to file such information report.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Israel (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1c to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred by us in connection with the offer and sale of our securities. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$2,066	*
FINRA filing fee	$3,500	*
Printer fees and expenses	$2,000	*
Legal fees and expenses	$156,949	*
Accounting fees and expenses	$50,000	*
Miscellaneous	$600	*
Total	$215,115	*

*	Previously paid.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Israel (Har-Even & Co.), Tel Aviv, Israel, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●

the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	adequate service of process has been affected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgement and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill his duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. These filings and our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://bren-energy.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

Unaudited Interim Condensed Consolidated Financial Statements of Brenmiller Energy Ltd.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Brenmiller Energy Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Brenmiller Energy Ltd. and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of comprehensive loss, changes in equity and cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the consolidated financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1c. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2r to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited
Tel Aviv, Israel
March 18, 2024
We have served as the Company’s auditor since 2017

Kesselman & Kesselman, 146 Derech Menachem Begin St. Tel-Aviv 6492103, Israel,
P.O Box 7187 Tel-Aviv 6107120, Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il

Brenmiller Energy Ltd.

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except for number of shares and par value)

		December 31
	Note	2023	2022
Assets
CURRENT ASSETS:
Cash and cash equivalents	3	$3,183	$6,508
Restricted deposits		34	34
Trade receivables, net of allowance for credit losses of $380 as of December 31, 2023		278	657
Prepaid expenses and other receivables	4	467	584
Inventory	5	607	935
TOTAL CURRENT ASSETS		4,569	8,718

NON-CURRENT ASSETS:
Restricted deposits	7	85	85
Operating lease right-of-use assets, net	7	1,144	1,539
Property, plant and equipment	6	4,563	1,878
Other asset	6C	233	240
TOTAL NON-CURRENT ASSETS		6,025	3,742

TOTAL ASSETS		$10,594	$12,460

The accompanying notes are an integral part of the consolidated financial statements.

Brenmiller Energy Ltd.

CONSOLIDATED BALANCE SHEETS (Cont.)

(U.S. dollars in thousands, except for number of shares and par value)

		December 31
	Note	2023	2022
Liabilities and Shareholders’ Equity
CURRENT LIABILITIES:
Trade payables		$321	$246
Deferred revenue		387	418
Other payables	12A	1,401	1,369
Current maturities of operating lease liabilities	7	611	606
TOTAL CURRENT LIABILITIES		2,720	2,639

NON-CURRENT LIABILITIES:
European Investment Bank (“EIB”) Loan	9	4,461	4,255
Operating lease liabilities	7	533	933
TOTAL NON-CURRENT LIABILITIES		4,994	5,188

COMMITMENTS	11

TOTAL LIABILITIES		7,714	7,827

SHAREHOLDERS’ EQUITY:	10
Ordinary Shares, par value - Authorized 15,000,000 (no par value) and 5,000,000 (NIS 0.2 par value); Issued and outstanding 2,151,745 (no par value) and 1,522,398 (NIS 0.20 par value) as of December 31, 2023 December 31, 2022, respectively*		124	88
Additional paid in capital		100,237	91,902
Foreign currency cumulative translation reserve		(2,053)	(1,577)
Accumulated deficit		(95,428)	(85,780)
TOTAL SHAREHOLDERS’ EQUITY		2,880	4,633
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$10,594	$12,460

*	Post reverse split and elimination of par value, see Note 10A.

The accompanying notes are an integral part of the consolidated financial statements.

Brenmiller Energy Ltd.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(US dollars in thousands, except for per share data)

		For the year ended December 31
	Note	2023	2022	2021

REVENUES:	12B
Licensing fees		$-	$1,500	$-
Thermal energy storage units sold		-	-	285
Engineering services		621	20	110
		621	1,520	395
COSTS AND EXPENSES:
COST OF REVENUES	12C	(1,555)	(1,890)	(4,088)
RESEARCH AND DEVELOPMENT, NET	12D	(3,178)	(4,695)	(3,664)
SELLING AND MARKETING	12E	(1,148)	(1,201)	(638)
GENERAL AND ADMINISTRATIVE	12F	(4,637)	(4,429)	(2,500)
ROTEM 1 PROJECT – IMPAIRMENT AND CLOSURE LOSS, NET	6C	-	(251)	(82)
OTHER INCOME (EXPENSES), NET	12G	37	(737)	(295)
OPERATING LOSS		(9,860)	(11,683)	(10,872)
INTEREST EXPENSES		(100)	(92)	-
OTHER FINANCIAL INCOME (EXPENSES), NET	12H	312	683	(145)
FINANCIAL INCOME (EXPENSES), NET		212	591	(145)
NET LOSS		(9,648)	(11,092)	(11,017)

NET LOSS PER ORDINARY SHARE:	12I
Basic and diluted loss		$(4.99)	$(7.58)	$(9.23)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE		1,952,097	1,462,776	1,193,447

NET LOSS, as above		$(9,648)	$(11,092)	$(11,017)
OTHER COMPREHENSIVE LOSS – EXCHANGE DIFFERENCES ON TRANSLATION TO PRESENTATION CURRENECY	2D	(476)	(778)	52
COMPREHENSIVE LOSS		$(10,124)	$(11,870)	$(10,965)

The accompanying notes are an integral part of the consolidated financial statements.

Brenmiller Energy Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(US dollars in thousands, except for number of shares)

	Ordinary Shares		Additional	Foreign currency cumulative
	Number of shares*	Amount	paid in capital	translation reserve	Accumulated deficit	Total Equity
BALANCE AS OF JANUARY 1, 2021	1,111,930	63	66,946	(851)	(63,671)	2,487
CHANGES DURING 2021:
Comprehensive loss for the year		-	-	52	(11,017)	(10,965)
Issuance of shares, net of issuance costs of $ 434 (Note 10)	258,503	16	15,661	-	-	15,677
Exercise of options	200	-	20	-	-	20
Share-based compensation (Note 10C)	-	-	498	-	-	498
BALANCE AS OF DECEMBER 31, 2021	1,370,633	79	83,125	(799)	(74,688)	7,717
CHANGES DURING 2022:
Comprehensive loss for the year	-	-	-	(778)	(11,092)	(11,870)
Issuance of shares and warrants, net of issuance costs of $ 297 (Note 10)	151,765	9	7,165	-	-	7,174
Share-based compensation (Note 10C)	-	-	1,612	-	-	1,612
BALANCE AS OF DECEMBER 31, 2022	1,522,398	88	91,902	(1,577)	(85,780)	4,633
CHANGES DURING 2023:
Comprehensive loss for the year	-	-	-	(476)	(9,648)	(10,124)
Issuance of shares and warrants, net of issuance costs of $ 176 (Note 10)	533,238	30	6,456	-	-	6,486
Exercise of warrants (Series 3) and prefunded warrants	34,077	2	102	-	-	104
Deemed dividend of $ 92 (change in terms of warrants (Series 3))	-	-	-	-	-	-
Share-based compensation (Note 10C)	62,032	4	1,777	-	-	1,781
BALANCE AS OF DECEMBER 31, 2023	2,151,745	124	100,237	(2,053)	(95,428)	2,880

*	Post reverse split, see Note 10A.

The accompanying notes are an integral part of the consolidated financial statements.

Brenmiller Energy Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	For the year ended December 31
	2023	2022	2021
CASH FLOWS - OPERATING ACTIVITIES:
Loss for the year	$(9,648)	$(11,092)	$(11,017)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation (Note 6)	120	239	250
Impairment and closure net loss on Rotem 1 project	-	235	82
Loss from write-down of production line	-	704	311
Gain on sale of equipment	(35)	-	-
Non-cash interest and exchange rate differences, net	(94)	(560)	54
Share-based compensation (Note 10C)	1,781	1,470	236
Other	-	30	-
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses and receivables	456	(610)	(98)
Decrease (increase) in inventory	295	(892)	621
Increase (decrease) in trade payables	81	(169)	164
Increase (decrease) in other payables and deferred revenue	122	(1,049)	895
Net cash used in operating activities	(6,922)	(11,694)	(8,502)
CASH FLOWS - INVESTING ACTIVITIES:
Purchase of equipment	(33)	(39)	(47)
Sale of equipment	43	-	-
Installation of a production facility, less participation by the Israeli Innovation Authority (Note 6)	(2,621)	(1,426)	(193)
Restricted deposit withdrawn (funded)	-	94	(8)
Other	2	(33)	-
Net cash used in investing activities	(2,609)	(1,404)	(248)
CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants, net	6,258	7,174	15,677
Exercise of options and warrants	104	-	20
Loan received from EIB	-	4,031	-
Repayment of bank loan	-	(5)	(16)
Repayment of shareholders’ loan	-	-	(949)
Net cash provided by financing activities	6,362	11,200	14,732
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSITS	(3,169)	(1,898)	5,982
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSITTS	(156)	113	18
CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSITS - BEGINNING OF YEAR	6,542	8,327	2,327
CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSITS - END OF YEAR	$3,217	$6,542	$8,327

The accompanying notes are an integral part of the consolidated financial statements.

Brenmiller Energy Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	For the year ended December 31
	2023	2022	2021
B. Supplemental information:
Investing and financing activities not involving cash flows
Recognition of operating lease liability and right-of-use asset	$199	$2,266	$-
Borrowing costs capitalized	175	20	-
Reclassification of share options from liabilities to equity	516	74	-
Conversion of unpaid salary to Ordinary Shares and warrants	228	-	-
Change in terms of warrants	92	-	-
Cash paid during the year for -
Interest (net of amounts capitalized)	$113	$-	$-
C. Reconciliation of cash and cash equivalents, and restricted DEPOSITS reported in the statement of financial position
Cash and cash equivalents	$3,183	$6,508	$8,280
Restricted bank deposits	34	34	47
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$3,217	$6,542	$8,327

The accompanying notes are an integral part of the consolidated financial statements.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – GENERAL:

A.	General description of the Company and its operations

Brenmiller Energy Ltd. (hereinafter – “The Company” or “the Parent Company”) was incorporated and commenced its business operations in Israel in 2012. The Company’s registered offices are in Rosh Ha’Ayin in Israel. On May 25, 2022, the Company’s ordinary shares (the “Ordinary Shares”) were listed and began trading on the Nasdaq Stock Market LLC (“Nasdaq”; CIK – “BNRG”). On September 11, 2023, the Company’s voluntary delisting of its securities from the Tel Aviv Stock Exchange (“TASE”) took effect (the last trading day was September 7, 2023). The Company is controlled by Mr. Avraham Brenmiller (hereinafter: “The Controlling shareholder”), who serves as the Company’s CEO and as Chairman of the Board of Directors, and his sons.

These consolidated financial statements use the US Dollar as the presentation currency (see Note 2D).

The Company is a technology company that develops, produces, markets and sells thermal energy storage (“TES”) systems based on our proprietary and patented bGen™ technology. The use of the Company’s technology allows electrification and decarbonization of the industrial industry sector resulting in better integration with renewable energy sources and further reduction of carbon emissions. Through 2022, the Company’s main activity was focused on the development of its technology and its application into products and commercial solutions. In 2023, the Company commenced the commercialization of its products and services and is in the process of assembling a new production line to facilitate commercial operations.

As of December 31, 2023, the Company has three wholly owned subsidiaries (in Israel, the Netherlands and the United States), that are currently inactive, or are in the early stages of operations (“the Group”).

B.	The impact of the regional war involving Israel

On October 7, 2023, Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel. On the same day, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty, including a few of our employees. Our operations could be disrupted by these and future reserve duty call-ups. While none of our facilities or infrastructure have been damaged since the war broke out on October 7, 2023, the import and export of goods may experience disruptions in and out of Israel as a result of such military conflict and terrorist attacks on the sea routes in the Red Sea region. A prolonged war could result in further military reserve duty call-ups in the future as well as irregularities to our supply chain and the movement of components and raw material into Israel and our finished products exported from Israel. Such disruption could materially adversely affect our business, prospects, financial condition, and results of operations.

C.	Liquidity

The Company has not yet generated significant revenues from its operations and has an accumulated deficit as of December 31, 2023, as well as a history of net losses and negative operating cash flows. In 2023, the Company commenced the commercialization of its products and services and is currently in the final stages of assembling its new production line that will facilitate the shift in operations from the development stage to commercial operations. However, the Company expects to continue incurring losses and negative cash flows from operations until its products reach profitability. As a result of these expected losses and negative cash flows from operations, along with the Company’s current cash position, the Company has concluded that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (cont.):

C.	Liquidity (cont.)

Management’s plans include the continued commercialization of the Company’s products and services, raising capital through a public offering that was closed on January 25, 2024 (Note 13) and through government grants under approved research and development plans and approved projects (Note 11). In addition, management is planning to find additional cash sources through additional equity and debt financing.

There are no assurances however, that the Company will be successful in obtaining the level of financing needed for its operations. If the Company is unsuccessful in commercializing its products and raising capital, it may need to reduce, delay, or adjust its operating expenses, including commercialization of existing products or be unable to expand its operations, as desired.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES:

A.	Basis of presentation:

The Group’s financial statements have been prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”). Prior to 2023, the Company prepared its financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), as permitted in the United States (“U.S.”) based on the Company’s status as a foreign private issuer as defined by the U.S. Securities and Exchange Commission (the “SEC”). In December 2023, the Company decided to adopt the US GAAP to better accommodate with the expectation of the US based investors and capital markets.

B.	Use of estimates in the preparation of financial statements:

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Estimates are primarily used for, but not limited to, valuation of share-based compensation, useful lives of property, plant and equipment and royalty liabilities. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial position or results of operations.

C.	Principles of consolidation:

The accompanying consolidated financial statements include the accounts of Brenmiller Energy Ltd. and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

D.	Functional and presentation currency:

Since inception throughout 2023, the functional currency of the Parent Company’s financial statements is the New Israeli Shekel (NIS). The Group’s presentation currency as used in these consolidated financial statements is the US Dollar ($).

See Note 13C concerning the expected change in functional currency from Israeli shekels to U.S. dollars.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.):

D.	Functional and presentation currency (cont.):

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates, are generally recognized in profit or loss.

Presentation currency

The results and financial position from the Parent Company’s functional currency or the functional currency of its subsidiaries are translated into the presentation currency using the following procedures: assets and liabilities for each financial position presented are translated at the closing rate at the date of that financial position. Income and expenses for each statement of comprehensive loss are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and all resulting exchange differences are recognized in other comprehensive income. Such exchange differences arising on translation to the presentation currency will not be reclassified to profit or loss.

E.	Cash, cash equivalents and restricted cash deposits

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash. Restricted cash consists primarily of bank deposits to secure obligations under our operating lease agreements. Restricted cash is presented at cost, including accrued interest, and is classified as current or non-current based on the remaining term of the restriction.

F.	Accounts receivable

Accounts receivable balances are due from customers that receive engineering services or enter into projects with the Company for the installation of TES systems. Contracts with customers are entered into based on evaluation of a customer’s financial condition and typically include customers with high credit rating. Trade accounts receivable from sales of services or systems are typically due within 60 days from reaching the agreed milestone between the parties. Accounts receivable have been reduced by an allowance for current expected losses. The estimate is a result of the Company’s ongoing evaluation of collectability, customer credit worthiness, historical levels of credit losses, and future expectations. Write-off activity and recoveries for the periods presented were not material. See also Note 2V.

Accounts receivable have been reduced by an allowance for current expected losses. The estimate is a result of the Company’s ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations.

Write-off activity and recoveries for the periods presented were not material.

See also Note 2V.

G.	Allowance for credit losses

The Company performs an analysis of potential credit losses related to its financial instruments. Such instruments are primarily cash and cash equivalents, restricted deposits and receivables, based on class of financing receivables which share the same or similar risk characteristics such as customer type and geographic location, among others. The Company estimates the expected credit losses by applying the related corporate default rate which corresponds to the credit rating of the specific customer.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.):

G.	Allowance for credit losses (cont.)

As of December 31, 2023 and 2022, the Company has one individual customer that exceeds 10% of receivables.

The Company places its cash and cash equivalents, bank deposits and restricted deposits in high credit quality financial institutions. In general, customers are not required to provide collateral or any other security to support accounts receivable but are required to make advances with the advancement of projects.

Current expected credit loss expense is $380 thousand, $NIL thousand and $NIL thousand for the years ended December 31, 2023, 2022 and 2021 respectively.

H.	Inventories

Inventory is measured at the lower of cost and net realizable value.

Inventory costing is based on the first-in-first-out method. In the case of purchased goods and work in process, costs include raw materials, direct labor, share based compensation and other direct costs and fixed production overheads (based on the normal operating capacity of the production facilities).

Net realizable value is the estimated selling price in the ordinary course of business, less attributable selling expenses.

I.	Property, plant and equipment

Property, plant and equipment items (including leasehold improvements) are initially recognized at cost of acquisition or construction, less relevant government investment grants and accumulated depreciation and impairment.

The cost of self-constructed assets includes the cost of the direct materials, as well as any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Repairs and maintenance are charged to the statement of comprehensive loss during the period in which they are incurred.

The assets are depreciated using the straight-line method to allocate their cost over their estimated useful lives. Annual rates of depreciation are as follows:

Plant	10-14 years
Computers and equipment	3 years
Leasehold improvements	Over the shorter of the lease term, or useful life 5-10 years
Furniture and equipment	7-16 years
Vehicles	7 years

Gains and losses on disposals are determined by comparing proceeds with the associated carrying amount. These are included in the statements of comprehensive loss .

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.):

J.	Research and development

Research and development expenses include costs associated with the maintenance and ongoing development of the Company’s TES units and technology, including compensation and employee benefits and allocated costs associated with our research and development department. Research and development expenses are expensed as incurred.

K.	Impairment of long-lived assets

Long lived assets held and used by the Company are reviewed for impairment, whenever events or changes in circumstances indicate that the carrying amount of the assets (or asset group) may not be recoverable. In the event that the sum of the expected future cash flows (undiscounted and without interest charges) of the long-lived assets (or asset group) is less than the carrying amount of such assets, an impairment charge would be recognized, and the assets (or asset group) would be written down to their estimated fair values. Based on our review, we recorded impairment charges of $ NIL thousand for the year ended December 31, 2023, and impairment charge of $704 thousand for the year ended December 31, 2022 related to the write down of old production line.

L.	Government grants

Government grants, which are received from Israeli government agencies and ministries, from the BIRD Foundation and NYPA (in a combined agreement – see Note 11), as participation in research and development that is conducted by the Company, are recognized when the grant becomes receivable, provided there is reasonable assurance that the Company will comply with the conditions attached to the grant and there is reasonable assurance that the grant will be received. Grants are recognized as a deduction from research and development expenses as the applicable costs are incurred, and presented in research and development expenses, net, except for amounts attributed to royalties that are probable to be paid therefor at time of the grant recognition.

Research and development expenses, net for the years ended December 31, 2023, 2022 and 2021, include participation in research and development expenses in the amount of approximately $92 thousand, $275 thousand and $1,266 thousand, respectively.

M.	Loss Contingencies

The Company may be involved, from time to time, in various claims and legal proceedings that arise in the ordinary course of business. The Company recognizes a liability when it is probable that a loss has incurred and can reasonably estimate the loss. The Company regularly evaluates current information to determine whether it should adjust a recorded liability or record a new one. As of December 31, 2023, no such claims or proceedings are pending against the Company.

N.	Fair value measurements

Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.):

N.	Fair value measurements (cont.)

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are used when little or no market data is available.

The carrying amount of the cash and cash equivalents, restricted deposits, trade receivable, trade payables, accrued expenses and EIB loan, approximates their fair value.

As of December 31, 2023 and 2022, the company has no financial instruments measured at fair value.

O.	Loss per share

Basic loss per share is computed by dividing net income or loss, by the weighted-average number of Ordinary Shares outstanding during the year, including prefunded warrants with token exercise price (“penny” warrants). Diluted loss per share is based on the weighted average number of Ordinary Shares used for basic computation, as the inclusion of any potential Ordinary Shares in the reported years would be anti-dilutive.

Potentially dilutive Ordinary Shares result from the assumed exercise of options and warrants, using the “treasury stock” method, and the assumed vesting of restricted shares.

P.	Share-based payment

The Company measures all share-based awards, including share options, restricted shares (“RS”) and restricted share units (“RSUs”), based on their estimated fair value on the grant date for awards to our employees, directors and service providers.

The Company uses the Black-Scholes pricing model to determine the fair values of share options. The option pricing model requires the input of highly subjective assumptions, including the expected share price volatility and expected term. Any changes in these highly subjective assumptions would significantly impact the share-based compensation expense. We measure the fair value of RSs and RSUs based on the grant-date share price of the underlying ordinary share.

Share-based compensation expenses for options and RSUs are recognized using the accelerated attribution method, over the requisite service period (primarily a four or three years period for share options and one year for RSUs), net of estimated forfeitures. See Note 10 for further information.

Q.	Revenue recognition:

Revenues are recognized in accordance with ASC 606; revenue from contracts with customers is recognized when control of the promised goods or services is transferred to the customers, in an amount that the Company expects in exchange for those goods or services.

The Company recognizes revenue under the core principle that transfer of control to the Company’s customers should be depicted in an amount reflecting the consideration the Company expects to receive in revenue. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when the performance obligation is satisfied.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.):

Q.	Revenue recognition (cont.):

Deferred revenue is mainly comprised of payment made on completion of certain milestones, prior to final delivery, or up-front fees. Amounts are recorded as accounts receivable when the Company’s right to consideration is unconditional. The Group’s contract liabilities from contracts with customers consist primarily of deferred revenue.

(1)	Revenue from sale of TES units

The Company manufactures and sells TES units based on the development and its technological know-how and patents. The Group sells the TES units as a finished product.

The sale of TES units is recognized at a point in time when the Group delivers the product to the customer. Delivery of the TES units does not occur until the products have been sent to the specified location, and the customer has received the products in accordance with the contract of sale and the Group has objective evidence that all the criteria for receipt have been met.

(2)	Revenue from rendering engineering services

The Company provides, from time to time, ancillary engineering services in connection with the potential sale of the TES units. Revenue from the provision of such services is recognized in accordance with milestones performed.

(3)	Revenue from licensing agreement

The Company grants, at its discretion, rights for production and / or distribution of the TES units in various countries around the world.

The granting of these rights can entitle the Company to revenue, either from payment for production license and its use, and/or royalty income generated from the sale of the storage units by the entity that received the production and distribution rights. Income from production license is recognized when the relevant know-how is transferred to the licensee; royalties are recognized upon sale of units.

R.	Leases:

The Group leases buildings, offices and vehicles under operating leases. Lease agreements are for a period of between 3 and 5 years, which includes extension options.

Commencing January 1, 2022, the Company adopted ASU No. 2016-02, Leases (Topic 842),“Leases” for the first time, using the modified retrospective approach, which allows it to apply the new standard as of the beginning of the year of adoption without restating prior periods. Accordingly, the Company recognized in its statement of financial position as of January 1, 2022, its operating lease liabilities measured at the present value of the remaining lease payments, discounted using its incremental borrowing rate as of that date, amounting to $2,117 thousand, and recognized its right-of-use (“ROU”) assets at an amount equal to the lease liabilities. Following this adoption, the Company determines if an arrangement is a lease at inception, and recognizes ROU assets and current and non-current operating lease liabilities in the consolidated statements of position. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized as of the commencement date based on the present value of lease payments over the lease term. Lease terms will include options to extend or terminate the lease when it is reasonably certain that the Company will either exercise or not exercise the option to renew or terminate the lease. The discount rate for the lease is the rate implicit in the lease unless that rate cannot be readily determined, in which case the Company’s uses its estimated incremental borrowing rate based on the information available at the commencement date.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.):

R.	Leases (cont.):

Subsequent to this adoption, the Company recognizes a single lease expense on a straight-line basis over the lease term and reduces the lease liabilities by the payments made. ROU asset amortization, referred to as non-cash lease expense, along with the change in the operating lease liabilities are separately presented within the cash flows from operating activities on the consolidated statements of cash flows.

Lease liabilities and right-of-use assets are remeasured when there is a change in the lease term or the lease payments.

Prior to 2022, operating leases were not recognized on the statement of position (lease expense was recognized over the lease term).

S.	Retirement and Severance Pay

The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month’s salary for each year of employment, or a portion thereof.

The Company’s liability for severance pay is covered by the provisions of Section 14 of the Israeli Severance Pay Law (“Section 14”). Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, contributed by the Company on their behalf to their insurance funds. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. As a result, the Company does not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as assets on the consolidated statements of position.

The expenses recognized in 2023, 2022 and 2021 in relation to these contributions were $266 thousand, $ 328 thousand and $ 299 thousands, respectively.

T.	Income Taxes

Income taxes are recognized using the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

A valuation allowance is recognized to the extent that it is more likely than not that the deferred taxes will not be realized in the foreseeable future. The Company has provided a full valuation allowance with respect to its deferred tax assets.

The Company follows a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained on examination. If this threshold is met, the second step is to measure the tax position as the largest amount that is greater than 50% likely of being realized upon ultimate settlement.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont.):

U.	Segments

The Company identifies operating segments in accordance with ASC Topic 280, “Segment Reporting” as components of an entity for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and evaluating financial performance. The Company defines the term “chief operating decision maker” to be its chief executive officer. The Company determined that it operates in one operating segment and one reportable segment, as its chief operating decision maker reviews financial information presented only on a consolidated basis for purposes of allocating resources and evaluating financial performance.

V.	New Accounting Pronouncements

Accounting pronouncements adopted in the current year

Commencing January 1, 2023, the Company adopted ASU No. 2016-13, Financial Instruments—Credit Losses (“Topic 326”): Measurement of Credit Losses on Financial Instruments to introduce a new model for recognizing credit losses on financial instruments based on estimated current expected credit losses, or CECL. Under the new standard, an entity is required to estimate CECL on trade receivables at inception, based on historical information, current conditions, and reasonable and supportable forecasts. The impact of adoption of the new standard on the consolidated financial statements was immaterial.

As to the adoption, for the first time of ASU No. 2016-02, Leases (Topic 842), “Leases” – see R. above.

Newly issued and not yet adopted accounting pronouncements:

ASU 2023-09—Income Taxes (Topic 740) and ASU 2023-07—Segment Reporting (Topic 280), will require improvements to Income Tax and Reportable Segment disclosures. These are not expected to have a material effect on the consolidated financial statements as a result of their future adoption.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – CASH AND CASH EQUIVALENTS:

Comprised as follows (U.S. dollars in thousands)

	December 31
	2023	2022

Cash at bank	573	6,394
Short-term bank deposits	2,610	114
Total cash and cash equivalent*	3,183	6,508
* Including cash held per commitment to EIB – see Note 9	387	373

NOTE 4 – prepaid expenses and other receivables (U.S. dollars in thousands):

	December 31
	2023	2022

Institutions	$200	$378
Prepaid expenses	215	164
Others	52	42
	$467	$584

NOTE 5 – INVENTORY:

Comprised as follows (U.S. dollars in thousands):

	December 31
	2023	2022
Work in progress	$546	$871
Raw materials	61	64
	$607	$935

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT:

A.	The composition of assets, grouped by major classifications and accumulated depreciation, is as follows (U.S. dollars in thousands):

	December 31
	2023	2022
Cost:
Plant (new production facility)	$4,568	$1,782
Computers and equipment	649	635
Leasehold improvements	445	458
Office furniture and equipment	144	148
Vehicles	13	152
	5,819	3,175
Less – Accumulated depreciation	(1,256)	(1,297)
Property, Plant and Equipment, Net	$4,563	$1,878

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT (cont.):

A.	The composition of assets, grouped by major classifications and accumulated depreciation, is as follows (U.S. dollars in thousands) (cont.):

Depreciation expenses totaled $120 thousand, $239 thousand and $250 thousand for the years ended December 31, 2023, 2022 and 2021, respectively.

During the year ended December 31, 2023, 2022 and 2021, the Company disposed of property and equipment in the net amount of $8 thousand, $704 thousand and $311 thousand, respectively.

As of December 31, 2023 and 2022, all the property, plant and equipment is located in Israel.

B.	New production facility in Dimona

In August 2022, the Company began the construction of its newly upgraded production facility in Dimona, Israel, which is planned to be operational in the first half of 2024. Accordingly, the Company has reassessed the period of the expected lease term in Dimona to include the option period (two additional years) under such lease and recognized an additional $443 thousand in respect of the right of use asset and lease liability.

The new production facility, which has not yet commenced operations (and therefore is not yet depreciated), will include inter-connectivity and smart automation of production in the production of bGen TES modules. Consequently, as part of the transitioning to the new production facility, the Company reassessed the remaining life and recoverability of the old production line and its components, and recognized a write down of parts that cannot be utilized in the new facility to their fair value, resulting in a loss recognition of $ 704 thousand (presented among “other expenses” in 2022).

As of December 31, 2023, the total amount of the facility under construction, including capitalized borrowing costs of $197 thousand, amounts to $4,098 thousand.

C.	Rotem 1 project

The Rotem 1 project, owned and executed by the subsidiary Brenmiller Energy (Rotem) Ltd. (“Brenmiller Rotem”), was started and planned as a facility for generating electricity to be sold to the Israel Electricity Corporation (IEC). This project was abandoned following the Company’s decision to focus on its core technology other than the initialization and operation of power plants. From December 31, 2020 onwards, the facility is presented on the basis of the net realizable value of its main asset (presented as “other asset” in the balance sheet).

In 2022, following an agreement reached with the lessor of the land (on which the project was built), the Company completed vacating the premises and the land was returned to the lessor, after dismantling the facility. Following this, Brenmiller Rotem ceased its operations, and is conducting negotiations with potential buyers in respect of the remaining asset.

Net loss derived from the closure of Rotem 1 project, as presented in the statement of comprehensive loss for the year 2022, is comprised of a write-down loss in the amount of $360 thousand, of the equipment above, vacating expenses of $16 thousand, net of lease termination gain of $125 thousand.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – OPERATING LEASES:

The Company’s leases include production space for its new production facility (see Note 6B), office premises and car leases, which are all classified as operating leases. The lease term for the production space is for 5 years (including 2 years option) and the office premises are leased for a 5 years period which terminates in August 2025. The car leases are generally for a three years period.

As collateral for the office and lease agreement, a restricted deposit was pledged against bank guarantees provided to the property owner. The balance of the restricted deposit, presented as a non-current asset as of December 31, 2023 and 2022, amounted to $85 thousand.

Operating lease expenses and cash flows for the years ended December 31, 2023 and 2022 totaled $542 thousand and $504 thousand, respectively.

The operating lease costs include variable lease payments of $7 thousand in 2023 and $11 thousand in 2022, in respect of linkage differences to the Israeli CPI.

Supplemental information related to leases:

Balance sheet information (U.S. dollars in thousands):

	December 31
	2023	2022

Operating lease right-of-use assets	1,144	1,539
Current lease liabilities	611	606
Non-current lease liabilities	533	933
Total lease liabilities	1,144	1,539
Weighted average remaining lease term	2.2 years	3 years
Weighted average discount rate	7.17%	5.8%

As of December 31, 2023, the maturities of operating lease liabilities were as follows (U.S. dollars in thousands):

Year ending December 31,
2024	$611
2025	466
2026	161
Total undiscounted lease payments	1,238
Less – imputed interest	(94)
Present value of lease liabilities*	$1,144
* Including amounts linked to the Israeli CPI of	$554

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – TAXES ON INCOME:

A.	Taxation of companies in Israel

The revenue of the Company and its subsidiaries in Israel is subject to corporate tax at a regular rate.

The corporate tax rate that applies to the Company’s profits is 23%.

Capital gains of the Company and its subsidiaries in Israel are taxable according to the regular corporate tax rate applying to the tax year.

B.	Losses carried forward for tax purposes

As of December 31, 2023, the Company had losses carried forward in the amount of approximately $69 million, which can be used to offset against future taxable income in future years without a time constraint. In addition, the Company has capital loss carried forward of approximately $11 million, that can be utilized only against future taxable capital gain.

C.	Deferred income taxes (U.S. dollars in thousands):

	2023	2022
Deferred tax assets
Tax loss carryforward*	17,991	14,885
Research and development	610	675
Employee and payroll accrued expenses	43	40
Operating lease liabilities	263	354
Other	123	123
Total gross deferred tax assets	19,030	16,077
Deferred tax liabilities:
Operating lease assets	263	354
Total deferred tax assets, net	18,767	15,723
Less – valuation allowance	(18,767)	(15,723)
Net deferred tax assets	-	-

*	Including capital loss carried forward.

Realization of deferred tax assets is contingent upon sufficient future taxable income during the period that deductible temporary differences and carried forward losses are expected to be available to be offset against taxable income. As the achievement of required future taxable income is not more likely than not, the Company recorded a full valuation allowance.

D.	Reconciliation of theoretical tax expenses to actual expenses

The primary difference between the statutory tax rate of the Company and the effective rate results primarily from the changes in valuation allowance in respect of carried forward tax losses for tax purposes and research and development expenses due to the uncertainty of the realization of such tax benefits.

E.	Uncertain tax positions

As of December 31, 2023 and 2022, the Company does not have a provision for uncertain tax positions.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – TAXES ON INCOME (cont.):

F.	Roll forward of valuation allowance (U.S. dollars in thousands):

Balance as of December 31, 2022	(15,723)
Additions	(3,458)
Translation differences	414
Balance as of December 31, 2023	(18,767)

G.	Tax assessments

The Company files consolidated tax returns with its subsidiary Brenmiller Rotem. The Company has final tax assessments up to and including the tax year 2017. The other subsidiaries have not been assessed for tax purposes since their incorporation.

NOTE 9 – LOAN FROM THE EUROPEAN INVESTMENT BANK (“EIB”)

On March 31, 2021, the Company and EIB signed an agreement for the receipt of financing for the expansion plan of the Company and the establishment of an advanced production plant for TES systems in Israel (“the Financing Agreement”), the main terms of which are as follows:

1)	The financing is limited to an amount of EUR 7.5 million.

2)	The drawing down of the loan will be done in 2 tranches – the first, in the amount of EUR 4 million, was done in July 2022, and the second, in an amount of up to EUR 3.5 million, can be drawn down when the Company reaches certain milestones. In addition, the second tranche can be drawn until March 31, 2024. The Company is currently evaluating alternative means, including through negotiations with the EIB, to extend the availability date of the second tranche of the EIB credit facility but has not yet been successful and it is possible that the Company’s right to withdraw the remaining amount credit that is available to it may expire by March 31, 2024.

3)	The loan is payable in EUR and is for a period of 6 years from the time of the drawing down of the tranche with an annual interest rate of 5% for the first tranche and 3% for the second tranche. In the first three years, only interest will be payable on the loan. Contractual payments of principal and interest in the following years ($ in thousand) are as follows:

Year	2024	2025	2026	2027	2028	Total
Amount	$221	$221	$1,696	$1,622	$1,549	$5,309

In addition, the Company will pay royalties to EIB at a rate of 2% of the sum of the Company’s sales from the production plant up to the extent of the loan that has been drawn down (up to additional 100% of the drawn amount). The repayment of the royalty liability is not limited in time. The Group accounted for the loan liability and the royalty liability as two separate financial instruments as each represents a contractual right or obligation with its own terms and conditions so that each may be transferred or settled separately; and each is exposed to risks that may differ from the risks to which the other financial instrument is exposed. Consequently, the Company allocated the proceeds received to the loan liability component and the royalty liability component on a relative fair value basis.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – LOAN FROM THE EUROPEAN INVESTMENT BANK (“EIB”) (cont.)

The liability presented in the balance sheets is comprised as follows ($ in thousand):

	Effective interest rate	December 31
	%	2023	2022
Loan component*	6.84	4,172	3,965
Royalties’ component	15.52	289	290
		4,461	4,255

4)	The EIB has the right to cancel part of the loan that has not been granted to the Company and to demand the immediate repayment of the amount of the loan that has been made available to the Company in the event of a change in control in the Company.

5)	As security for the loan, the Company pledged the equipment that has been agreed upon in the financing agreement as well as all of the revenues generated from the sale of TES systems manufactured by the Company under a first ranking fixed lien.

6)	The Company is to comply with the following main covenants: a prohibition on the sale of certain assets except for those used in the regular course of business, a prohibition on the execution of a merger or a structural change in the Company’s group, except in cases that have been determined in the financing agreement with the bank, the Company may not distribute a dividend except in the cases that are set forth in the financing agreement with bank; the Company is entitled to receive a government grant up to the amount that is set forth in the financing agreement with the bank; and the Company is to hold cash and cash equivalents in an amount of not less than EUR 350 thousand at all times.

NOTE 10 – EQUITY:

A.	Share capital

Following the approval of a special general meeting of the Company’s shareholders convened on November 13, 2023, the Company increased its authorized share capital of Ordinary Shares of NIS 0.02 par value by 100,000,000 Ordinary Shares and cancelled the nominal par value of the shares’; The meeting further approved a reverse split of the authorized and outstanding shares, at a ratio of 10:1 (“the reverse stock split”) which came into effect on December 4, 2023. Consequently, the Company’s share capital, as of December 31, 2023, consists of 15,000,000 authorized Ordinary Shares, and 2,151,745 outstanding Ordinary Shares with no par value. Share data in these financial statements, have been adjusted retroactively to give effect to the reverse stock split, and the consequent changes made to warrants and options issued by the Company.

1)	On February 8, 2021, the Company completed a public offering in the Tel Aviv Stock Exchange, pursuant to a Shelf Offering Report. As part of the offering, 31,422 Ordinary Shares of the Company were issued to the public. The total gross consideration that the Company received amounted to approximately $3.0 million, before issuance costs. Issuance costs amounted to $44 thousand.

2)	On February 18, 2021, the Company completed a capital raising in an amount of approximately $5.6 million by means of a private placement, in which 60,050 Ordinary Shares were issued. Issuance costs amounted to $95 thousand.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (cont.):

A.	Share capital (cont.)

3)	On October 31, 2021, and as part of the Company’s preparation for listing on Nasdaq, the Company entered into an investment agreement with four accredited investors that includes a private placement of the Company’s Ordinary Shares and prefunded warrants for a capital investment of $15 million, made in two stages.

Pursuant to the agreement, upon closing of the first stage on December 30, 2021 the Company received an aggregate amount of $7.5 million against the issuance of 167,031 Ordinary Shares.

On May 24, 2022, following the completion of listing on Nasdaq and the effectiveness of a registration statement covering the resale of the Ordinary Shares and the Ordinary Shares underlying the prefunded warrants under the investment agreement, an additional investment of $7.5 million, was made against the issuance of additional 151,765 Ordinary Shares and 15,266 prefunded warrants to purchase Ordinary Shares, at an exercise price of NIS 6.0 per ordinary share exercisable immediately upon issuance for a period of five years from issuance. The prefunded warrants were exercised on July 7, 2023.

In connection with the above investment agreement and its facilitation of it, the Company paid transaction fees to a third party consisting of cash consideration of $275 thousand and non-marketable options, exercisable into 5,360 Ordinary Shares of the Company, for an exercise price of NIS 141.8 per one Ordinary Share. The above fees were paid proportionately upon the closing of each stage of the investment agreement. Consequently, issuance costs of $592 thousand, including the value attributed to the options granted of $275 thousand were charged to share premium derived from the issuance of Ordinary Shares. The value attributed to the above options was calculated according to the Black-Scholes pricing model.

4)	On February 16, 2023, the Company completed a private placement by certain investors, some of whom are existing shareholders of the Company (the “Investors”), and the controlling shareholder of the Company, in an aggregate amount of NIS 12,463 thousand ($3.59 million). Under the investor agreements the Company issued 233,826 units, each consisting of one Ordinary Share and one non-registrable and non-tradeable warrant at a price of NIS 53.3 ($15.5) per each issued Unit. Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 ($17.8) per warrant for a term of five (5) years from the issuance date of the offered warrants.

Issuance costs (of approximately $ 29 thousand) and the placement proceeds were allocated on a relative fair value basis ($ 2.24 million to share capital and premium and $1.35 million to the warrants); the warrants fair value was determined on the basis of the Black - Scholes pricing model.

The above private placement includes 64,503 units (representing a total investment of $1 million in cash), offered to Mr. Avraham Brenmiller - the Company’s controlling shareholder and the Company’s Chief Executive Officer and Chairman of the Board - with the same terms and conditions, as offered to the other investors.

The Investors and the controlling shareholder received piggyback registration rights for their Ordinary Shares and associated warrant. On June 29, 2023, the Company filed with the U.S. Securities and Exchange Commission (“the SEC”) a registration statement on Form F-3 to affect the registration of the Ordinary Shares and warrants, as above.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (cont.):

A.	Share capital (cont.)

The Investors are subject to certain restrictions regarding resale of the Units, the Offered Shares and the shares underlying the Offered Warrants for Investors pursuant to Israeli and U.S. laws.

5)	On June 9, 2023, the Company, entered into a Sales Agreement with A.G.P./Alliance Global Partners (“the Sales Agent”), pursuant to which the Company may offer and sell, from time to time, to or through the Sales Agent as agent or principal, Ordinary Shares. The Ordinary Shares will be offered and sold pursuant to the Company’s currently effective registration statement on Form F-3, the prospectus contained therein and the prospectus supplement filed with the SEC dated June 9, 2023, under which the Company may offer and sell its Ordinary Shares having an aggregate offering price of up to $9,350 thousand from time to time through A.G.P.

During the second half of 2023, under the agreement with a A.G.P., the Company issued 35,812 ordinary shares for a total consideration of $220 thousand, net of agent commissions of $12 thousand and other issuance costs of $115 thousand.

6)	On June 15, 2023, the Company completed a private placement offering of its securities for the aggregate gross proceeds of $2.5 million (NIS 8.97 million) with one of the Company’s shareholders, a Switzerland-based company. The placement included 248,778 units (the “June Units”), each June Unit consisting of one ordinary share of the Company, and one non-tradeable warrant to purchase one ordinary share, at a price per Unit of $10.

The warrants are exercisable at a price of NIS 44 (approximately $ 12.0) per share, reflecting a 33% premium over the market price of the Company’s Ordinary Shares on The Nasdaq Stock Market LLC at the close on June 12, 2023. The warrants are exercisable from June 12, 2024 and until June 12, 2028.

Issuance costs (of approximately $20 thousand) and the placement proceeds were allocated on a relative fair value basis ($1.57 million to share capital and premium and $0.93 million to the warrants); the fair value of the warrants was determined on the basis of the Black-Scholes pricing model.

B.	Warrants:

1)	Quoted Warrants (Series 2 and 3)

These warrants were issued on November 16, 2020, in a public offering in TASE under a Shelf Offering Report, and were classified as equity.

Under an arrangement offered by the Company to the holders of its Series 2 and 3 warrants, approved by the district court in Lod on October 26, 2021, and after the approval of a special general meeting of the abovesaid warrant holders, the period for exercise of the above warrants was extended by one year (through November 15, 2022 for Series 2 and November 15, 2024 for Series 3). All other terms of the warrants remained unchanged. Series 2 warrants expired in 2022 with no exercise. During 2023 and as part of the delisting process of the Company’s Ordinary Shares from TASE, the Company made an arrangement with the holders of Series 3 warrants, approved by the district court, to shorten the period for their exercise and decrease the exercise price. As a result, 94% of the holders of Series 3 exercised their warrants, for which the Company issued 18,811 Ordinary Shares and received a consideration of NIS 241 thousand ($72 thousand); the remaining warrants (Series 3) expired on September 5, 2023. Consequently, and due to having accumulated losses, the Company recognized the incremental value of NIS 341 thousand ($92 thousand) for the change in terms of the options against additional paid in capital (see also Note 12I).

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (cont.):

B.	Warrants (cont.):

2)	Non- marketable warrants

As of December 31, 2023, the Company has 499,998 non-marketable warrants that can be exercised into 25,000 Ordinary Shares of the Company. Every twenty warrants are exercisable to one share, for a period of 4 years commencing June 14, 2020, at the price of NIS 180.

As to warrants and prefunded warrants issued under the investment agreement and private placements – see A(4) and A(5) above.

As of December 31, 2022, in addition to the 499,998 warrants above, the Company had also 370,000 non-marketable share options (warrants) granted to an Israeli bank as part of a debt settlement arrangement entered into in 2020 (with the attributed fair value of $494 thousand); these share options, expired on July 2023, without being exercised.

All Company non-marketable warrants and prefunded warrants are considered indexed to the Company’s own stock and are classified as equity.

C.	Share-based payments:

1)	In July 2013, the Company’s Board of Directors (“the Board”) approved a share option scheme that is intended to provide an incentive to retain or attract employees, directors, consultants and service providers of the Company and its Affiliates and will be administered by the Board (“the 2013 plan”). On September 15, 2022, the Board approved an amendment to the plan, that will allow the Company to reserve from time-to-time, out of its authorized unissued share capital, such number of Shares, as the Board deems appropriate. The Company has filed a registration statement on Form S-8 under the Securities Act to register up to 295,120 Ordinary Shares, in the aggregate, issued or reserved for issuance under the 2013 plan.

The options can be exercised for a period of up to 10 years from the date of their allotment. An option that is not exercised by that date will expire.

Pursuant to the options plan, the options for the Company’s employees and officers, other than its controlling shareholder, will be allocated under Section 102 of the Israeli Income Tax Ordinance (where the Board can determine the type of option as “Option 102 in the Non-Trustee Track” or “Option 102 in the Trustee Track”) and the options for service providers and the controlling shareholder of the Group, will be allocated in accordance with Section 3(i) of the Israeli Income Tax Ordinance.

2)	Share option awards granted to employees in 2018, with an exercise price denominated in U.S. dollars, were classified and accounted for as a liability in prior years as they did not meet the exception under ASC 718-10-25-14A to allow equity classification; these options were reclassified in May 2022 to equity at fair value of $74 thousand, when the shares of the Company began trading on Nasdaq.

3)	In July 2021, the Company granted 144,432 non-marketable and non-transferable share options to a provider of services to the Company, who serves in the role of advisor to the management, that are exercisable into 7,222 Ordinary Shares of the Company Shares (every 20 options confer the right to one Ordinary Share).

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (cont.):

C.	Share-based payments (cont.):

36,108 of the options vest over a period of six months, after which they are exercisable at a price of NIS 6.0 per share. The remaining 108,324 options are exercisable at a price of NIS 236 per share, and vest as follows; 25% after 12 months, and the remaining 75% on a monthly basis over a period of 36 months, that starts after the first 12 months. The above 36 months may be accelerated to 24 months vesting period, or 12 months vesting period, in certain events. All options expire after 5 years.

The options were valued at $ 247 thousand, according to the Black-Scholes pricing model.

4)	On October 31, 2021, the Board approved the grant, under the 2013 Plan, of 486,500 non-marketable share options to 26 employees and advisors (three of which are officers of the Company), under the 2013 share options plan of the Company. Every twenty options are realizable into 1 Ordinary Share of the Company (subject to adjustments), for NIS 194, in a cashless exercise manner, in which the grantor will receive Ordinary Shares that reflect the benefit component in the realized options. The option vest in three equal portions over a period of three years.

The options were valued at $ 1,056 thousand, according to the Black-Scholes pricing model.

5)	On February 9, 2022, the Board approved the grant of 25,000 non-marketable share options, exercisable to 2,500 Ordinary Shares of the Company, to an employee of the Company, based on the terms of the 2013 options plan. Each option is realizable into one share for NIS 194. in a cashless exercise manner; The option vest in three equal portions over a period of three years.

The estimated value of the above options is NIS 282 thousand ($ 87 thousand, as of approval date), which was calculated according to the Black-Scholes pricing model.

6)	As to the grant of non-marketable share options to a mediator – see A3 above.

7)	On February 9, 2022, the annual and extraordinary shareholders’ meeting of the Company approved to grant Mr. Avraham Brenmiller 150,000 non-marketable options, and to Mr. Nir Brenmiller and Mr. Doron Brenmiller – 75,000 non-marketable options, each. The options vest in three equal tranches over a period of 3 years (33.3% each year), Every 10 options are exercisable into one Ordinary Share, with the following exercise prices: first tranche – NIS 400 per one share, second tranche – NIS 600 per one share, third tranche – NIS 800 per one share (based on exchange rates as of approval date – $123.5 $185.3 and $247.1, respectively). The value of the above options, calculated according to the Black-Scholes pricing model is NIS 2,616 thousand ($ 810 thousand as of approval date).

8)	On June 23, 2022, following a new compensation policy, and the approval of the Board, the Company granted under the 2013 plan:

(i)	225,000 share options to purchase up to 22,500 Ordinary Shares were awarded to Mr. Avraham Brenmiller. The options exercise price is NIS 137.8 per share (based on the average market share price in the last 30 days prior to the grant date, plus 15%), and they vest over three years (33.3% at the end of each year).

(ii)	150,000 share options to purchase up to 15,000 Ordinary Shares of the Company were awarded to five non-executive directors of the Company (30,000 options each), with vesting conditions and exercise price that are similar to the options granted to Mr. Avraham Brenmiller.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (cont.):

C.	Share-based payment (cont.):

The value of these grants, as calculated according to the Black-Scholes pricing model aggregates NIS 3.12 million (approximately $ 879 thousand, of which NIS 2.2 million relate to Mr. Avraham Brenmiller.

9)	Amendment to the Company’s compensation policy and Restricted Shares and Restricted Share Units

On January 24, 2023, the Company adopted an amendment to the Company’s compensation policy, which includes an efficiency plan to decrease expenses and the Company’s burn rate. The adopted plan allows the Compensation Committee and the Board, subject to certain minimum terms and conditions, to exchange basic salary (in whole or in part), accrued and unpaid cash salary to Company’s employees and officers, with equity-based compensation (the “Efficiency Plan”), by issuing Restricted Shares or Restricted Shares Units (“RSUs”).

The Company also converted the unpaid salary balance of Mr. Brenmiller as of December 31, 2022 (in respect of prior years) in the amount of NIS 790 thousand (approximately $225 thousand), into equity under the terms of the Private Placement to the Investors and the Private Placement to Mr. Brenmiller, as described in A above, respectively, except for the exercise period as described below. Accordingly, the Company granted Mr. Brenmiller 14,822 units, consisting of 14,822 Ordinary Shares and 14,822 associated warrants, at a price of NIS 53.3 ($15.5) per each issued unit. Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 ($17.8) per warrant and has a term of two (2) years as of the issuance date of the warrants for Mr. Brenmiller.

Under the above approved compensation plan, the Company also granted during 2023 to its employees and service providers: (a) 7,811 RSUs in exchange for employee and service providers’ salary of NIS 346 thousand (approximately $ 94 thousand); these shares vest mainly over 12 months, (b) bonuses in fully vested 47,315 RS to employees and service providers, with estimated value in the amount of NIS 2,328 thousand ($ 649 thousand), and (c) 9,986 RS in exchange for service providers’ fees of NIS 494 thousand (approximately $ 134 thousand).

In addition, following the approval of the extraordinary shareholders meeting and the recommendation of the Board, the controlling shareholders were granted share options (received instead of RSUs, with no incremental value as of the modification date), as follows: 33,536 fully vested share options exercisable into 3,354 Ordinary Shares of the Company for NIS 3 ($0.82) per share, in exchange for bonus payment in the amount of NIS 165 thousand (approximately $ 46 thousand) and 81,855 share options, exercisable into 8,186 Ordinary Shares for NIS 3 ($0.82) per share, which vest over a period of 12 months, in exchange for salary of NIS 363 thousand (approximately $ 98 thousand). In calculating the share options amount granted in exchange for salary, a 10% discount was taken into account.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (cont.):

C.	Share-based payment (cont.):

Information on the share option awards outstanding and the related weighted average exercise price as of and for the years ended December 31, 2023, 2022 and 2021 are presented in the table below:

	Year ended December 31, 2023		Year ended December 31, 2022		Year ended December 31, 2021
Relating to options:	Number of potential Ordinary shares	Exercise price range*	Number of potential ordinary shares	Exercise price range*	Number of potential ordinary shares	Exercise price range*
Outstanding at beginning of the year	144,681	NIS 137.8 – NIS 800	73,951	NIS 234 ; $ 100	43,825	NIS 260; $ 100
Granted	11,539	NIS 3	74,980	NIS 137.8 - NIS 800	34,226	NIS 141.8 – 234
Exercised**	-	-	-	-	(200)	$100
Forfeited	(7,211)	NIS 194 ; $ 100	(4,250)	NIS 137.8 – NIS 194	(2,950)	NIS 260; $ 100
Expired	(15,033)	NIS 194 ; $ 100	-	-	(950)	NIS 260; $ 100
Outstanding at end of the year	133,976	NIS 3 - NIS 800	144,681	NIS 137.8 – NIS 800	73,951	NIS 141.8; $ 100
Exercisable at end of the year	76,700	NIS 3 - NIS 400	48,687	NIS 141.8; $ 100	28,286	NIS 234; $ 100

*	Per 1 Ordinary Share of with no par value. Exercise price is quoted in denominated currency.
**	Including options exercised on a cashless basis. Average share price for options exercised in 2021 – $ 96.

As to Restricted Shares and Restricted Share Units (RS and RSU) : during 2023 the Company granted 65,112 RS and RSUs, which are all outstanding as of December 31, 2023, and of which 62,032 are vested. The remaining unvested RSUs are expected to vest in 2024.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (cont.):

C.	Share-based payment (cont.):

The following table summarizes information about stock-based awards outstanding and exercisable at December 31, 2023:

	Outstanding		Exercisable
Exercise price range	Number of potential Ordinary Shares	Weighted average remaining contractual life (years)	Number of potential Ordinary Shares	Weighted average remaining contractual life (years)
NIS 3	11,539	9.4	8,811	9.4
NIS 137.8 – NIS 194	61,734	6.3	32,043	5.7
NIS 234 – NIS 260	24,503	1.7	19,646	1.8
$100	6,200	4.5	6,200	4.5
NIS 400; NIS 600; NIS 800	30,000	8.2	10,000	8.2
NIS 3 – NIS 800	133,976	6.1	76,700	5.3

Share-based compensation expense for the years ended December 31, 2023, 2022 and 2021 was as follows (U.S. dollars in thousands):

	Year ended December 31
	2023	2022	2021
Cost of revenue	52	36	21
Research and development	416	258	30
Sales and marketing	279	240	(9)
General and administrative	1,034	800	55
Total share-based compensation expenses	1,781	1,334	97

As of December 31, 2023, there is an unrecognized share-based compensation expense of $374 thousand to be recognized over the average remaining vesting period of 2 years.

For the years ended December 31, 2023 and 2022, the aggregate intrinsic value of share options outstanding were $58 thousand and $NIL thousand, respectively.

For the years ended December 31, 2023 and 2022, the aggregate intrinsic value of share options exercisable were $44 thousand and $NIL thousand, respectively.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – EQUITY (cont.):

C.	Share-based payment (cont.):

The calculated fair value of option grants was estimated using the Black-Scholes pricing model with the following assumptions:

	Year ended December 31
	2023	2022	2021
Risk-free interest rate	4.75%	0.1%-2.0%	0.1%
Expected option term (in years)	10.0	2.0-10.0	2.0-10.0
Expected price volatility	76%	66%-82%	75%-91%
Fair value of an ordinary share	NIS 32.6	NIS 82.7-NIS 159.7	NIS 98.1-NIS 128.5
Dividend yield	0%	0%	0%

The risk-free interest rate is based on Israeli rates published by the Bank of Israel, in effect at the time of grant. The expected volatility is based on the historical volatility of the Ordinary Shares of the Company.

NOTE 11 – COMMITMENTS:

A.	Israeli government grants:

1)	Through December 31, 2023, the Company received grants from the Israeli Innovation Authority (“IIA”) in the cumulative amount of approximately $4.2 million for support programs in research and development activities. In exchange for the support from the Innovation Authority, the Company is subject to the provisions of the Encouragement of Research and Development Law in connection with intellectual property.

Out of the above $ 4.2 million received: (i) $ 2.4 million is subject to payment of royalties at a rate of between 3% and 5% (in accordance with the Encouragement of Research and Development in Industry Regulations (Rate of Royalties and Rules for their Payment), 5756 - 1996) from all revenues derived from the use of technology developed. The royalty payments are linked to the dollar, and bear LIBOR interest (commencing January 1, 2024 – LIBOR was replaced for that purpose with variable annual interest at the rate of the Secured Overnight Financing Rate (“SOFR”) as published on the first trading day of each calendar year). Subject to the Company’s announcement to the IIA regarding the feasibility of a partial transfer of production outside Israel, the royalty ceiling was increased to 120% of the above amounts received.

(ii)	$ 0.8 million is for technology that has not matured into a product and for which no royalties will be paid, and

(iii)	$ 1.0 million is for grants that do not bear any royalties.

2)	As of December 31, 2023, the Company received grants from the Israel Ministry of Energy in the cumulative amount of approximately $ 0.6 million for support programs in research and development activities. In return, the Company is obligated, inter alia, to pay royalties of between 3% and 5% of all revenues from the use of the technology developed, up to the ceiling of the total amount of such support which is linked to the Israeli Consumer Price Index plus annual interest at the rate established by the Israeli Accountant General.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – COMMITMENTS (cont.):

A.	Israeli government grants (cont.):

3)	In addition, the Company received in prior years under two support programs of the Israel Ministry of Economy and Industry, an amount of approximately $56 thousand each in connection with the Company’s international marketing activities. In return for the said support, the Company is obligated to pay royalties of 3% of the Company’s revenues from exports to countries for which the support was received.

4)	As of December 31, 2023, the royalty commitment balance under the above grants (including accrued interest) amounts to $ 3,667 thousand.

B.	New York Power Authority (“NYPA”) Project

Under a cooperation agreement (the “Agreement”) signed in January 2018 with the New York Power Authority (“NYPA”) the Company designed and built a pilot facility that includes a high temperature storage combined heat established and power unit developed by the Company (“the Product”), that will provide electricity and hot water to the campus of a university in New York. In December 2023, the Company successfully completed commissioning the facility that was handed over to the university, following training, on January 29, 2024.

Pursuant to the provisions of the Agreement, signed for a period of 10 years, and amendment made thereto in prior years, NYPA bore the costs of engineering services and the cost of materials required for the integration of the facility, and is responsible to provide technical and logistical support for the commissioning of the Product and will support the marketing efforts of the TES solution developed by the Company in the US and Canada.

As part of the Project financing, the Company and NYPA (hereinafter – “the Parties”) received a conditional grant from the Bird Foundation (Israel-United States Research and Development Foundation), in the sum of $1 million, under a cooperation and financing agreement with the Bird Foundation that was signed in April 2018. The Company is committed to pay the Bird Foundation royalties from gross revenues derived from the sale, leasing or other marketing or commercial exploitation, including service or maintenance contracts of the Product, or the licensing of the Product, at the rate of 5%. Refund amount increases in stages over time, up to a maximum refund of 150% of the total amount of the grant, subject to the extension of the repayment period.

Under the Agreement, the Company will pay annual royalties to NYPA of 5% from gross sales made, beginning June 1, 2022, until NYPA has been fully compensated for the expenditure amounts agreed between the Parties. Royalties for each year will be paid in the subsequent year, the first of which shall be retroactive and include the Company’s gross sales from all of its applications since January 11, 2018.

As of December 31, 2023, the balance of the royalty commitment to NYPA under the above grants amounts to $ 1,148 thousand.

After NYPA is fully compensated for the above amount, NYPA shall receive 3.5% royalties from gross sales made within the US territory, for the remainder of a 10-year-period beginning upon the initial sale or licensing of the Product to a third party, or to the end of the term of the NYPA agreement, whichever is longer.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – COMMITMENTS (cont.):

C.	Joint cooperation agreement with an Israeli Beverage Producer (“Tempo”)

On September 14, 2023, the Company signed an agreement with an Israeli beverage producing company (“Tempo”), for the execution of a TES project. whereby the Company will build and install a bGen™ TES system at one of Tempo’s plants in Israel, that will provide industrial steam for the latter operations.

Under the agreement, Tempo has undertaken to participate in all costs to build, install and integrate the system with its facilities, up to the amount of NIS 3.4 million (approximately $ 0.9 million). The funding of the project will be supported by the Israeli Ministry of Economy and Industry, that has approved it as a Clean Project, with a participation grant of NIS 2.2 million (approximately $595 thousand).

The building of the TES system and its integration with the Tempo production facility is to be finalized within 15 months from the date of the agreement or 12 months from receiving regulatory approvals, if required, followed by 60 days of running-in period. Following this, the system will provide steam services to Tempo, for a period of 15 years, at a fixed price per ton of steam produced by the system (the facility will operate on electricity and water supplied by Tempo). During that period, the Company will provide level B maintenance services to the system. The steam price and maintenance services are linked to the Israeli CPI and will be updated every 5 years. The Company has guaranteed minimum annual capacity of 19,000 ton of steam, which is also the threshold for Tempo “take-or-pay” obligation.

The Company will be the sole owner of the system during the period of installation and the provision of steam services. Tempo will have the right to register a lien on 50% of the system to ensure its rights under the agreement.

Starting the third year of the provision of steam, Tempo will have the right to purchase the system (for its own use only and on “as is” basis) for a consideration that is based on a formula stipulated in the agreement. Tempo will also have the right for termination and compensation if the system fails to supply certain performance measurements as determined in the agreement. As of the balance sheet date, the Company has not yet commenced any activities with regards to the Tempo agreement.

D.	Distribution and production agreement:

In February 2020 the Company entered into an agreement with Fortlev Energia Solar Ltda (“Fortlev”) – a Brazilian company, pursuant to which it granted Fortlev a license for a period of 25 years to market its bGen technology in Brazil and Colombia. Under the agreement, until such time that Fortlev has established a production facility of its own, the Company shall pay Fortlev a commission fee of 10% of any sale it has completed in these territories. After the completion of a production facility, the Company will grant Fortlev an exclusive license for production and marketing of its product in these territories in which case, Fortlev will pay the Company 10% royalty from the sale of such products.

E.	The Company has entered into an agreement with a number of service providers for the purpose of locating and recruiting investors. The consideration for these agreements is on a basis of success in recruitment only, at a rate of 2% to 5% of the gross investment amount that will be recorded as share issuance costs that will be deducted from the premium on shares.

F.	The Company has also entered into an agreement with a sales agent, pursuant to which the Company may offer and sell its Ordinary Shares, from time to time, to or through the Sales Agent - see Note 10A.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – SUPPLEMENTRY FINANCIAL STATEMENT INFORMATION

A.	OTHER PAYABLES (U.S. dollars in thousands):

	December 31
	2023	2022
Employees and employee institutions	760	806
Expenses payable	385	305
Royalties payable	247	247	(1)
Other liabilities	9	11
	1,401	1,369

B.	REVENUES:

In 2023, the Company recognized revenue from engineering services provided to customers in Europe (97%) and North America.

In 2022, the Company recognized the revenue for licensing under the licensing agreement with a customer in Brazil (Fortlev -see Note 11D.), following the completion of know-how delivery.

Revenue in 2021 was derived from TES units sold to a customer in Brazil and other engineering services provided to a customer in Europe.

Revenue recognized that was included in the contract liability balance (deferred revenue) at the beginning of the years ended December 31, 2023 and 2022, amounts to $175 thousand and $939 thousand, respectively. As of December 31, 2023, $387 thousand of the amount of deferred revenue is expected to be recognized during 2024.

C.	COST OF REVENUES (U.S. dollars in thousands):

	Year ended December 31,
	2023	2022	2021
Salary and related expenses	393	-	1,163
Consultants and subcontractors	112	247	881
Expenditure on materials (including inventory impairment loss)	1	2	792
Depreciation and other	-	-	259
Royalties	84	-	-
Maintenance	-	-	93
	590	249	3,188
Operating costs not attributed to projects (mainly salary and related expenses) *	965	1,641	900
	1,555	1,890	4,088
Onerous contract provision included in costs	-	8	215

*	Cost and expenses relating to periods in which the plant did not operate in full capacity.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – SUPPLEMENTRY FINANCIAL STATEMENT INFORMATION (cont.)

D.	RESEARCH AND DEVELOPMENT, NET (U.S. dollars in thousands):

	Year ended December 31,
	2023	2022	2021
Salary and related expenses	2,268	2,656	2,496
Consultants and subcontractors	388	441	998
Expenditure on materials	70	1,020	738
Depreciation and other	104	486	437
Office maintenance	440	367	261
	3,270	4,970	4,930
Less: Government Grants, see Note 2L	(92)	(275)	(1,266)
	3,178	4,695	3,664

E.	SELLING AND MARKETING (U.S. dollars in thousands):

	Year ended December 31,
	2023	2022	2021

Salary and related expenses	918	953	444
Office maintenance	35	30	46
Project Promotion	58	84	45
Consultants	87	38	90
Other	50	96	13
	1,148	1,201	638

F.	GENERAL AND ADMINISTRATIVE (U.S. dollars in thousands):

	Year ended December 31,
	2023	2022	2021

Salary and related expenses	2,134	2,354	1,013
Office maintenance	175	117	210
Consultants and insurance	1,778	1,660	1,104
Allowance for credit losses	380	-	-
Depreciation and other	170	298	173
	4,637	4,429	2,500

G.	OTHER INCOME (EXPENSES), NET

In 2022 and 2021, include mainly the write down of production line of $ 704 thousand and $ 314 thousand, respectively (Note 6A)

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – SUPPLEMENTRY FINANCIAL STATEMENT INFORMATION (cont.)

H.	OTHER FINANCIAL INCOME AND EXPENSES, NET (U.S. dollars in thousands):

Financial income:

	Year ended December 31
	2023	2022	2021
Interest income	161	51	3
Exchange rate differences, Net	142	672	(58)
Bank fees	(12)	(17)	(90)
Other adjustment of royalty obligation	21	(23)	-
	312	683	(145)

I.	Loss per ordinary share:

Basic and diluted loss per share is computed as follows:

	Year ended December 31,
Numerator ($ in thousands):	2023	2022	2021
Net loss for the year, as reported	(9,648)	(11,092)	(11,017)
The effect of change in terms of Series 3 warrants	(92)	-	-
Numerator for basic and diluted net loss per Ordinary Share - net loss attributable to shareholders	(9,740)	(11,092)	(11,017)
Denominator (Ordinary Shares in thousands)
Weighted average number of shares outstanding during the year	1,936,831	1,462,776	1,193,447
Weighted average number of potential shares under prefunded warrants with token exercise price (“penny” warrants)	15,266	-	-
Denominator for basic and diluted loss per share – weighted number of Ordinary Shares	1,952,097	1,462,776	1,193,447

Basic and dilutive loss per Ordinary Share (in dollars)	(4.99)	(7.58)	(9.23)

For the reported years, all outstanding unvested restricted shares, options and warrants have been excluded from the calculation of the diluted net loss per share since their effect was anti-dilutive.

These include as of December 31, 2023: Share option and warrants exercisable to 644,864 Ordinary Shares that, as of December 31, 2023, have zero effect under the treasury stock method, share options that are “in the money” exercisable to 11,539 Ordinary Shares and 3,080 unvested restricted shares.

Brenmiller Energy Ltd.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – SUBSEQUENT EVENTS:

A.	On January 25, 2024, the Company closed a public offering under which it completed the issuance and sale of 240,000 Ordinary Shares, no par value per share of the Company at a price of $4.50 per share, pre-funded warrants at a price of $4.4999, to purchase 648,890 Ordinary Shares and warrants to purchase 888,890 Ordinary Shares at an exercise price of $5.00 per share. The Warrants are exercisable immediately and will expire five years from the date of issuance. The Pre-Funded Warrants are exercisable immediately at a price of $0.0001 per share and are exercisable until exercised in full.

The Ordinary Shares, Warrants and Pre-Funded Warrants were offered and sold pursuant to an effective Registration Statement on Form F-1, as amended. The aggregate gross proceeds from this offering were approximately $4.0 million before deducting placement agent fees of $ 280 thousand and other offering expenses, of $295 thousand.

The warrants were valued at $3,024 thousand using the Black-Scholes pricing model. Issuance costs were allocated to the Ordinary Shares, prefunded warrants and warrants based on their relative fair value.

B.	On January 29, 2024, an agreement was signed with the Wolfson Medical Center (“Hospital”) in the city of Holon, Israel for the construction of a TES System pursuant to which the Company will build and install on the Hospital premises a TES System that will provide industrial steam and other services to the Hospital (including training and certification of the Hospital related staff that will be responsible for the operation and maintenance of the TES System (the “Services”).

The TES System will operate using electricity and water supplied by the Hospital and will provide the Services for a period of 7 years, commencing no later than 15 months after obtaining all necessary regulatory approvals and allowing for a two-month running-in period.

The operation of the TES System, and the required maintenance thereafter will be the responsibility of the Company which has also guaranteed am efficiency ratio of the TES System during the service period that will be examined annually; subject to a contractual remedy period, any failure to meet the efficiency ratio may give the Hospital cause to terminate the agreement and claim compensation as determined in the agreement.

In consideration for the Services, the Hospital will pay a total of approximately NIS 12 million (approximately – $3.3 million), in non-equal monthly payments and will have the option to acquire the TES System after the conclusion of the 7 year service period for an agreed amount equal to NIS 1.02 million (approximately - $ 0.3 million), and following which the Hospital will also have the option to acquire annual maintenance services (including spare parts) from the Company. If the option to acquire is not exercised, then the Company will be responsible to dismantle and vacate the TES System from the Hospital premises.

On January 18, 2024, the Company received approval for a NIS 1,708 thousand (approximately $450 thousand) grant from the IIA to be applied to this project.

C.	Commencing January 1, 2024, the Company, after examining the developments and events during the year 2023, determined that it should change the functional currency from NIS to US dollars.

This coming change in functional currency is attributable to several factors and changes in circumstances in 2023 including inter alia the commercialization of the Company’s products, changes in the composition of its cost of sales, because the majority of the Company’s available funds is denominated in U.S. dollars, the Company’s principal source of financing, following the delisting of its shares from trading in TASE, is expected to be derived from the U.S. capital markets, and all of the Company’s budgeting is conducted mainly in U.S. dollars. A change in functional currency to the US$ would result in, among other impacts, in a reclassification of the Company’s certain equity-classified warrants (whose fair value as of December 31, 2023 of approximates $1.6 million), to liabilities due to their NIS-denominated exercise price.

Hence, commencing January 1, 2024, the US dollar will be both the functional and reporting currency of the Company.

Brenmiller Energy Ltd.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(U.S. dollars in thousands, except for number of shares and par value)

	June 30, 2024	December 31, 2023
Assets
CURRENT ASSETS:
Cash and cash equivalents	$6,966	$3,183
Restricted deposits	33	34
Trade receivables, net of allowance for credit losses of $669 and $380 as of June 30, 2024 and December 31, 2023	-	278
Prepaid expenses and other receivables	558	467
Inventory	625	607
TOTAL CURRENT ASSETS	8,182	4,569

NON-CURRENT ASSETS:
Restricted deposits	81	85
Operating lease right-of-use assets, net	850	1,144
Property, plant and equipment	4,811	4,563
Other asset	-	233
TOTAL NON-CURRENT ASSETS	5,742	6,025

TOTAL ASSETS	$13,924	$10,594

The accompanying notes are an integral part of these condensed consolidated financial statements.

Brenmiller Energy Ltd.

CONDENSED CONSOLIDATED BALANCE SHEETS (Cont.)

(UNAUDITED)

(U.S. dollars in thousands, except for number of shares and par value)

	June 30, 2024	December 31, 2023
Liabilities and Shareholders’ Equity
CURRENT LIABILITIES:
Trade payables	$172	$321
Deferred revenue	387	387
Other payables	1,653	1,401
Current maturities of operating lease liabilities	544	611
TOTAL CURRENT LIABILITIES	2,756	2,720

NON-CURRENT LIABILITIES:
European Investment Bank (“EIB”) Loan	4,345	4,461
Warrants’ liability	11	-
Operating lease liabilities	276	533
TOTAL NON-CURRENT LIABILITIES	4,632	4,994

COMMITMENTS (Note 6c)

TOTAL LIABILITIES	7,388	7,714

SHAREHOLDERS’ EQUITY:
Ordinary Shares, no par value - Authorized 15,000,000; Issued and outstanding 5,958,757 and 2,151,745 as of June 30, 2024 and December 31, 2023, respectively	124	124
Additional paid in capital	105,474	100,237
Foreign currency cumulative translation reserve	(2,053)	(2,053)
Accumulated deficit	(97,009)	(95,428)
TOTAL SHAREHOLDERS’ EQUITY	6,536	2,880
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,924	$10,594

The accompanying notes are an integral part of these condensed consolidated financial statements.

Brenmiller Energy Ltd.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(U.S. dollars in thousands, except for per share data)

	Six months ended June 30
	2024	2023

REVENUES
Engineering services	-	$580
	-	580
COSTS AND EXPENSES:
COST OF REVENUES	(408)	(1,193)
RESEARCH AND DEVELOPMENT, NET	(1,808)	(1,711)
SELLING AND MARKETING	(616)	(687)
GENERAL AND ADMINISTRATIVE	(2,313)	(2,409)
OTHER INCOME (EXPENSES), NET	(230)	2
OPERATING LOSS	(5,375)	(5,418)
INTEREST EXPENSES	(85)	(69)
OTHER FINANCIAL INCOME, NET	3,879	159
FINANCIAL INCOME (EXPENSES), NET	3,794	90
NET LOSS	(1,581)	(5,328)

NET LOSS PER ORDINARY SHARE:
Basic and diluted loss	$(0.45)	$(3.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING USED IN COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE	3,510,328	1,765,142

NET LOSS, as above	$(1,581)	$(5,328)
OTHER COMPREHENSIVE LOSS - EXCHANGE DIFFERENCES ON TRANSLATION TO PRESENTATION CURRENECY (Note 2B)	-	(423)
COMPREHENSIVE LOSS	$(1,581)	$(5,751)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Brenmiller Energy Ltd.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(UNAUDITED)

(U.S. dollars in thousands, except for number of shares)

				Foreign
				currency
	Ordinary Shares		Additional	cumulative
	Number		paid in	translation	Accumulated	Total
	of shares	Amount	capital	reserve	deficit	Equity

BALANCE AS OF JANUARY 1, 2024	2,151,745	124	100,237	(2,053)	(95,428)	2,880
CHANGES DURING THE SIX MONTHS PERIOD ENDED JUNE 30, 2024:
Comprehensive loss for the period	-	-	-	-	(1,581)	(1,581)
Issuance of shares and prefunded warrants, net of issuance costs of $ 383 (Note 5A)	3,038,421	-	5,268	-	-	5,268
Exercise of prefunded warrants	648,890	-	*-	-	-	*-
Warrants reclassified to equity (Notes 2B and 5A)	-	-	700	-	-	700
Warrants classified to liabilities (Note 2B)	-	-	(1,649)	-	-	(1,649)
Exercise of options	1,805	-	3	-	-	3
Share-based compensation	117,896	-	915	-	-	915
BALANCE AS OF JUNE 30, 2024	5,958,757	124	105,474	(2,053)	(97,009)	6,536
BALANCE AS OF JANUARY 1, 2023	1,522,398	88	91,902	(1,577)	(85,780)	4,633
CHANGES DURING THE SIX MONTHS PERIOD ENDED JUNE 30, 2023:
Comprehensive loss for the period	-	-	-	(423)	(5,328)	(5,751)
Issuance of shares and warrants, net of issuance costs of $ 49.	497,426	28	6,238	-	-	6,266
Share-based compensation	53,523	3	1,406	-	-	1,409
BALANCE AS OF JUNE 30, 2023	2,073,347	119	99,546	(2,000)	(91,108)	6,557

*	Less than one thousand U.S. dollars.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Brenmiller Energy Ltd.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(U.S. dollars in thousands)

	Six months ended June 30
	2024	2023
CASH FLOWS - OPERATING ACTIVITIES:
Loss for the period	$(1,581)	$(5,328)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	56	65
Non-cash interest and exchange rate differences, net	(25)	(45)
Fair value adjustment of warrants’ liability	(4,114)	-
Warrants issuance costs	473	-
Share-based compensation	915	1,409
Other	233	-
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses and receivables	187	(353)
Decrease (increase) in inventory	(18)	301
Increase (decrease) in trade payables	(149)	331
Increase in other payables and deferred revenue	159	40
Net cash used in operating activities	(3,864)	(3,580)
CASH FLOWS - INVESTING ACTIVITIES:
Purchase of equipment	(26)	(7)
Installation of a production facility	(225)	(2,090)
Restricted deposit withdrawn	4	3
Other	-	2
Net cash used in investing activities	(247)	(2,092)
CASH FLOWS - FINANCING ACTIVITIES:
Proceeds from issuance of shares and prefunded warrants	5,651	6,087
Proceeds from issuance of warrants’ liability	3,176	-
Fund raising and issuance costs	(856)	(49)
Exercise of options and warrants	3	-
Net cash provided by financing activities	7,974	6,038
NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSITS	3,863	366
EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSITTS	(81)	(134)
CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSITS - BEGINNING OF PERIOD	3,217	6,542
CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSITS - END OF PERIOD	$6,999	$6,774

The accompanying notes are an integral part of these condensed consolidated financial statements.

Brenmiller Energy Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS (cont.)

(UNAUDITED)

(U.S. dollars in thousands)

	Six months ended June 30
	2024	2023

B. Supplemental information:
Investing and financing activities not involving cash flows
Recognition of operating lease liability and right-of-use asset	-	$144
Borrowing costs capitalized	53	72
Reclassification of warrants from liabilities to equity	700	-
Conversion of unpaid salary to Ordinary Shares and warrants	-	228
Reclassification of warrants from equity to liabilities	1,649	-

C. Reconciliation of cash and cash equivalents, and restricted DEPOSITS reported in the statement of financial position
Cash and cash equivalents	$6,966	$6,740
Restricted bank deposits	33	34
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$6,999	$6,774

The accompanying notes are an integral part of these condensed consolidated financial statements.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL:

A.	General description of the Company and its operations

Brenmiller Energy Ltd. (the “Company”) was incorporated and commenced its business operations in Israel in 2012. The Company’s registered offices are in Rosh Ha’Ayin in Israel. On May 25, 2022, the Company’s ordinary shares (the “Ordinary Shares”) were listed and began trading on the Nasdaq Stock Market LLC (“Nasdaq”). On September 11, 2023, the Company’s voluntary delisting of its securities from the Tel Aviv Stock Exchange (“TASE”) took effect (the last trading day was September 7, 2023).

The Company is a technology company that develops, produces, markets and sells thermal energy storage (“TES”) systems based on our proprietary and patented bGen™ technology. The use of the Company’s technology allows electrification and decarbonization of the industrial industry sector resulting in better integration with renewable energy sources and further reduction of carbon emissions. Through 2022, the Company’s main activity was focused on the development of its technology and its application into products and commercial solutions. In 2023, the Company commenced the commercialization of its products and services and is in the process of assembling a new production line to facilitate commercial operations which is planned to commence operation in the second half of 2024.

As of June 30, 2024, the Company has three wholly owned subsidiaries (in Israel, the Netherlands and the United States), that are currently inactive, or are in the early stages of operations (“the Group”).

B.	The impact of the regional war involving Israel

On October 7, 2023, Hamas terrorists invaded southern Israel and launched thousands of rockets in a widespread terrorist attack on Israel. On the same day, the Israeli government declared that the country was at war and the Israeli military began to call-up reservists for active duty, including a few of our employees. Our operations could be disrupted by these and future reserve duty call-ups. While none of our facilities or infrastructure have been damaged since the war broke out on October 7, 2023, the import and export of goods may experience disruptions in and out of Israel as a result of such military conflict and terrorist attacks on the sea routes in the Red Sea region. A prolonged war could result in further military reserve duty call-ups in the future as well as irregularities to our supply chain and the movement of components and raw material into Israel and our finished products exported from Israel. The Company operations, including its production facility, are located in Israel. The war has slowed down the Company’s ability to fully operate the new production facility due to delays in delivery of machinery and shortage in man-power caused by military reserve call-ups, in addition, the Company is required to find alternative sources of materials and supplies and to cope with increasing costs. A negative sentiment may also affect international markets that may, in turn, affect the Company commercially and with regard to its ability to raise funds. Such disruption, including the escalation or expansion to more areas of this war, could materially adversely affect the Company’s business, prospects, financial condition, and results of operations.,

C.	Liquidity

The Company has not yet generated significant revenues from its operations and has an accumulated deficit as of June 30, 2024, as well as a history of net losses and negative operating cash flows. In 2023, the Company commenced the commercialization of its products and services and is currently in the final stages of assembling its new production line that will facilitate the shift in operations from the development stage to commercial operations. However, the Company expects to continue incurring losses and negative cash flows from operations until its products reach profitability.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL (cont.):

C.	Liquidity (cont.)

As a result of these expected losses and negative cash flows from operations, along with the Company’s current cash position, the Company has concluded that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. These condensed financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Management’s plans include the continued commercialization of the Company’s products and services, raising capital through a private and public offerings (including and using of ATM ) and the withdrawal of the second tranche of financing from EIB for the purpose of expanding the production facility capacity and through government grants under approved research and development plans and approved projects. In addition, management is planning to find additional cash sources through additional equity and debt financing (see also Note 8).

There are no assurances however, that the Company will be successful in obtaining the level of financing needed for its operations. If the Company is unsuccessful in commercializing its products and raising capital, it may need to reduce, delay, or adjust its operating expenses, including commercialization of existing products or be unable to expand its operations, as desired.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES:

A.	Basis of presentation:

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with Securities and Exchange Commission (“SEC”)’s Regulation S-X. As permitted under those rules, certain footnotes and other financial information that are normally required by generally accepted accounting principles in the United States ( “U.S. GAAP”) can be condensed or omitted. These financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for a fair statement of its financial position as of and for the periods presented. These condensed consolidated financial statements and notes thereto are unaudited and should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2023. The results of operations for the six months ended June 30, 2024, are not necessarily indicative of results that could be expected for the 2024 fiscal year or any other interim period or for any other future year. All intercompany transactions and balances have been eliminated in consolidation.

B.	Change in functional currency

Effective January 1, 2024 the Company changed its functional currency to the U.S. dollar from the New Israel Shekel (“NIS”). Prior to this change, the Group’s presentation currency used in its consolidated financial statements was the U.S. Dollar ($), while translation differences from NIS were carried to “Other Comprehensive Income or Loss”.

This change was based on the assessment by the Company’s management, that the dollar has become the primary economic environment in which the Company operates, after considering several factors and changes in circumstances in 2023 including inter alia: the commercialization of the Company’s products, changes in the composition of its cost of sales, available funds are mainly denominated in U.S. dollars, and the fact that the Company’s principal source of financing, following the delisting of its shares from trading in TASE, is derived from the U.S. capital markets (Note 5A), and all of the Company’s budgeting is conducted mainly in U.S. dollars. The change in functional currency was accounted for prospectively.

The change in functional currency to the U.S. dollar resulted inter-alia in a reclassification of the Company’s certain equity-classified warrants (whose fair value as of January 1, 2024 was $1,649 thousand), to liabilities due to their NIS-denominated exercise price. See also Note 5A, as to changes in the currency of exercise price made during the reporting period.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.):

C.	Use of estimates in the preparation of financial statements:

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Estimates are primarily used for, but not limited to, valuation of share-based compensation, useful lives of property, plant and equipment and royalty liabilities. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the unaudited condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates, and such differences may have a material impact on the Company’s financial position or results of operations.

D.	Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of trade and other receivables, and cash, cash equivalents and restricted deposits held at financial institutions.

The Company places its cash and cash equivalents, bank deposits and restricted deposits in high credit quality financial institutions. In general, customers are not required to provide collateral or any other security to support accounts receivable but are required to make advances with the advancement of projects.

Current expected credit loss expense is $289 thousand and $NIL. thousand, for the six month periods ended June 30, 2024 and 2023, respectively.

E.	New Accounting Pronouncements

ASU 2023-09—Income Taxes (Topic 740), effective for the Company for annual periods commencing on or after December 15, 2025, and ASU 2023-07—Segment Reporting (Topic 280), effective annual periods commencing on or after December 15, 2023, and for interim periods, on or after December 15, 2024, will require improvements to Income Tax and Reportable Segment disclosures. These are not expected to have a material effect on the consolidated financial statements as a result of their future adoption.

NOTE 3 - Fair value measurements

Fair value is based on the price that would be received from the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, the guidance establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are used when little or no market data is available.

The carrying amount of the cash and cash equivalents, restricted deposits, trade receivable, trade payables, other receivable and EIB loan, approximates their fair value.

As of June 30, 2024, except for warrants liability of $11 thousand (Note 5A(1); level 2 in the hierarchy), and December 31, 2023, the company has no financial instruments measured at fair value.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVENTORY:

Comprised as follows (U.S. dollars in thousands):

	June 30, 2024	December 31, 2023

Work in progress	$565	$546
Raw materials	60	61
	$625	$607

NOTE 5 - EQUITY:

A.	Share capital and warrants

1)	On January 1, 2024, as a result of the change in the functional currency of the Company (Note 2B.) all outstanding warrants issued under private placements on February 16, 2023 and June 15, 2023 that had exercise price denominated in NIS, could have not been considered anymore as indexed to the Company’s own shares, and therefore were reclassified from equity to liabilities at their fair value of $1,649 thousand (valued, as of that date, using the Black - Scholes pricing model).

Subsequently, and after receiving the approval of the warrants holders (except for two individuals) to fix the exercise price of such warrants in US Dollars terms (converted from NIS to US Dollars based on the exchange rate as of May 16, 2024), and after the approval of the Board of Directors of the Company, on May 23, 2024, all consented warrants were reclassified to equity at their present fair value of $219 thousand (valued at modification date under the Black - Scholes pricing model, under the following assumptions: risk free interest rate 4.53%-4.71%, expected term 3.6-4 years, expected price volatility of 100%-103%, fair value of an ordinary share of $1.55 and 0% dividend yield); consequently, the Company recognized $1,419 thousand in financial income for the period, resulting from the change in fair value of the warrants’ liability. The remaining liability of $11 thousand is presented among long-term liabilities.

2)	On January 25, 2024, the Company closed a public offering under which it completed the issuance and sale of 240,000 Ordinary Shares, no par value per share of the Company at a price of $4.50 per share, pre-funded warrants at a price of $4.4999, to purchase 648,890 Ordinary Shares (which were all exercised into shares on May 17, 2024) and warrants to purchase 888,890 Ordinary Shares at an exercise price of $5.00 per share. The Warrants were exercisable immediately and will expire five years from the date of issuance. The Pre-Funded Warrants were exercisable immediately at a price of $0.0001 per share and were exercisable until exercised in full.

The Ordinary Shares, Warrants and Pre-Funded Warrants were offered and sold pursuant to an effective Registration Statement on Form F-1, as amended. The aggregate gross proceeds from this offering were approximately $4.0 million before deducting placement agent fees of $280 thousand and other fund-raising expenses, of $316 thousand.

Following their issuance, the Company determined that some of the features of the warrants, did not meet the “indexed to Company’s own stock” criteria, and are therefore precluded from equity classification. Consequently, the gross proceeds received in the offering were initially allocated to the warrant’s that were classified as a liability, based on their fair value, and the residual was allocated to the shares and the prefunded warrants. Upon issuance, the warrants were valued at $3,176 thousand using the Black-Scholes pricing model, under the following assumptions: fair value of an ordinary share - $4.89, expected option term of 5 years, expected price volatility of 93%, risk-free annual interest rate of 4.51% and dividend yield of 0%.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - EQUITY (cont.):

A.	Share capital and warrants (cont.)

Issuance costs were proportionally allocated to the issued financial instruments based on the proceed amounts allocated to such instruments. Consequently, $473 thousand of issuance costs, that were allocated to the warrants, were carried directly to financial expenses.

The features of these warrants were amended under an agreement with the holding investor which became effective on June 6, 2024. Consequently, the Company reclassified these warrants to equity at their fair value of $481 thousand (valued under the Black - Scholes pricing model under the following assumptions: : risk free interest rate 4.3%, expected term 4.6 years, expected price volatility of 100%, fair value of an ordinary share of $1.07 and 0% dividend yield) and recognized financial income from the change in their fair value of $2,695 thousand.

3)	On April 10, 2024, the Company filed a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register additional 500,000 Ordinary Shares, in the aggregate, issued or reserved for issuance under the 2013 Option Plan.

4)	The following table presents the outstanding warrants, as of June 30, 2024 and their terms:

Date of issuance	Number of outstanding warrants		Exercise price for one Ordinary share	Expiration date
February 16, 2023	181,575		$16.66	February 1, 2028
February 16, 2023	52,251	(*)	NIS 61.3	February 1, 2028
January 24, 2023	14,822	(*)	NIS 61.3	January 24, 2025
June 15, 2023	248,778		$12.0	June 12, 2028
January 25, 2024	888,890		$5.0	January 25, 2029

(*)	Presented as a warrants’ liability in the balance sheet, see note A(1) above.

5)	During the first half of 2024, under the agreement with a A.G.P./Alliance Global Partners (the “Sales Agent”), the Company issued 2,798,421 ordinary shares, for a total consideration of approximately $4.8 million; agent commissions and other issuance costs amounted $260 thousand.

B.	Share-based payment:

During the six month period ended June 30 2024, the Company granted 115,635 fully vested RS to service providers, valued $158 thousand and granted bonuses to employees and service providers, in share based payment valued under the Black - Scholes pricing model at $ 535 thousand, which included 222,034 fully vested RS (which were formally issued subsequent to June 30, 2024), and 24,544 fully vested options exercisable at $0.01 per share to 24,544 Shares (to service providers; valued at $53 thousand). An additional bonus valued at $89 thousand is awaiting shareholder meeting approval (required under Israeli Law) and therefor was not yet recognized as an expense for the period. Aforesaid approval was obtained on August 8, 2024.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - EQUITY (cont.):

B.	Share based payments (cont.)

Information on the share option awards outstanding and the related weighted average exercise price as of and for the Six months ended June 30, 2024, are presented in the table below:

Relating to options:	Number of potential Ordinary Shares	Exercise price range*	Aggregate Intrinsic value
Outstanding at beginning of the period	133,976	$0.82 - $247.1	$57,959
Granted	27,544	$0.01 - $10.7	$53,015
Exercised**	(1,805)	$1.60	$7,565
Forfeited	(4,272)	$40.0 - $62.2	-
Expired	(5,360)	$38.3 - $48.6	-
Outstanding at end of the year	150,083	$0.01 - $247.1	$23,525
Exercisable at end of the year	114,535	$0.01 - $247.1	$23,525

*	Per 1 Ordinary Share of with no par value. Exercise price is quoted in denominated currency (see also Note 2B).

**	Average share price for options exercised in 2024 – $ 5.79.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - EQUITY (cont.):

B.	Share-based payment: (cont.)

The following table summarizes information about stock-based awards outstanding and exercisable at June 30, 2024:

	Outstanding		Exercisable
Exercise price range	Number of potential Ordinary Shares	Weighted average remaining contractual life (years)	Number of potential Ordinary Shares	Weighted average remaining contractual life (years)
$10.7 - $0.01	39,083	5.9	36,083	6.2
$61.4 - $40.0	55,375	6.4	37,683	6.3
$76.7	19,425	1.0	14,569	1.0
$ 100	6,200	4.0	6,200	4.0
$123.5; $185.3; $247.1	30,000	7.7	20,000	7.7
$0.01 - $247.1	150,083	5.8	114,535	5.7

Share-based compensation expense for the periods ended June 30, 2024 and 2023 was as follows (U.S. dollars in thousands):

	Six months ended June 30
	2024	2023

Cost of revenue	8	68
Research and development	292	379
Sales and marketing	124	209
General and administrative	491	753
Total share-based compensation expenses	915	1,409

As of June 30, 2024, there is an unrecognized share-based compensation expense of $152 thousand to be recognized over the average remaining vesting period of 1 years.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - EQUITY (cont.):

B.	Share-based payment: (cont.)

The calculated fair value of options granted was estimated using the Black-Scholes pricing model with the following assumptions:

	Six months period ended June 30
	2024	2023
Risk-free interest rate	3.92%-4.4%	4.75%
Expected option term (in years)	3-5	10.0
Expected price volatility	96%-103%	76%
Fair value of an ordinary share	$2.17-$6.10	NIS 32.6
Dividend yield	0%	0%

NOTE 6 - Certain transactions:

A.	Joint cooperation agreement with an Israeli Beverage Producer (“Tempo”)

The initial stage of planning of the TES facility to be constructed on Tempo’s premises commenced on June 10, 2024, investments to date are immaterial.

B.	Wolfson Medical Center

Under the agreement with the Wolfson Medical Center signed in January 2024 (as described in the 2023 annual consolidated financial statements), the Company is in the process of obtaining the regulatory permission to the construction of the TES system on the hospital grounds.

C.	Product & Service Distribution Agreement

On June 3, 2024, the Company entered into an agreement with a United States domiciled third party, that will act as an exclusive distributor of the Company’s products and services in certain US states in North America (“the Distributor”), for a period of 5 years, subject to the Distributor’s achievement of certain targets, milestones and KPIs for each year within the term. Having achieved these targets and milestones, the agreement will be extended for additional 5 years.

In addition to payments for the Company’s products and services, the Company shall be entitled to royalties of 10% from the net price attributed to any customer for sale of products and services (net price - net of payments to the Company on purchase orders and O&M service agreements).

The Company may yet establish local bGen TES System manufacturing capabilities in the territory or offer sale prospects and/or customers in the territory various forms of EaaS (Energy as a Service) business model without limitation, which does not preclude the Distributor’s right to receive equipment profit margin.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SUPPLEMENTRY FINANCIAL STATEMENT INFORMATION

A.	REVENUES:

In the six month period ended June 30, 2023, the Company recognized revenue from engineering services provided to a customer in Europe (100%).

Revenue recognized that was included in the contract liability balance (deferred revenue) at the beginning of the reported interim periods ended June 30, 2024 and 2023, amounts to $ NIL thousand and $175 thousand, respectively. As of June 30, 2024 $387 thousand of the amount of deferred revenue is expected to be recognized during second half of 2024.

B.	COST OF REVENUES (U.S. dollars in thousands):

	Six months ended June 30,
	2024	2023
Salary and related expenses	-	392
Consultants and subcontractors	-	112
Royalties	-	79
	-	583
Operating costs not attributed to projects (mainly salary and related expenses) *	408	610
	408	1,193

*	Cost and expenses relating to periods in which the plant did not operate in full capacity.

C.	RESEARCH AND DEVELOPMENT, NET (U.S. dollars in thousands):

	Six months ended June 30,
	2024	2023
Salary and related expenses	1,363	1,332
Consultants and subcontractors	210	188
Expenditure on materials	39	59
Depreciation and other	19	53
Office maintenance	177	173
	1,808	1,805
Less - Government Grants	-	(94)
	1,808	1,711

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SUPPLEMENTRY FINANCIAL STATEMENT INFORMATION (cont.):

D.	SELLING AND MARKETING (U.S. dollars in thousands):

	Six months ended June 30,
	2024	2023

Salary and related expenses	439	548
Office maintenance	18	18
Project Promotion	21	32
Consultants	51	59
Other	87	30
	616	687

E.	GENERAL AND ADMINISTRATIVE (U.S. dollars in thousands):

	Six months ended June 30,
	2024	2023

Salary and related expenses	934	1,322
Office maintenance	91	88
Consultants and insurance	945	903
Allowance for credit losses	289	-
Depreciation and other	54	96
	2,313	2,409

F.	OTHER INCOME (EXPENSES), NET

Due to the continued efforts and difficulties involved in selling the remaining asset from the closure of the Rotem 1 project, the Company’s management decided to write off its remaining value of $229 thousand, which is included in the other operating expenses of the period.

G.	OTHER FINANCIAL INCOME AND EXPENSES, NET (U.S. dollars in thousands):

Financial income:

	Six months ended June 30,
	2024	2023
Interest income	76	90
Fair value adjustments of warrants (Note 5A)	4,114	-
Warrants issuance costs	(473)	-
Exchange rate differences, Net	172	56
Bank fees	(10)	(7)
Other adjustment of royalty obligation	-	20
	3,879	159

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SUPPLEMENTRY FINANCIAL STATEMENT INFORMATION (cont.):

H.	Loss per ordinary share:

Basic loss per share is computed by dividing net income or loss, by the weighted-average number of Ordinary Shares outstanding during the period, including prefunded warrants with token exercise price (“penny” warrants). Diluted loss per share is based on the weighted average number of Ordinary Shares used for basic computation, as the inclusion of any potential Ordinary Shares in the reported years would be anti-dilutive.

Potentially dilutive Ordinary Shares result from the assumed exercise of options and warrants, using the “treasury stock” method, and the assumed vesting of restricted shares.

Basic and diluted loss per share is computed as follows:

	Six months ended June 30,
	2024	2023
Numerator ($ in thousands):
Net loss for the year, as reported, attributable to shareholders	(1,581)	(5,328)
Denominator (Ordinary Shares in thousands)
Weighted average number of shares outstanding during the year*	2,941,377	1,749,876
Weighted average number of potential shares under prefunded warrants with token exercise price (“penny” warrants)	568,951	15,266
Denominator for basic and diluted loss per share - weighted number of Ordinary Shares	3,510,328	1,765,142

Basic and dilutive loss per Ordinary Share (in dollars)	(0.45)	(3.02)

*	Including the equivalent of the weighted average number of fully vested restricted shares granted during the period of six month ended June 30, 2024 (see Note 5B) of 55,202 shares, that were formally issued subsequent to June 30, 2024).

For the reported periods, all outstanding options and warrants have been excluded from the calculation of the diluted net loss per share since their effect was anti-dilutive.

These include as of June 30, 2024: Share option and warrants exercisable to 1,500,317 Ordinary Shares that, as of June 30, 2024 that have zero effect under the treasury stock method, and share options that are “in the money” exercisable to 11,539 Ordinary Shares.

NOTE 8 - SUBSEQUENT EVENTS:

A.	On July 8, 2024, the Company signed an amendment to the credit facility agreement with the European Investment Bank (“EIB”). Following the Amendment, the availability of the second tranche of €3.5 million to the expansion of the Company’s plant, was extended by one year (to March 31, 2025), subject to certain conditions, with a 5.0% fixed annual interest rate.

Brenmiller Energy Ltd.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - SUBSEQUENT EVENTS (Cont.):

B.	On August 4, 2024, the Company entered into a definitive securities purchase agreement with Alpha Capital Anstalt (“Alpha”) for a private placement of 1,000,000 Ordinary Shares at a price of $1.05 per share. The closing of the private placement is subject to certain conditions, including obtaining consent from an existing lender within 90 days of signing the agreement.

Under the terms of the agreement, the investor will have a one-time future investment right, from the date hereof until the date that is 12 months after the closing date, to subscribe for an additional 1,000,000 Ordinary Shares (or at the election of the Investor pre-funded warrants to purchase up to 1,000,000 Ordinary Shares in lieu of Ordinary Shares) at a price of $2.50 per ordinary share (or pre-funded warrant), in a private placement. This future investing right will trigger upon the Company’s Ordinary Shares closing on Nasdaq at or above $2.50 per ordinary share (“trigger date”). Any Investor that desires to undertake such future investment shall notify the Company in writing no later than 4:00pm (New York City time) on the fifth (5th) business day following the trigger date. Under the terms of the agreement the parties have also undertaken certain restriction with regard to exercise of rights, so that the investor would not beneficially own in excess of the beneficial ownership limitation of 24.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law, 1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, provide that a company may indemnify an officeholder against the following liabilities and expenses incurred for acts performed by him or her as an officeholder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an officeholder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such officeholder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an officeholder in connection with an Administrative Procedure under the Israeli Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees or payment required to be made to an injured party, pursuant to certain provisions of the Israeli Securities Law. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Israeli Securities Law.

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an officeholder.

The Companies Law also permits a company to undertake in advance to indemnify an officeholder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

Under the Companies Law, exculpation, indemnification and insurance of officeholders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of officeholders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Indemnification letters, covering indemnification and insurance of those liabilities imposed under the Companies Law and the Israeli Securities Law, as discussed above, were granted to each of our officeholders and were approved for any future officeholders.

The maximum indemnification amount set forth in such letters to all of our officeholders is limited to an amount equal to the higher of (i): $5,000,000; and (ii) 25% of our total shareholders’ equity, neutralizing a provision made for such indemnification, as reflected in our most recent financial statements (annual or quarterly) prior to the date on which the indemnity payment is made. The maximum amount set forth in such letters is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and officeholders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an officeholder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an officeholder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association provide that we may exculpate, in whole or in part, any officeholder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exculpate and release our officeholders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Exculpation letters were granted to each of our officeholders and were approved for any future officeholders.

Limitations

The Companies Law provides that we may not exculpate or indemnify an officeholder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the officeholder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the officeholder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the officeholder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) an act committed with the intention of making a personal profit unlawfully; or (4) any fine, monetary sanction, penalty or forfeit levied against the officeholder.

Under the Companies Law, exculpation, indemnification and insurance of officeholders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exculpate (subject to the aforesaid limitation), indemnify and insure our officeholders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since October 28, 2021, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On October 31, 2021, the Board approved the grant, under the 2013 Plan, of 486,500 non-marketable share options to 26 employees and advisors (three of which are officers of the Company), under the 2013 share options plan of the Company. Every twenty options are realizable into 1 Ordinary Share of the Company (subject to adjustments), for NIS 194, in a cashless exercise manner, in which the grantor will receive Ordinary Shares that reflect the benefit component in the realized options. The option vest in three equal portions over a period of three years.

On December 30, 2021, pursuant to the First Closing of the 2021 Private Placement, we issued 167,031 Ordinary Shares to Alpha Capital Anstalt Clover Alpha L.P., Clover Wolf Capital Limited Partnership and More Provident Funds Ltd. and 151,765 Ordinary Shares and 15,266 prefunded warrants were issued on May 24, 2022, at the Second Closing. The aggregate gross proceeds from the full Closing of the 2021 Private Placement were approximately $15 million. The 15,266 prefunded warrants were exercised on July 7, 2023.

In connection with the 2021 Private Placement, the Company paid transaction fees to a third party consisting of cash consideration of $275 thousand and non-marketable options, exercisable into 5,360 Ordinary Shares of the Company, for an exercise price of NIS 141.8 per one Ordinary Share.

On February 9, 2022, the annual and special shareholders’ meeting of the Company approved grants to the below key management personnel of options to purchase Ordinary Shares, as follows:

Mr. Avraham Brenmiller	150,000 options
Mr. Nir Brenmiller	75,000 options
Mr. Doron Brenmiller	75,000 options

The options vest in three equal bunches over a period of three years. Every 10 option are exercisable into one Ordinary Share, with the following exercise prices: the first bunch is exercisable at NIS 400 (approximately $123.5) per ordinary share; the second bunch is exercisable at NIS 600 (approximately $185.3) per ordinary share; and the third bunch is exercisable at NIS 800 (approximately $247.1) per ordinary share. Conversion rates are based on the exchange rate on February 9, 2022, when approved.

On February 9, 2022, the board of directors approved the grant of 25,000 options to purchase 2,500 Ordinary Shares to an employee of the Company, based on the terms of the 2013 options plan.

On August 25, 2022, the special general meeting of shareholders pursuant to the recommendation of the Compensation Committee and the recommendation of the board of directors, approved the following grants to the below key management personnel of options to purchase Ordinary Shares, as follows:

Mr. Avraham Brenmiller	225,000 options
Mr. Eitan Machover(1)	30,000 options
Mrs. Nava Swersky Sofer	30,000 options
Mr. Yoav Kaplan(2)	30,000 options
Mr. Ziv Dekel	30,000 options
Mrs. Chen Franco-Yehuda	30,000 options

(1)	Mr. Machover term expired on October 16, 2023. Mr. Machover’s options will expire within three months from the end of his term.

(2)	Mr. Kaplan resigned from the board of directors effective on November 1, 2022, and his options were forfeited

The options vest in three equal bunches over a period of three years. Each 10 options are exercisable into one Ordinary Share, each exercisable at NIS 137.8 (approximately $38) per ordinary share.

On November 17, 2022, and November 23, 2022, the Compensation Committee and the board of directors, respectively, approved and voted to recommend that the Company’s shareholders approve the conversion of certain salary payments due and owing to Mr. Avraham Brenmiller, our Chief Executive Officer, into equity under the same terms as the 2022 Private Placement. Accordingly, following shareholder approval on January 24, 2023, on February 5, 2023, we issued to Mr. Brenmiller 14,822 Ordinary Shares and warrants to purchase up to 14,822 Ordinary Shares, at an exercise price of NIS 61.3 per Ordinary Share exercisable for a period of two years.

On January 19, 2023, and On September 09, 2023 the board of directors approved the issuance of 7,978 and 19,137 restricted shares respectively to certain service providers, of which 9,157 Ordinary Shares were issued in 2023 and an additional 15,635 Ordinary Shares were issued in January, 2024.

On February 16, 2023, the Company completed the 2022 Private Placement and the Additional Investment, resulting in gross proceeds of $3.59 million, based on an exchange rate of NIS/USD 3.438 published on November 28, 2022 (the exchange rate on the day prior to the signing of the 2022 Private Placement) and issuance of an aggregate of 233,826 units, each consisting of one Ordinary Share and one non-registrable and non-tradeable warrant at a price of NIS 53.3 ($15.5) per each issued Unit. Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 ($17.8) per warrant for a term of five (5) years from the issuance date of the offered warrants.

On June 12, 2023, we entered into a definitive securities purchase agreement with Snowdrop Holding SA for the issuance and sale in a private placement offering of 248,778 units, each unit consisting of one Ordinary Share and one non-tradeable warrant to purchase one Ordinary Share at a price per unit of $10.0, for aggregate gross proceeds of approximately $2.5 million. The warrants have an exercise price of NIS 44 (approximately $12) per warrant and may be exercised beginning on June 12, 2024, until June 12, 2029. The offering closed on June 15, 2023.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
1.1&	Form of Placement Agency Agreement
3.1	Amended and Restated Articles of Association of Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 99.1 to our Report of Foreign Private Issuer on form 6-K (File No. 001-41402) filed with the SEC on December 5, 2023)
4.1&	Form of Warrant
4.2&	Form of Pre-Funded Warrant.
5.1&	Opinion of Sullivan & Worcester Israel (Har-Even & Co.), Tel Aviv, Israel, Israeli counsel to Brenmiller Energy Ltd.
5.2&	Opinion of Sullivan & Worcester LLP, U.S. counsel to Brenmiller Energy Ltd.
10.1+	English translation of Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-1 (File No. 333-264398) filed with the SEC on April 21, 2022).
10.2+	Brenmiller Energy Ltd. Stock Option Plan as amended on January 4, 2023 (incorporated herein by reference to our Registration Statement on Form S-8 (File No. 333-272266) filed with the SEC on May 30, 2023).
10.3+	Brenmiller Energy Ltd. Compensation Policy (incorporated herein by reference to Exhibit 4.3 to our Annual Report on Form 20-F (File No. 001-41402) filed with the SEC on March 18, 2024).
10.4	English translation of Founders’ Agreement, dated December 21, 2021, by and between Brenmiller Energy Ltd., Rani Zim Holdings (Pty.) Ltd., Yolan Properties and Investments (Pty.) Ltd. and Yoram Cohen (incorporated herein by reference to Exhibit 10.5 to our Registration Statement on Form F-1 (File No. 333-264398) filed with the SEC on April 21, 2022).
10.5	Finance Agreement, dated March 31, 2021, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022).
10.6	Amendment No. 1 to the Finance Agreement, dated November 25, 2021, by and between The European Investment Bank and Brenmiller Energy Ltd (incorporated herein by reference to Exhibit 10.2 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022).
10.7	Amendment No. 2 to the Finance Agreement, dated July 14, 2022, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.3 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022)
10.8	Amendment No. 5 to the Finance Agreement, dated July 8, 2024, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on July 15, 2024)
10.9&	Form of Securities Purchase Agreement
10.10	Private Placement Agreement between Brenmiller Energy Ltd. and Alpha Capital Anstalt, dated August 4, 2024 (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on August 6, 2024)
21.1*	List of Subsidiaries.
23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited independent registered public accounting firm.
23.2&	Consent of Sullivan & Worcester Israel (Har-Even & Co.), Tel Aviv, Israel (included in Exhibit 5.1).
23.3&	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).
24.1*	Power of Attorney (included on signature page to the Registration Statement on Form F-1).
107&	Filing Fee Table.
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.
&	Previously filed.
+	Management contract or compensatory plan or arrangement.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Haayin, Israel on October 28, 2024.

BRENMILLER ENERGY LTD.

By:	/s/ Avraham Brenmiller
Avraham Brenmiller
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Brenmiller Energy Ltd. hereby constitute and appoint each of Avraham Brenmiller and Ofir Zimmerman with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Avraham Brenmiller	Chief Executive Officer, Director, Chairman of the Board of Directors	October 28, 2024
Avraham Brenmiller	(Principal Executive Officer)

/s/ Ofir Zimmerman	Chief Financial Officer	October 28, 2024
Ofir Zimmerman	(Principal Financial and Accounting Officer)

/s/ Zvi Joseph	Director	October 28, 2024
Zvi Joseph

/s/ Doron Brenmiller	Director	October 28, 2024
Doron Brenmiller

/s/ Nava Swersky Sofer	Director	October 28, 2024
Nava Swersky Sofer

/s/ Nir Brenmiller	Director	October 28, 2024
Nir Brenmiller

/s/ Michael Korner	Director	October 28, 2024
Michael Korner

/s/ Chen Franco-Yehuda	Director	October 28, 2024
Chen Franco-Yehuda

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Brenmiller Energy Ltd., has signed this registration statement on October 28, 2024.

Puglisi & Associates

By:	/s/ Greg Lavelle
Managing Director